As filed with the Securities and Exchange Commission on February 12, 2001
                                                      Registration No. 333-46248
================================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                  __________

                                Amendment No. 2
                                      to
                                   Form S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                  __________

                                   ATG INC.
            (Exact name of registrant as specified in its charter)

            California                         4955                    94-2657762
     (State or jurisdiction of      (Primary Standard Industrial      IRS Employer
   incorporation or organization)    Classification Code Number)   Identification No.)

                            47375 Fremont Boulevard
                           Fremont California 94538
                                (510) 490-3008

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Doreen M. Chiu
                     President and Chief Executive Officer
                            47375 Fremont Boulevard
                           Fremont, California 94538
                                 (510) 490-3008

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                _______________

                          Copies of communications to:
                             J. BRAD WIGGINS, ESQ.
                           CHRISTINA LYCOYANNIS, ESQ.
                               TORRIE BYERS, ESQ.
                                Miller & Holguin
                     1801 Century Park East, Seventh Floor
                         Los Angeles, California 90067
                                 (310) 556-1990
                                ________________

        Approximate date of commencement of proposed sale to the public:
 As soon as practicable after the effective date of this registration statement

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                  Calculation of Additional Registration Fee

---------------------------------------------------------------------------------
                                        Proposed
Title of each                           maximum        Proposed
class of                               offering        maximum        Amount of
securities to          Amount            price        aggregate     registration
be registered     to be registered      per unit     offering price      fee
---------------------------------------------------------------------------------
Common Stock     339,300 shares(1)     $1.125(2)     $381,712.50       $95.43
---------------------------------------------------------------------------------

(1) The Registration Statement as originally filed on September 20, 2000 covered the sale of 2,942,500 shares, for which a registration fee of $1,844.95 was paid. This Amendment No. 2 covers an additional 339,300 shares, resulting in an additional registration fee as shown in the table.

(2) Estimated solely for the purpose of calculating the registration fee, and based, pursuant to Rule 457(c), on the average of the high and low prices of the Registrant's Common Stock as reported by Nasdaq for February 5, 2001, which date is within 5 business days prior to the initial filing date of this Amendment to the Registration Statement.

_______________________________________________________________________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

_______________________________________________________________________________

Prospectus


                Subject to Completion, Dated February 12, 2001


                                    ATG INC.
                        3,281,800 Shares of Common Stock

  Shareholders of ATG Inc may offer and sell up to 3,281,800 shares of ATG common stock. The selling shareholders may, from time to time, offer their shares through public or private transactions at prevailing market prices or privately negotiated prices. See "Sales by Selling Shareholders."

  ATG's common stock is traded on the Nasdaq National Market under the symbol "ATGC." On January 25, 2001, the last reported sale price of our common stock on Nasdaq was $1.4375. We will not receive any proceeds from the offering.

  The selling shareholders do not plan to use any underwriter or broker-dealer to assist in the offering.

  Our principal executive offices are located at 47375 Fremont Boulevard, Fremont, California 94538, and our telephone number is (510) 490-3008.

                                  ___________

  The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. The selling shareholders may not sell these securities until the registration statement is effective. This prospectus is not an offer to sell or a solicitation of an offer to buy securities in any state or other jurisdiction where the offer or sale would be unlawful.

  An investment in these securities is risky. You should purchase these securities only if you can afford to lose your entire investment. See "Risk Factors" beginning on page 3 for a discussion of factors you should consider before you invest in these securities.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of disclosures in this prospectus. Any representation to the contrary is a criminal offense.

                    This prospectus is dated ________, 2001.

                               TABLE OF CONTENTS

                                                                                         Page
Risk Factors...........................................................................     3
Caution about Forward-Looking Statements...............................................     8
Sales by Selling Shareholders..........................................................     9
Use of Proceeds........................................................................    13
Market for Registrant's Common Equity and Related Stockholder Matters..................    14
Dividend Policy........................................................................    14
Determination of Offering Price........................................................    14
Selected Consolidated Financial Data...................................................    15
Management's Discussion and Analysis of Financial Condition and Results of Operations..    17
Business...............................................................................    28
Management.............................................................................    48
Certain Relationships and Related Party Transactions...................................    58
Security Ownership of Certain Beneficial Owners and Management.........................    60
Plan of Distribution...................................................................    61
Description of Securities..............................................................    63
Legal Matters..........................................................................    66
Experts................................................................................    66
Where You Can Find More Information....................................................    66
Index to Consolidated Financial Statements.............................................   F-1


  We have not authorized anyone to give you any information or make any representations other than those contained in this prospectus. You should rely only on the information and representations given in this prospectus.

  The information included in this prospectus is subject to change; however, the selling shareholders will be required to provide you with an amended prospectus or a prospectus supplement to inform you of any change that is material to an investment decision.

  The selling shareholders reserve the right to reject any offer to purchase shares.

                                  RISK FACTORS

  An investment in shares of ATG common stock involves a high degree of risk. You should carefully consider the following factors and the other information contained in this prospectus before deciding to invest.

  We are in default under one of our credit facilities; as a result, our lenders could at any time elect to accelerate repayment of all amounts owed under the credit facilities. ATG is in violation of a requirement under one of its credit facilities to make a mandatory paydown of approximately $5,750,000 by June 30, 2000, is late in paying $269,000 interest due October 31, 2000, $252,343 interest due November 30, 2000, $243,931 interest due December 31, 2000 and $257,183 interest due January 31, 2001 under its credit facilities, and is in violation of financial covenants in the credit facility agreements. ATG also was unable to pay a $1,500,000 short-term loan from an individual lender which was originally due on October 5, 2000 and was subsequently extended to December 15, 2000. ATG is seeking to obtain an extension of the December 15, 2000 due date, but to date has not obtained this extension. ATG will not be able, without obtaining concessions from its banks or obtaining new financing, to make the mandatory $5,750,000 paydown, to bring its interest payments current, to comply with current financial covenants in the credit facility agreements or to repay its $1,500,000 loan. At any time ATG's lenders could elect to enforce their rights and remedies under the credit facilities agreements to accelerate
repayment of all amounts owed.   ATG does not have the funds to repay all its
loans if the lenders accelerate repayment. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

  We may not be able to continue as a going concern if our lenders elect to accelerate the payment of indebtedness under our credit facilities. Since we do not currently have sufficient funds to repay all of our indebtedness under our credit facilities, we may not be able to continue as a going concern if our lenders elect to accelerate payment under the credit facilities. In that case, we would likely become insolvent and subject to voluntary or involuntary bankruptcy proceedings, and the value of our equity securities, including the shares of common stock offered under this prospectus, would likely be significantly diminished. The report of our independent auditors appearing on page F-2 of this prospectus includes a "going concern" qualification.

  If we cannot raise additional capital, we will need to curtail or scale back our planned expansion. We believe that ATG will need additional financing for working capital and capital expenditure requirements in order to implement its
long-term business plan.   If we are not successful in raising additional
working capital we may not be able to implement and complete thermal demonstration testing of our Richland, Washington mixed waste facility which is currently scheduled for testing in 2001 and to make mandatory paydowns and payoffs of loans currently due or which will be due in 2001. Our working capital deficit as of September 30, 2000 is $20.5 million, a decrease of $23.8 from working capital of $3.3 million at December 31, 1999. The working capital excludes restricted cash of $1.0 million and accounts payable of $1.0 million at September 30, 2000, and restricted cash of $16.0 million and accounts payable of $3.5 million at December 31, 1999, that are exclusively for the construction of
ATG's Richland, Washington facility.   If we are not successful in raising
additional capital, we may need to curtail or scale back our planned operation of this facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

  We have experienced a downward trend in our revenue and net income for fiscal 2000. To date, we have experienced a downward trend in revenue and net income for fiscal 2000 compared to fiscal 1999, and those trends will continue if we cannot generate significant additional revenues in our Oak Ridge, Tennessee and Richland, Washington facilities. ATG recorded revenue of $33.0 million and a net loss of $1.6 million for the nine months ended September 30, 2000, compared to revenue of $45.6 million and net income of $4.2 million for the same period in 1999. The decrease in revenue and net income was principally due to a major shortfall in receipts from spent ion exchange resin at our Oak Ridge facility in the first and second quarter of fiscal 2000, a consolidation of our operations and workforce reduction at our Oak Ridge facility in the second quarter of fiscal 2000, and the transition of our thermal waste processing system at our Oak Ridge facility to a more cost effective non-thermal resin decontamination
process which commenced in the second quarter of fiscal 2000.   As a result of
the restructuring of the Oak Ridge facility, ATG recorded a $500,000 inventory writedown charge to cost of revenue and a $1.9 million restructuring charge in the second quarter of fiscal 2000. Additionally, ATG has completed construction and is processing low level mixed waste steams as we prepare for demonstration testing in 2001 of our new thermal mixed waste facility in Richland, Washington. While we anticipate an increase in revenue and net income for fiscal 2001 at both our Oak Ridge and Richland facilities, in the absence of significant revenue generation at these facilities, ATG will continue to experience this downward trend in revenue and net income for the foreseeable future.

     The book value and earnings per share of our common stock may be diluted significantly and the price of our common stock may also decline because of our current and future obligations to issue additional shares of common stock to the selling shareholders, holders of outstanding options and warrants, and purchasers in future equity financings. Under agreements with the selling shareholders, ATG is currently required to issue a total of 113,099 shares and may be required to issue up to a maximum of 339,300 shares of common stock to the selling shareholders without payment of additional consideration. ATG may also be required to issue up to a total of 1,616,000 shares of common stock upon the exercise of outstanding warrants and options, which on December 31, 2000 had a weighted average exercise price of $4.32 per share. Additionally, because of existing defaults on our credit facility, we will likely be required to raise significant additional financing in the near future through the sale of equity securities, which could have a further dilutive effect. See "Description of Securities - Common Stock."

  We may not be able to comply with all of the environmental and other regulatory requirements applicable to our business, which could prevent us from operating our business according to our business plan. If we fail to timely obtain, or to comply with the conditions of applicable federal, state and local governmental licenses, permits or approvals for our waste treatment facilities and services, we could be prevented from operating our facilities and providing
services, resulting in a significant loss of revenue.   We are scheduled to
complete our thermal demonstration testing to receive approval to become fully operational at our processing facility for low-level mixed waste in Richland,
Washington in 2001.   Currently, the regulatory authorities are
allowing ATG to process contracted waste streams as we prepare for demonstration testing. If our demonstration testing of the Richland facility does not meet governmental standards, this would delay or prevent this facility from becoming operational for thermal decontamination of mixed waste, resulting in a loss of significant revenue potential at this facility. In addition, licenses, permits and approvals for our existing, operational facilities and services are subject to revocation or modification under a variety of circumstances. As our business expands and as we introduce new technologies, we will be required to obtain additional operating licenses, permits or approvals. We may also be required to obtain additional operating licenses, permits or approvals if new environmental legislation or regulations are enacted or existing legislation or regulations are amended, reinterpreted or enforced differently than in the past. Any new governmental requirements which raise compliance standards may require us to modify our waste treatment technologies to conform to more stringent regulatory requirements. We may not be able to continue to comply with all of the environmental and other regulatory requirements applicable to our business.

  We may not be able to grow our business if we cannot develop commercially viable technologies for treatment of wastes in a manner which is responsive to our clients' requirements. Our future growth is dependent upon our ability to implement our technologies for the treatment of low-level radioactive waste, low-level mixed waste and other waste, particularly our vitrification technologies and technologies for treatment of ion exchange resin waste streams, in a manner which makes them commercially viable and responsive to our clients' requirements. Our technologies for treatment of waste compete with other technologies, as well as with more traditional treatment, storage and disposal alternatives. Our success depends on our ability to convince our clients that our vitrification and related technologies are at least as cost-effective as other waste treatment or waste disposal methods. Furthermore, our ability to comply with the terms of our contracts will affect whether clients will continue to utilize our technologies. For example, our contract for treatment of low-level mixed waste with the Department of Energy's Hanford Reservation requires us to obtain all of the required licenses, permits and approvals for, and to build and place in operation, our treatment facility for low-level mixed waste by November 10, 2000. Before ATG can acquire all required licenses, permits and approvals for the facility and place this facility in permanent operation, it must complete demonstration testing of the facility. Demonstration testing is scheduled to be completed in 2001. The Department of Energy has been notified of the schedule for completion of demonstration testing and ATG's violation of the November 10, 2000 deadline. To date, the Department of Energy has not notified ATG of any corrective actions nor has ATG obtained a waiver of this violation.

  A substantial relaxation of the requirements of compliance with environmental laws or a substantial reduction of enforcement activities by governmental agencies would reduce the demand for our services. In excess of 90% of our revenues are generated as a result of requirements arising under federal and state laws, regulations and programs related to protection of the environment. If the requirements of compliance with environmental laws and regulations were substantially relaxed in the future or were less vigorously enforced, particularly those relating to the transportation, treatment, storage or disposal of low-level radioactive waste, low-level mixed waste, or other wastes, the demand for our services would decrease, and our revenues would be significantly reduced.

  The cancellation or modification of our government contracts or a reduction in
government funding could significantly reduce our revenues.   Our government
contracts are generally subject to cancellation or modification at the sole option of the government at any time, to annual funding limitations and public sector budget constraints and, in many cases, to actual delivery orders being released. Any cancellation or modification of our federal government contracts could result in a significant reduction in our revenues. Efforts to reduce the federal budget deficit and reduce government appropriations could adversely affect the availability and timing of government funding for the cleanup of Department of Energy, Department of Defense and other federal government sites resulting in cancellations, modifications or reductions in the government contracts for the restoration of clean-up sites with ATG, and a consequential reduction in ATG's revenues. The percentage of ATG's revenues attributable to federal government contracts for the fiscal years ending 1997, 1998 and 1999 are 71%, 55% and 27%, respectively, and 31% for the nine month period ended September 30, 2000.

  We are subject to fines and penalties if we fail to comply with the requirements of government contracts. As a provider of services to federal and other government agencies, we must comply with government contracting requirements which are complex, highly technical and subject to varying interpretations. If we fail to comply with governmental contracting requirements, the government could impose on us fines and penalties for failure to follow procurement integrity and bidding rules and employing improper billing practices or otherwise failing to follow prescribed cost accounting standards, including disqualification from future government contract projects for a significant period of time. We have been, and expect to be in the future, the subject of audits, and may in the future be subject to investigations, by government agencies regarding our compliance with government contracting requirements.

  Fluctuations in quarterly results due to seasonal factors may cause our operating results to fail to meet analysts' and investors' expectations, which could cause the price of our common stock to decline. Our revenue is dependent on our contract backlog and the timing and performance requirements of each contract. Our revenue is also affected by the timing of our clients' planned remediation activities and need for waste treatment services, which generally increase during the third and fourth quarters based largely on weather conditions. Due to this variation in demand and resulting fluctuation in quarterly results, future quarterly operating results may not meet the expectations of securities analysts and investors which could result in the decline in the price of our stock.

  If we fail to manage our growth effectively, our financial, operational and managerial resources may be inadequate. Our rapid growth has placed, and any future growth may place, significant demands on our financial resources and to a lesser extent, our operational and managerial resources which could impact the timing and operation of waste treatment facilities. We have had and continue to have substantial working capital deficits as a result of the strain on our financial resources due to our rapid growth. These working capital deficits may impact the timing and our ability to successfully implement the operation of our waste treatment facilities in Richland, Washington and Oak Ridge, Tennessee. Our growth has increased significantly since 1994, when we experienced a significant increase in the number and size of contracts awarded. In December 1998, we acquired new business lines that contributed to increased growth in 1999. Also in 1999, we began construction of our new Richland, Washington facility for processing of low-level mixed waste that is anticipated to contribute to increased growth in 2001 and beyond. In the second quarter of fiscal 2000 at our Oak Ridge, Tennessee facility, we discontinued our Q-CEP thermal process for decontaminating resin and are replacing it with a more cost effective non-thermal resin decontamination process which has a greater long-term commercial viability.

  Our facilities may be shut down due to equipment failure or failure to comply
with government regulations, which could significantly reduce our revenues.   If
any of our principal waste treatment systems were to be shut down for any appreciable period of time, because of either equipment breakdown or regulatory action in response to an alleged safety or other violation of the terms of the licenses under which we operate, our revenues could be significantly reduced. Not only could we lose revenues from shut downs, but we could also lose potential revenues from future contracts if we could not bid for contracts successfully because the waste treatment systems at our fixed facilities did not perform consistently in conformance with safety and other requirements. Our fixed facilities are subject to frequent routine inspections by the regulatory authorities issuing the licenses. Our SAFGLAS(TM) system was shut down from September 5 to September 28, 1999 due to an equipment failure, and we have experienced other shutdowns of our facilities for short periods of time in the past.

  We face competition from companies with greater resources and potentially more
cost-effective waste treatment solutions.   Any increase in the number of
licensed commercial treatment facilities or disposal sites for low-level radioactive waste or low-level mixed waste in the United States, or any decrease in the treatment or disposal fees charged by the facilities or sites, could reduce the competitive advantage of ATG's treatment technologies. The market for radioactive and hazardous waste management services is highly competitive and we face competition in our current and planned business lines from both established domestic companies and foreign companies attempting to introduce European waste treatment technologies into the United States.

  Risks associated with foreign markets could impede our planned expansion into the Pacific Rim. A key component of our long-term business plan is to expand our business into select Pacific Rim markets, which requires that we or our strategic alliance partners be able to market our technologies or services successfully in foreign markets. However, our expansion into the Pacific Rim region could be delayed or prevented by various risks which are inherent in foreign operations, including general economic conditions in each country, varying regulations applicable to our business, seasonal reductions in business activities, fluctuations in foreign currencies or the U.S. dollar, expropriation, nationalization, war, insurrection, terrorism and other political risks, the overlap of different tax structures, risks of increases in taxes, tariffs and other governmental fees and involuntary renegotiation of contracts with foreign governments.

  A loss on one or more of our larger contracts could significantly reduce our revenues. If ATG is unable to accurately calculate or integrate the cost of performing a large, multi-year contract in its contract bid and the costs are understated significantly, ATG would likely incur a loss which would significantly reduce our revenues. ATG increasingly pursues large, governmental and private sector, multi-year contracts as a method of achieving more predictable revenue, more consistent utilization of equipment and personnel, and greater leverage of sales and marketing costs. The government contracts in particular are usually awarded as a result of a competitive bidding process requiring ATG to estimate and accurately predict its cost of performance. These large contracts impose significant risks if actual costs are higher than those estimated by ATG at the time of bid.

  If we were to lose a pending wrongful death civil action against us, we might become subject to a potentially large damage award. ATG is a defendant in a pending wrongful death civil action seeking damages in excess of $8 million, including exemplary damages of $5 million, for the death of an employee of a scrap metal dealer who died as a result of an exploding piece of ordnance. The action alleges that ATG's sub-contractor supplied the ordnance to the scrap dealer. A second lawsuit was filed by three other persons alleging physical injuries and emotional distress caused by the accident. ATG is a named defendant in this action as well. See "Business - Legal Proceedings."

  If we fail to maintain a Nasdaq listing for our common stock, it will become more difficult for owners of our common stock to dispose of their shares. Our common stock is presently traded on the Nasdaq National Market. If we fail to maintain our listing for our common stock, and no other exclusion from the definition of "penny stock" under the Exchange Act of 1934 is available, then any broker engaging in a transaction in our securities would be required to provide any customer with a risk disclosure document and the compensation of the broker-dealer in the transaction and monthly account statements showing the market values of ATG's securities held in the customer's accounts. If brokers become subject to the "penny stock" rules when engaging in transactions in our securities, they may become less willing to engage in the offer and sale of our securities. This, in turn, may make it more difficult for owners of our common stock to dispose of their shares.

                    CAUTION ABOUT FORWARD-LOOKING STATEMENTS

  To the extent that the information presented in this prospectus, and in other documents which are incorporated by reference in this prospectus under the section of this prospectus entitled "Where You Can Find More Information," discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, these statements are forward-looking. These forward-looking statements can be identified by the use of words such as "intends," "anticipates," "believes," "estimates," "projects," "forecasts," "expects," "plans," and "proposes." Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from these forward-looking statements. These include, among others, the cautionary statements in the "Risk Factors" section of this prospectus beginning on page 4. These cautionary statements identify important factors that could cause actual results to differ materially from those described in the forward-looking statements. When considering forward-looking statements in this prospectus, you should keep in mind the cautionary statements in the "Risk Factors" section and other sections of this prospectus.

                         SALES BY SELLING SHAREHOLDERS


     The holders of ATG's common stock who are identified as selling shareholders in this prospectus may offer and sell from time to time up to 3,281,800 shares of ATG's common stock by using this prospectus. ATG sold 2,750,000 of these shares in a private placement transaction to the selling shareholders in two tranches on June 30, 2000 and July 7, 2000. Additionally, in connection with the private placement, ATG issued warrants to purchase a total of 192,500 shares of ATG common stock to the selling shareholders who served as placement agent or to the placement agent's designees.

     The following table sets forth as of the date of the prospectus, the name of each of the selling shareholders, the number of shares of common stock that each selling shareholder beneficially owns as of January 25, 2001, the number of shares of common stock beneficially owned by each selling shareholder that may be offered for sale from time to time by this prospectus and the number of shares and percentage of common stock to be held by each selling shareholder assuming the sale of all the common stock offered hereby.

     The terms of the agreements with the selling shareholders require ATG to prepare and file a registration statement to register for resale both the shares of common stock and the shares of common stock issuable upon exercise of the warrants issued in the private placement. ATG was required to file the registration statement relating to these shares within 45 days of the closing date of the private placement. The agreements with the selling shareholders, including the placement agent, provide that if ATG has not filed the registration statement within 45 days of the closing date of the private placement or if the registration statement has not been declared effective within 120 days of the closing date, then the selling shareholders are entitled, at no cost, to additional shares of common stock of ATG, accruing at the end of each 30 day period for which ATG has not filed or had the registration statement declared effective after the 45 and 120 day periods required by the agreements, up to an aggregate maximum number equal to 36% of the total number of shares of common stock issued in the private placement and issuable upon the exercise of
the warrants.   ATG did not file its registration statement or have it declared effective on a timely basis and is therefore required to issue additional shares in accordance with the terms of the agreements. Although the number of shares of common stock issued in the private placement and the number of shares of common stock issuable upon the exercise of the warrants total 2,942,500, due to an agreement between ATG and three of the selling shareholders holding 2,000,000 of these shares in which these selling shareholders waived their rights to receive the additional shares of stock being issued as a result of the delayed filing and effectiveness of this registration statement, the maximum additional
shares that ATG will be required to issue is 339,300.    (See "Certain
Relationships and Related Party Transactions"). The terms of the purchase agreements require ATG to include any additional shares being issued in the registration statement of which this prospectus is a part. This prospectus therefore covers the resale of the 2,750,000 shares of ATG common stock issued in the private placement, the 192,500 shares of common stock underlying the warrants that were issued in the private placement, and up to 339,300 additional shares of common stock that are or may become issuable because of the delayed registration statement filing and effectiveness.

     The agreements with the selling shareholders, including the placement agent, required ATG to use its reasonable best efforts to raise an additional $3,000,000 within 90 days of the closing date of the private placement, by closing on the sale of convertible securities unless during this 90 day period, ATG obtained additional financing of at least $3,000,000 from an institution, including, without limitation, a bank, insurance company or leasing company, in which case ATG was not required to use its reasonable best efforts to close on
the additional offering.   In the event the additional offering of convertible
securities occurred, the agreements with the selling shareholders required ATG to provide the selling shareholders with the right to participate in the additional offering by means of an opportunity to exchange their shares of common stock acquired in the private placement for the convertible securities. ATG did not issue convertible securities within 90 days of the closing date of the private placement, and therefore the selling shareholders did not have the opportunity to exchange their shares of common stock.

     The 3,281,800 shares being offered by this prospectus represent 18.8% of the total outstanding shares of ATG as of January 25, 2001, assuming the issuance of all shares underlying the private placement warrants and the maximum number of additional shares that may be issued as described above.

     None of the selling shareholders has held any position or office or had a material relationship with ATG other than as a result of the ownership of ATG common stock except the selling shareholders named Taglich Brothers and Taglich Brothers' designees identified by the "+" next to such selling shareholders'
name in the table below.   Taglich Brothers served as placement agent to ATG in
connection with the private placement wherein the selling shareholders obtained the shares which are being sold pursuant to this prospectus. ATG may amend or supplement this prospectus from time to time to update the disclosures set forth herein.


                                    Securities Beneficially
                                  Owned Prior to Offering(1)
                             -------------------------------------
                               Shares Beneficially
                                 Owned Prior to                                   Securities      Percentage
Name of                      Offering, exclusive                      Securities   Beneficially      Ownership
Selling                          of Additional          Additional     Offered      Owned After        After
Shareholder                          Shares              Shares        for Sale     Offering(2)     Offering(3)
-----------                          ------              ------        --------     -----------     -----------
Ahdoot, Michael                       5,000               1,800          6,800             0              0
Arnold, E. H.                        75,000(4)           18,000         68,000        25,000              *
Arnold, Gary**                       15,000               5,400         20,400             0              0
Becker, Keith                        25,000               9,000         34,000             0              0
Bernier, Russel J.                   1,000+                 360         1,360+             0              0
Brunone, Michael R.                  1,400+                 504         1,904+             0              0
Chaney, William E.                    5,000               1,800          6,800             0              0
Clifford, John C.                    30,000(5)            9,000         34,000         5,000              *
Clough, Francisco J.                 2,000+                 720         2,720+             0              0
Conroy, Laura A.                     4,000+               1,440         5,440+             0              0
Crow, John W.                        10,500(6)            3,600         13,600           500              *
Dolphin Offshore Partners,          250,000              90,000        340,000             0              0
 L.P.
D'Silva, Tere                          500+                 180           680+             0              0

Finnel, Elsa V.                          5,000            1,800          6,800             0              0
Fortin, Denis                           40,000(7)        10,800         40,800        10,000              *
Hailey, Douglas E.                     54,225+           19,521        73,746+             0              0
Johnson, Ronald                         25,000            9,000         34,000             0              0
Kasson, Joseph C.                         600+              216           816+             0              0
Light, Andrew K.                         5,000            1,800          6,800             0              0
Main, Robert W.                          5,000            1,800          6,800             0              0
Martha, Joseph A.                        5,000            1,800          6,800             0              0
Martins, Luis                           2,000+              720         2,720+             0              0
Metz, Emmanuel                          50,000           18,000         68,000             0              0
Morrissey, Thomas P.                    20,000(8)         3,600         13,600        10,000              *
Oh, Richard C.                          5,000+            1,800         6,800+             0              0
Palmieri, Vincent                       6,000+            2,160         8,160+             0              0
Paul, Robert G.                         38,000(9)        10,800         40,800         8,000              *
Random, David A.                        20,500(10)        6,300         23,800         3,000              0
Rechter, Arthur J.                       5,000            1,800          6,800             0              0
Regan, Joseph F.                        20,000            7,200         27,200             0              0
Roesler, Michael C.                     2,000+              720         2,720+             0              0
Ryon, William G.                        6,000+            2,160         8,160+             0              0
Schroeder, Robert C.                    5,000+            1,800         6,800+             0              0
Sciannameo, Gina                          500+              180           680+             0              0
Shadow Capital LLC                      27,500            9,900         37,400             0              0
Sydnor, Jr., Garland S.                 16,500(11)        3,600         13,600         6,500              *
Special Situations Cayman Fund, L.P.   300,000                         300,000             0              0
Special Situations Fund III, L.P.      900,000                         900,000             0              0
Special Situations Private             800,000                         800,000             0              0
 Equity Fund, L.P.
Taglich Brothers, Inc.                 50,638+           18,230        68,868+             0              0
Taglich Brothers, Inc.                 50,637+           18,229        68,866+             0              0
Taglich, Michael                        30,000(12)        7,200         27,200        10,000              *
Taglich, Michael                        73,000(13)       18,000         68,000        23,000              *
Taglich, Robert                         50,000           18,000         68,000             0              0
Thieme, Heiko H.                        1,000+              360         1,360+             0              0

---------------------------
+   Issuable upon the exercise of common stock purchase warrants.

(1) Except as otherwise noted herein, the number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power, or shares voting and investment power with his or her spouse, with respect to the shares shown as beneficially owned.

(2)  Assumes the sale of all shares of common stock offered hereby.

(3) Based upon 16,935,993 shares of common stock outstanding as of January 25, 2001, plus the 192,500 shares underlying the warrants and the 339,300 maximum additional shares owing to the shareholders.

(4) 50,000 of these shares are from the private placement and are being offered for sale.

(5) 25,000 of these shares are from the private placement and are being offered for sale.

(6) 10,000 of these shares are from the private placement and are being offered for sale.

(7) 30,000 of these shares are from the private placement and are being offered for sale.

(8) 10,000 of these shares are from the private placement and are being offered for sale.

(9) 30,000 of these shares are from the private placement and are being offered for sale.

(10) 17,500 of these shares are from the private placement and are being offered for sale.

(11) 10,000 of these shares are from the private placement and are being offered for sale.

(12) 20,000 of these shares are from the private placement and are being offered for sale.

(13) 50,000 of these shares are from the private placement and are being offered for sale.

*   Less than 1%.
**  Beneficial ownership is shared with Patricia A. Arnold.

                                USE OF PROCEEDS

  ATG will not receive any proceeds from the sale of shares of common stock offered by the selling shareholders under this prospectus.

  ATG received an aggregate net amount of $5,100,000 from the private placement with the selling shareholders on June 30, 2000 and July 7, 2000. The gross amount received from the private placement was $5,240,000 and $260,000, respectively, for a total of $5,500,000. The price per share of the common stock sold in the private placement was $2 a share with 2,620,000 shares sold in the first tranche of the private placement and 130,000 shares sold in the second tranche.

  In connection with the private placement, ATG issued warrants to purchase 192,500 shares of the common stock to the placement agent or its designees. The warrants expire on June 30, 2005 and are exercisable at a price of $2.75 per share. ATG will also be required to issue, for no additional consideration, up to 339,300 additional shares of common stock to the selling shareholders because ATG did not meet the deadlines for filing and making effective the SEC registration statement for this offering. See "Certain Relationships and Related Party Transactions."

  The proceeds from the private placement were primarily used for capital improvement projects at our facilities in Tennessee and Washington in addition to general working capital purposes. The Tennessee facility improvement project included equipment and installation for our non-thermal resin decontamination process. The Washington facilities improvement project included the upgrade of our SAFGLAS(TM) thermal processing system in addition to expenditures required in the construction of our new mixed waste processing facility.

                     MARKET FOR REGISTRANT'S COMMON EQUITY
                        AND RELATED STOCKHOLDER MATTERS


  Our common stock is traded on the Nasdaq National Market under the symbol "ATGC". The following table sets forth, for the periods indicated, the high and low sales prices of the common stock (as reported by Nasdaq):



                2000                        HIGH           LOW
                ----                        ----           ---
         First Quarter 2000               $ 6 1/4        $4 1/8
         Second Quarter 2000              $4 5/16        $  2
         Third Quarter 2000               $ 2 5/8        $  1/2
         Fourth Quarter 2000              $ 1 7/8        $21/32


               1999                         HIGH           LOW
               ----                         ----           ---
         First Quarter 1999               $10            $6 1/8
         Second Quarter 1999              $8 1/2         $6  1/2
         Third Quarter 1999                $7            $4 9/16
         Fourth Quarter 1999              $5 3/4            $4

  As of January 25, 2001, the closing market price of our common stock was $1.4375. As of January 25, 2001, there were over 1800 holders of record of our common stock.


                                DIVIDEND POLICY

  ATG currently intends to retain any future earnings for use in the operation and growth of its business. We have never paid, and do not anticipate paying in the foreseeable future, any cash dividends on our common stock. Any future decision to declare or pay cash dividends on our common stock will depend upon our results of operations, financial condition and our capital expenditure plans at that time, as well as other factors that our board of directors, in its sole discretion, may consider relevant. In addition, the terms of our bank borrowings currently prohibit the payment by ATG of cash dividends on its common stock without the lender's prior approval.

                        DETERMINATION OF OFFERING PRICE

  The selling shareholders may, from time to time, offer their shares through public or private transactions at prevailing market prices or privately negotiated prices.

                      Selected Consolidated Financial Data
                     (in thousands, except for share data)


  You should read the following selected consolidated financial data in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The consolidated statements of operations data for the years ended December 31, 1997, 1998 and 1999 and the balance sheet data as of December 1998 and 1999 are derived from our consolidated financial statements that are included elsewhere in this prospectus. The statements of operations data for the years ended December 31, 1995 and 1996 and the balance sheet data as of December 31, 1995, 1996 and 1997 are derived from our consolidated financial statements that are not included in this prospectus. The consolidated statements of operations data for the nine month periods ended September 30, 1999 and 2000 and the consolidated balance sheet data as of September 30, 2000 are derived from our unaudited consolidated financial statements that include, in the opinion of our management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the information set forth therein. Historical results are not necessarily indicative of results to be expected in any future period.

                                                                                                   Nine Months
                                                                                                      Ended
                                                           Years Ended December 31,               September 30,
                                                ---------------------------------------------   -----------------
                                                  1995      1996     1997      1998     1999      1999     2000
                                                -------   -------  -------   -------  -------   -------  --------
Statement of Operations Data (1):
Revenue                                         $16,070   $18,235  $19,107   $35,900  $60,662   $45,621   $33,046
Cost of revenue                                   9,659    11,082   11,172    19,816   36,359    28,007    20,841
                                                -------   -------  -------   -------  -------   -------   -------
Gross profit                                      6,411     7,153    7,935    16,084   24,303    17,614    12,205
Restructuring charge                                ---       ---      ---       ---      ---       ---     1,900
Sales, general and administrative expenses        6,202     6,656    7,020     7,952   14,685     9,914    12,124
                                                -------   -------  -------   -------  -------   -------   -------
Operating income (loss)                             209       497      915     8,132    9,618     7,700    (1,819)
Other income                                        ---       ---      ---       ---      ---       ---       841
Interest income (expense), net                     (141)       13       58       173     (996)     (687)   (1,642)
                                                -------   -------  -------   -------  -------   -------   -------
Income (loss) before income taxes                    68       510      973     8,305    8,622     7,013    (2,620)
Income tax expense (benefit)                          2         2      (45)    3,156    3,449     2,805    (1,048)
                                                -------   -------  -------   -------  -------   -------   -------
Net income (loss)                               $    66   $   508  $ 1,018   $ 5,149  $ 5,173   $ 4,208   $(1,572)
                                                =======   =======  =======   =======  =======   =======   =======
Net income (loss) per share (2)
    Basic                                                            $0.09     $0.40    $0.37     $0.30    $(0.10)
    Diluted                                                          $0.08     $0.38    $0.35     $0.29    $(0.10)
Weighted average shares outstanding (2)
    Basic                                                           11,516    12,975   14,048    14,040    15,024
    Diluted                                                         12,284    13,698   14,596    14,624    15,024

                                                                      December 31,                           Sept. 30,
                                                            ---------------------------------------------    ---------
                                                              1995     1996     1997      1998      1999       2000
                                                            -------  -------  -------   -------  --------    ---------
Balance Sheet Data (1):
Adjusted working capital (deficit) (3)....................  $ 3,903  $ 4,333  $  (151)  $ 1,645  $  3,320    $(20,512)
Total assets..............................................   21,182   26,976   37,227    79,569   136,079     135,718
Total long-term debt (4)..................................    4,080    2,930    6,202    11,246    56,595      35,909
Mandatorily redeemable preferred stock....................    9,403   16,319   19,416       ---       ---         ---
Total shareholders equity.................................      890      630      296    40,745    46,658      50,244

-----------------------------
(1) See Note 3 of Notes to Consolidated Financial Statements for the fiscal year ended December 31, 1999 for a discussion of the acquisition of significant assets and businesses. The acquisition was completed December 1, 1998.

(2) See Note 2 of Notes to Consolidated Financial Statements for the fiscal year ended December 31, 1999 -- Computation of Net Income Per Share. Historic net income (loss) per share and net income (loss) available to common shareholders have not been presented in Statement of Operations Data since these amounts are not deemed meaningful due to the automatic conversion immediately prior to the closing of the initial public offering of the company's Common Stock in May 1998 of all shares of preferred stock issued by the company and ATG Richland Corporation, a subsidiary of the company. Historic net income (loss) per share for the fiscal years ended December 31, 1995, 1996 and 1997 was $(0.10), $(0.10) and $(0.06),
     respectively. Net income (loss) available to common shareholders for the fiscal years ended December 31, 1995, 1996 and 1997 was $(770), $(780) and $(451), respectively.

(3) At September 30, 2000, adjusted working capital deficit of $20.5 million excluded restricted cash of $1.0 million and accounts payable of $1.0 million that are exclusively for the construction of the company's low-level mixed waste facility. At December 31, 1999, working capital of $3.3 million excluded restricted cash of $16.0 million and accounts payable of $3.5 million that are exclusively for the construction of the company's low-level mixed waste facility. The decrease in working capital is due to the reclassification of $23.75 million of long-term debt to short-term borrowing pursuant to the lender's credit facility forbearance and consent agreement with the Company, dated June 1, 2000.

(4) See Note 9 of Notes to Consolidated Financial Statements for the fiscal year ended December 31, 1999 for a discussion of long-term debt.

     The following table presents our unaudited quarterly results of operations for each of the eleven quarters ended September 30, 2000. You should read the following table in conjunction with our consolidated financial statements and the notes related thereto. We have prepared this unaudited information on a basis consistent with the audited consolidated financial statements. This table includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair statement of our financial position and operating results for the quarters presented. You should not draw any conclusions about our future results from our quarterly results of operations.

                Financial Results By Fiscal Quarter (Unaudited)
                     (in thousands, except per share data)

                                                              Three Months Ended
                   ------------------------------------------------------------------------------------------------------
                     Mar. 31  June 30  Sep. 30  Dec. 31  Mar. 31  June 30  Sep. 30  Dec. 31  Mar. 31  June 30     Sep. 30
                       1998     1998     1998     1998     1999     1999     1999     1999     2000     2000        2000
                      ------   ------   ------  -------  -------  -------  -------  -------  -------  -------     -------
Revenue               $5,495   $6,773   $9,021  $14,612  $12,944  $16,060  $16,617  $15,041  $11,103  $11,120     $10,823
Gross Profit           2,865    3,426    4,226    5,567    5,202    6,252    6,160    6,689    4,416    3,434       4,355
Net income (loss)        670      879    1,529    2,071    1,110    1,694    1,404      965        6   (1,650)         72
Net income (loss)
   per share
     Basic              0.05     0.07     0.11     0.15     0.08     0.12     0.10     0.07     0.00    (0.12)       0.00
     Diluted            0.05     0.07     0.11     0.14     0.08     0.12     0.10     0.07     0.00    (0.12)       0.00


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion contains forward-looking statements that involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from those indicated herein as a result of a number of factors, including those set forth under "Risk Factors." We undertake no obligation to publicly release updates or revisions to these statements.

  The following discussion should be read in conjunction with unaudited condensed consolidated financial statements and the notes thereto for the nine months ended September 30, 2000 included elsewhere in this prospectus and the audited consolidated financial statements and notes thereto for the fiscal year ended December 31, 1999, also included elsewhere in this prospectus.

Overview

  ATG is a radioactive and hazardous waste management company that offers comprehensive treatment solutions for low-level radioactive waste, low-level mixed waste, and other waste generated by the U.S. Department of Defense, the U.S. Department of Energy and commercial entities including, nuclear power plants, medical facilities and research institutions. ATG principally derives its revenue from the waste treatment operations of its Fixed Facilities Group and the on-site remediation services of its Field Engineering Group. ATG currently focuses a significant portion of its business on SAFGLAS(TM) vitrification of low-level radioactive waste and on its newly acquired business interests in Tennessee for treating ion exchange resins and on processing of low-level mixed waste. During the quarter ended June 30, 1999, ATG's permit application for its low-level mixed waste processing facility in Richland, Washington was granted, and in the quarter ended September 30, 1999, we began construction of this processing facility. ATG commenced non-thermal processing of low-level mixed waste at this facility in late December 1999.

  The U.S. government represented approximately 27%, 55% and 71% of ATG's total revenue for the years 1999, 1998 and 1997, respectively. Revenue from commercial entities, primarily nuclear power plants, industrial concerns and medical and research institutions, has increased in recent years and represents an increasing portion of ATG's business. Revenue from waste treatment processing is generally recognized upon the substantial completion of the waste treatment process. Field engineering services are provided under fixed price, cost plus or unit price contracts. Revenue from fixed price and cost plus contracts is recognized utilizing the percentage of completion method of accounting; revenue from unit price contracts is recognized as the units are processed and completed. Revenue also includes non-refundable fees received under the terms of technology transfer agreements.

  Gross profit percentages reflect the mix of ATG's business, which varies from time to time. Gross profit margins are generally higher for technology transfer agreements involving up-front, non-refundable, licensing fees payable to ATG, and due to the extensive expertise we have has developed in this area, when we are processing radioactive waste, while margins on nonradioactive waste projects generally are lower. In 1999, we focused a significant portion of our business on SAFGLAS(TM) vitrification of low-level radioactive waste, on our newly acquired Tennessee business interests and processing of low-level mixed waste, and we intend to continue this focus in 2000. During 1998 we focused a significant portion of our business on SAFGLAS(TM) vitrification of low-level radioactive waste. During 1997 we entered into two technology transfer agreements with licensees in selected Asian territories and we intend to continue to seek additional similar licensing arrangements as appropriate opportunities arise.

  ATG operates its fixed facilities under regulation of, and licenses and permits issued by, various federal, state and local agencies. We cannot assure you as to the successful outcome of any pending licensing and permitting efforts. The licensing and permitting process is subject to regulatory approval, time delays, community opposition and potentially stricter governmental regulation. Our inability to obtain licenses or permits on a timely basis, delays or changes in facility construction programs or the cancellation of pending projects could have a material adverse effect on our financial condition and results of operations.

  ATG has historically relied upon the integration of proven technologies with ATG's know-how and processes, and has not incurred significant levels of research and development spending. Most of the research and development activities conducted to date have related to the design and construction of our fixed operating facilities, particularly in connection with the SAFGLAS(TM) system. We anticipate that our research and development efforts will continue to be moderate and that the costs associated with future research and development will not be material to our results of operations.

  ATG increasingly pursues multi-year and longer term contracts as a method of achieving more predictable revenue, more consistent utilization of equipment and personnel, and greater leverage of sales and marketing costs. ATG currently focuses on large, multi-year site-specific and term contracts in the areas of treatment of low-level radioactive waste and low-level mixed waste, environmental restoration and D&D. In recent years we have been awarded a number of large government term contracts which, in most cases, require several years to complete. These government term contracts are subject to cancellation, delay or modification at the sole option of the government at any time, to annual funding limitations and public sector budget constraints and, in many cases, to actual delivery orders being released. These projects, which may create an opportunity for ATG to realize margins higher than on other types of contracts, also impose heightened risks of loss if, for example, actual costs are higher than those estimated at the time of bid. A loss on one or more of these larger contracts could have a material adverse effect on our financial condition and results of operations. In addition, failure to obtain, or delay in obtaining, targeted large, multi-year contracts could result in significantly less revenue to ATG than anticipated.

  During April 2000, ATG announced the consolidation of its Oak Ridge, Tennessee, operations and a workforce reduction of 110 employees. The announced workforce reduction was completed by the end of the second quarter of fiscal 2000. At the same time, ATG's Q-CEP thermal process was being replaced by a more cost effective non-thermal resin decontamination process. See the section entitled "Comparison of Nine Months Ended September 30, 2000 and 1999 -- Results of Operations -- Revenue and Net Income" for further discussion.

Results of Operations

  The following table sets forth a portion of the statement of operations data as a percentage of total revenue for the periods indicated:


                                                                                  Nine Months
                                           Years Ended December 31        Ended September 30 (Unaudited)
                                           -----------------------      --------------------------------
                                           1997     1998     1999             1999             2000
                                          -----    -----    -----            -----            -----
Revenue                                   100.0%   100.0%   100.0%           100.0%           100.0%
Cost of revenue                            58.5     55.2     59.9             61.4             63.1
                                          -----    -----    -----            -----            -----
Gross profit                               41.5     44.8     40.1             38.6             36.9
Restructuring charge                         --       --       --               --              5.8
Sales, general and administrative          36.7     22.2     24.2             21.7             36.6
 expenses                                 -----    -----    -----            -----            -----
Operating income                            4.8     22.6     15.9             16.9             (5.5)
Other income (loss)                          --       --       --               --              2.5
Interest income (expense), net              0.3      0.5     (1.6)            (1.5)            (5.0)
(Provision) benefit for income taxes        0.2     (8.8)    (5.7)            (6.2)             3.2
                                          -----    -----    -----            -----            -----
Net income (loss)                           5.3%    14.3%     8.5%             9.2%           (4.8)%
                                          =====    =====    =====            =====            =====

Comparison of Nine Months Ended September 30, 2000 and 1999

Results of Operations

Revenue and Net Income. For the nine months ended September 30, 2000 revenue was $33.0 million, a decrease of 28% from the $45.6 million recorded for the same period in 1999. ATG recorded a net loss of $1.6 million, or $0.10 per share for the nine months ended September 30, 2000, compared to net income of $4.2 million, or $0.29 per share fully diluted, for the same period in 1999. The decrease in revenue is principally attributable to a major shortfall in spent ion exchange resin receipts at our facility in Oak Ridge, Tennessee. The facility processes spent ion exchange resins from nuclear power plants, reducing the volume of waste going to final disposal. The processed resin waste is disposed of at the Barnwell waste disposal site in South Carolina. The operator of the Barnwell site offered customers a very deep discount to dispose of the resins without volume reduction, prior to the sale of the Barnwell operations in May 2000.

The deep discount program by the Barnwell disposal site was completed by the end of the second quarter of 2000. The second quarter of fiscal 2000 was the final quarter in which revenues are impacted by this deep discounted pricing due to South Carolina legislation that removes the site operator's ability to set pricing and places that authority with a multi-state appointed oversight board. During April 2000, we announced the consolidation of our Oak Ridge, Tennessee, operations and a workforce reduction of 110 employees. The announced workforce reduction was completed by the end of the second quarter of fiscal 2000. At the same time, ATG's Q-CEP thermal process was being replaced by a more cost effective non-thermal resin decontamination process. ATG's transition to the non-thermal resin decontamination process continued during the third and fourth quarters of fiscal 2000 and is anticipated to be completed in the first half of fiscal 2001. As a result of the restructuring, ATG recorded a $500,000 inventory writedown charge to cost of revenue and a $1.9 million restructuring charge in the second quarter of fiscal 2000 related to the plant consolidation and workforce reduction.

Gross Profit. Gross profit for the nine months ended September 30, 2000, was $12.2 million, or 37% of revenue, compared to $17.6 million, or 39% of revenue, for the comparable period in 1999.

The gross profit percentage may change from year to year and is related to the varying mixes of business during these periods. Overall gross profit on waste processing services was approximately 41% in the nine months ended September 30, 2000, compared to 48% in the nine months ended September 30, 1999. The percentage decrease is principally due to low-level radioactive waste thermal capacity constraints at the Richland, Washington facilities which caused a number of waste streams to be processed non-thermally resulting in increased waste disposal charges that unfavorably impacted gross profit. We have completed Phase II of an equipment upgrade of our Richland low-level radioactive waste thermal facility and brought increased capacity online at the end of the third quarter of fiscal 2000. The percentage decrease in the nine months ended September 30, 2000, was further impacted by decreased utilization of the Tennessee fixed facilities as discussed previously under the section entitled "Revenue and Net Income." The fixed facilities operations generally have a larger percentage of fixed costs versus variable costs, so increases in utilization favorably impact gross profit while decreases in utilization
unfavorably impact gross profit.   The overall cost of revenue for waste
processing services for the nine months ended September 30, 2000 was $15.8 million compared to $18.2 million for the comparable period in 1999. The decrease in costs is primarily attributable to the Tennessee plant consolidation and workforce reduction that resulted in a decrease in costs for labor, supplies, utilities, maintenance, and waste disposal expenditures.

Overall gross profit on field service projects was approximately 20% in the nine months ended September 30, 2000, compared to 9% in the nine months ended September 30, 1999. The principal reason for the percentage difference is the mix of projects and stage of completion as many projects were utilizing fewer subcontractor services in the current periods and the company's margin is typically higher for contract services provided by the company as compared to utilizing subcontractor services. The overall cost of revenue for field service projects for the nine months ended September 30, 2000 was $5.0 million compared
to $9.8 million for the comparable period in 1999.   The decrease in costs is
primarily attributable to a
reduction in the volume of projects under contract that resulted in a decrease in costs for subcontracts, labor, material, equipment rental, and waste disposal expenditures.

Sales, General and Administrative Expenses. Sales, general and administrative expenses for the nine months ended September 30, 2000 were $12.1 million or 37% of revenue, compared to $9.8 million or 22% of revenue for the comparable period in 1999. The increase in spending from year to year is principally due to an increase in infrastructure at our Richland facility and includes general and administrative expense increases primarily attributable to labor, supplies, utilities, equipment rental, and depreciation. The increased infrastructure is required for ATG to meet its contractual obligations regarding the start-up of its mixed waste processing operations. The overall increase in sales, general and administrative expenses as a percentage of revenue is principally due to decreased utilization of the Tennessee fixed facilities as discussed previously under the section entitled "Revenue and Net Income."

Restructuring Charge. During April 2000, we announced the consolidation of our Oak Ridge, Tennessee, operations and a workforce reduction of 110 employees along with replacing our Q-CEP thermal process with a more cost effective non-thermal resin decontamination process. The announced workforce reduction was completed by the end of the second quarter of fiscal 2000 resulting in the company recording a $500,000 charge to cost of revenue for the write-down of the maintenance supply inventory, and a $1.9 million restructuring charge in the second quarter of fiscal 2000 that is comprised of plant consolidation costs of $408,000, workforce reduction costs of $692,000, and non-cash charges of $800,000 for equipment taken out of service, of which an accrued liability of $307,000 remains unpaid at September 30, 2000. Actual termination benefits paid were $589,000 and the actual number of terminated employees was 99 as of September 30, 2000. Actual plant consolidation costs charged against the liability were $204,000 as of September 30, 2000 and consist of firm fixed minimum pricing for electricity, equipment rental contracts, and disposal site access fees that were not in use. See the section entitled "Revenue and Net Income" for further discussion.

Other Income. During the second quarter of fiscal 2000, we completed the sale and leaseback of our corporate offices in Fremont, California, resulting in a pre-tax gain of $1.7 million. The gain is being recognized in equal increments of $420,000 each over the next four quarters beginning in the second quarter of fiscal 2000. We have recorded $841,000 of gain for the nine months ended September 30, 2000.

Provision for Income Taxes. ATG provides for income taxes during interim periods at an estimated combined Federal and state annual rate to be expected for the full year. The actual rate for 1999 was approximately 40% and ATG is providing for income taxes at this same rate.

Comparison of Years Ended December 31, 1999 and 1998

  Revenue. Revenue for 1999 was $60.7 million, an increase of $24.8 million, or 69.1%, compared to $35.9 million in 1998. The growth in revenue is derived from ATG's Fixed Facilities Group and is principally attributable to new customers and service offerings resulting from the acquisition of assets and related businesses in Oak Ridge, Tennessee, and the increasing commercial utilization of ATG's Richland, Washington facility. The newly acquired Tennessee operations have been integrated with the Richland, Washington waste processing operations to provide a broad range of customer service offerings. Customer waste is directed to the processing location capable of providing the most efficient and economical treatment. The Fixed Facilities Group generated waste processing revenue of $46.9 million during 1999, an increase of $28.0 million, compared to $18.9 million in 1998.

  Our revenue for the last two quarters of 1999 was impacted by an unscheduled shutdown of the SAFGLAS(TM) thermal treatment system and the related bulk-processing unit (BPU) at our facilities in Richland, Washington. Both the glass melter and BPU units ceased operation on September 5, 1999, due to the failure of a SAFGLAS(TM) glass drain. Both the SAFGLAS(TM) thermal treatment system and BPU returned to operational status on September 28, 1999. The required slow startup of the thermal treatment systems during October had a further negative impact on revenue.

  Field Engineering Group revenue during 1999 was $13.8 million, a decrease of $3.2 million, compared to $17.0 million in 1998. The revenue decrease was due to a decrease in new contract awards and weather related delays.

  Gross Profit. Gross profit for 1999 was $24.3 million, an increase of $8.2 million, or 50.9%, compared to $16.1 million for 1998. Gross profit as a percentage of revenue decreased to 40.1% in 1999 compared to 44.8% in 1998. Gross profit percentages reflect the various mixes of ATG's business services from time to time. The Fixed Facilities Group experienced a decline in gross margin during 1999, compared to 1998, due principally to delayed customer shipments of low-level radioactive waste, the unscheduled SAFGLAS(TM) outage in September, competitive pricing pressures, and a delay in shipments of non-thermal low-level mixed waste. The Field Engineering Group also experienced a decline in gross margin during 1999, compared to 1998, due to its 1999 project mix being weighted towards fixed fee and fixed unit price contracts.

  Sales, General and Administrative Expenses. Sales, general and administrative expenses (including stock-based compensation expense) were $14.7 million for 1999, an increase of $6.7 million, or 83.8%, compared to $8.0 million in 1998. Sales, general and administrative expenses were 24.2% of revenue in 1999, compared to 22.2% of revenue in 1998. The increases in spending from year to year reflect the growth in ATG's operations, addition of sales and administrative personnel related to the acquisition of the Tennessee operations and the increased costs of being a public company. In addition, the increased 1999 spending also includes the recording of a $1.4 million charge to bad debt expense related primarily to slow payment of government contracts completed prior to 1999. ATG is maintaining its collection efforts. Sales, general and administrative expenses include indirect engineering and operating overhead, depreciation and amortization, and expenses to support the domestic sales and marketing activities and the financial and administrative functions.

  Interest Income and Interest Expense. Net interest expense was $996,000 in 1999 (interest expense for 1999 was $1.3 million, net of capitalized interest), compared to net interest income of $188,000 in 1998 (interest expense for 1998 was $15,000, net of capitalized interest). The increase in net interest expense during 1999 is due to our increased business activity that required debt financing to support our working capital requirements. Interest expense was nil in 1998 as the result of ATG capitalizing approximately $1.0 million of interest on construction in progress in accordance with generally accepted accounting principles. During 1999, ATG capitalized $1.4 million of interest on construction in progress.

  Provision for Income Taxes. In 1999 and 1998, ATG provided for income taxes at a combined federal and state effective tax rate of 40% and 38% respectively. The increase in effective rate during 1999, compared to 1998, is due to the estimated increase in state income taxes, non-deductible and other items.

Comparison of Years Ended December 31, 1998 and 1997

  Revenue. Revenue for 1998 was $35.9 million, an increase of $16.8 million, or 87.9%, compared to $19.1 million in 1997. The growth in revenue was principally due to the increasing commercial utilization of our SAFGLAS(TM) thermal treatment system. The SAFGLAS(TM) system began treating customer waste streams in late 1997 and there was a steady increase in the volume being processed during 1998. At the end of 1997, we had general service agreements in place with only four nuclear power reactors, a key target customer for the SAFGLAS(TM) technology. By the fourth quarter of 1998, customer service agreements were in place with over 50 nuclear power reactors. With the acquisition of new business lines in Oak Ridge, Tennessee, the number of the reactors utilizing at least one of our technologies increased to over 90 at December 31, 1998. In addition to the increase in waste for thermal treatment utilizing SAFGLAS(TM), these same customers were sending us increasing volumes of waste to be treated through non-thermal means.

  In addition to SAFGLAS(TM) related revenue increases, ATG's revenues from field service engineering grew by approximately 30% as a result of several large awards from Department of Defense and Department of Energy customers. One contract with the U.S. Air Force accounted for 14% of our total revenue in the year ended December 31, 1998. Finally, approximately 7% of the revenue for 1998 resulted from the new business acquired for the processing of ion exchange resin waste streams.

  Gross Profit. Gross profit for 1998 was $16.1 million, an increase of $8.1 million, or 102.7%, compared to $7.9 million for 1997. Gross profit as a percentage of revenue increased to 44.8% in 1998 compared to 41.5% in 1997. Gross profit percentages reflect the various mixes of our business services from time to time. Gross profit margins are generally higher, reflecting its extensive expertise and operating efficiencies, when we are processing radioactive waste, while margins on non-radioactive waste projects generally are lower. The fixed facility operations, like SAFGLAS(TM), have a larger percentage of fixed costs versus variable costs, so increases in utilization, which occurred in 1998, favorably impact gross profit realized.

  Sales, General and Administrative Expenses. Sales, general and administrative expenses (including stock-based compensation expense) were $8.0 million for 1998, an increase of $0.9 million, or 13.3%, compared to $7.0 million in 1997. Sales, general and administrative expenses were 22.2% of revenue in 1998, compared to 36.7% of revenue in 1997. The increase in spending from year to year reflected the growth in ATG's operations, addition of sales personnel and the increased costs of being a public company, offset by increased absorption of indirect engineering and operating overhead. The overall decrease as a percentage of revenue was attributable to our effort to maintain a level of costs that does not increase at the same rate as revenue. Sales, general and administrative expenses include indirect engineering and operating overhead, depreciation and amortization, and expenses to support domestic sales and marketing activities and financial and administrative functions.

  Interest Income and Interest Expense. Interest income was $188,000 in 1998, compared to $58,000 in 1997. The increase in interest income was directly related to the investment of the proceeds from our initial public offering completed in May 1998. Interest expense was nil in 1998 as the result of capitalizing approximately $1.0 million of interest on construction in progress in accordance with generally accepted accounting principles.

  Provision for Income Taxes. In 1998, we provided for income taxes at a combined federal and state effective tax rate of 38%. In prior years ATG realized the benefit of net operating loss carry forwards. All net operating loss carry forwards were fully recognized by the end of 1997.

Liquidity and Capital Resources

  Total cash and cash equivalents were $1.2 million at September 30, 2000, a decrease of $1.6 million from December 31, 1999. The working capital deficit of the company was approximately $20.5 million at September 30, 2000, a decrease of $23.8 million from working capital of $3.3 million at December 31, 1999. The working capital calculation excludes restricted cash of $1.0 million and accounts payable of $1.0 million at September 30, 2000, and restricted cash of $16.0 million and accounts payable of $3.5 million at December 31, 1999, that are exclusively for the construction of our low-level mixed waste facility. The decrease in working capital is due to the reclassification of $23.75 million of long-term debt to short-term borrowing pursuant to the lender's credit facility forbearance and consent agreement with the Company, dated June 1, 2000. See discussion of our credit facility below.

  Total cash and cash equivalents were $2.8 million at December 31, 1999, a decrease of $1.0 million from December 31, 1998. ATG's working capital was approximately $3.3 million at December 31, 1999, an increase of $1.7 million from December 31, 1998. The working capital calculation excludes restricted cash of $16.0 million and accounts payable of $3.5 million that are exclusively for the construction of our low-level mixed waste facility. The increase in working capital is primarily due to ATG completing a $45 million credit facility, as described below, whereby its revolving line of credit is under a long term agreement, net of cash used to acquire property and equipment.

     During June and July 2000, we completed a $5.5 million private placement of
2.75 million shares of common stock at $2 per share. On June 30, 2000, we completed the first tranche of the private placement by issuing 2.62 million shares of common stock for an aggregate price of $5.24 million. On July 7, 2000, we completed the second tranche of the private placement, issuing 130,000 shares of common stock for an aggregate purchase price of $260,000. In connection with the private placement, the company issued warrants to purchase a total of 192,500 shares of common stock. The warrants expire on June 30, 2005 and are exercisable at a price of $2.75 per share, subject to adjustment for:

    . amendments to ATG's Articles of Incorporation which change the rights, privileges, restrictions or conditions of ATG's common stock or effect a division of ATG's common stock;

    . a division of our common stock into a greater number of shares of our common stock or a declaration of a dividend or the making of any other distribution upon the common stock payable in shares of common stock; or

    . a capital reorganization or classification of the capital stock of ATG, or any consolidation or merger of ATG with another corporation or entity, or the sale of all or substantially all of ATG's assets to another corporation or entity wherein holders of ATG common stock shall be entitled to receive stocks, securities, other evidence of equity ownership or assets with respect to or in exchange for shares of ATG common stock.

ATG received a total of approximately $5.1 million in net proceeds from this private placement.

  Significant outlays of cash have been needed to acquire property and equipment and to secure or expand regulatory licenses, permits and approvals, primarily for improvements to our low-level radioactive waste facility and construction of the low-level mixed waste facility in Richland, Washington and for improvements to and the restructuring of our fixed facilities in Oak Ridge, Tennessee. Property and equipment acquisitions totaled $33.2 million, $5.0 million and $7.8 million for the years ended December 31, 1999, 1998 and 1997, respectively, and totaled $21.1 million for the nine months ended September 30, 2000. In addition, we used approximately $3.0 million of cash during 1999 relating to the purchase accounting for our acquisition of the assets of Molten Metal Technologies. See Note 3 to the company's Consolidated Financial Statements for the periods ended December 31, 1999 and 1998, entitled "Acquisition," for further details. ATG also used approximately $3.2 million of cash during the nine months ended September 30, 2000 relating to the waste acquisition accrued liability associated with its 1999 purchase accounting for its acquisition of the assets of Molten Metals Technology.

  In November 1999, ATG completed an agreement with a consortium of banks for a credit facility in the amount of $45 million. The credit facility includes a letter of credit in support of tax-exempt Solid Waste Revenue Bonds in the aggregate face amount of $26.5 million. The bonds were issued during November 1999, and bear interest at a floating rate (5.60% at September 30, 2000), based upon prevailing market conditions, which is redetermined every seven days. The bonds are due October 31, 2014 and may be prepaid at any time without penalty. The proceeds, including the remaining restricted cash balance of $16.0 million as of December 31, 1999, are to be applied exclusively for the construction of low-level mixed waste facility in Richland, Washington. The credit facility also includes a five year revolving working capital line of credit, due October 2004, in the amount of $18 million, including a letter of credit facility of $5 million. Borrowings, when made, bear a variable interest rate based on financial ratio criteria. The credit facility is collateralized by accounts receivable, inventory and equipment.

  The credit facility agreement requires ATG to comply with a number of covenants, including capital asset acquisition limits, limits on additional debt, minimum levels of tangible net worth, dividend payment restrictions and maintenance of financial ratios. At December 31, 1999, ATG was in violation of some of these financial ratio covenants. ATG obtained a permanent waiver, subsequent to year-end, in respect of these violations as of December 31, 1999. In connection with the waiver, the banks agreed to revise and lower some of the financial ratio covenants that ATG failed to meet as of December 31, 1999, and substitute new covenants, for which ATG was in compliance for the original violated covenants and revise and lower some of the financial covenants for each of the quarterly periods in the year ended December 31, 2000, and increase the borrowings available to ATG by $6 million, for a total of $24 million, through June 30, 2000. The borrowing limit subsequent to June 30, 2000 is $18 million. In addition, the interest rate applied to the working capital facility was revised.

  At March 31, 2000 ATG was in violation of the revised financial ratios under the credit facility. Pursuant to a forbearance and consent agreement dated as of June 1, 2000, the lenders agreed to forbear in the exercise of any of their rights or remedies with respect to March 31, 2000 covenant defaults through June 30, 2000.

  At June 30, 2000 ATG was in violation of the revised financial ratios under the credit facility. Furthermore, at June 30, 2000, ATG failed to make a required payment of principal in the approximate amount of $5,750,000 as a mandatory paydown under the revolving credit facility, so as to bring total borrowings under that facility to the $18 million limit. ATG currently has borrowings of $23.75 million and is paying interest at the default rate of 12.75%.

  ATG has requested that the banks grant a forbearance in respect of the violations described above beyond June 30, 2000. As one of the conditions to granting a forbearance, the banks requested that ATG deposit into a segregated account the amount of $1,500,000 to finance the completion and demonstration testing of the company's new low level mixed waste facility in Richland, Washington which is currently under construction. Consequently, on August 11, 2000, ATG obtained a short-term loan in the amount of $1,500,000 bearing a maturity date of October 5, 2000 from an individual lender. The loan bears interest at a rate of 12% per annum. ATG was unable to repay the loan on its stated maturity date and subsequently obtained an extension until December 15,
2000.    ATG is seeking to obtain an extension to the December 15, 2000 due date, but to date has not obtained this extension. ATG anticipates that it will need to obtain additional financing or obtain another extension on the due date in order to repay the loan.

  At October 31, 2000, November 30, 2000, December 31, 2000 and January 31, 2001 ATG failed to make required payments of interest in the amounts of $269,166, $252,343, $243,931, and $257,183 respectively.

  ATG will not be able, without obtaining concessions from the banks or new financing, to make the mandatory principal paydown of approximately $5,750,000, the $269,166 interest which was due October 31, 2000, the $252,343 interest which was due November 30, 2000, the $243,931 interest which was due December 31, 2000 and the $257,183 interest which was due January 31, 2001 under the credit facility, or to comply with the current financial covenants set forth in the agreements governing the credit facility.

  As of January 25, 2001, the banks have not granted a forbearance in respect of the violations of the credit agreement beyond June 30, 2000. The lenders could elect at any time to enforce their rights and remedies under the credit agreement. The banks' remedies could include a demand for repayment of all outstanding loans, which raises substantial doubt about the ability of the company to continue as a going concern if it cannot obtain additional cash to repay or restructure the debt. ATG is continuing to negotiate with the lenders to modify the financial covenants and the time frame for the mandatory paydown. ATG is seeking alternative forms of financing in order to make the mandatory paydown. ATG is also reviewing its business plan with its financial advisors and lenders with the objective of seeking appropriate accommodations and to ascertain what actions can be taken to enhance liquidity and thereby generate cash to assist in paying the company's debt service. ATG is also evaluating potential changes in its capital structure and additional financial resources. If ATG is unable to service its indebtedness, we may be required to alter our business plans, seek to restructure or refinance our indebtedness or seek additional equity capital.

  We will not have sufficient cash generated from operations to meet our working capital requirements for the next twelve months unless we are able to negotiate accommodations from our lenders or refinance our indebtedness.

Recent Pronouncements

  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), Accounting for Derivative Instruments and Hedging Activities. SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument, including some derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS 133 is effective for ATG in fiscal year 2000 and will not require retroactive restatement of prior period financial statements. The adoption of SFAS 133 will not have a material impact on our financial position and results of operations.

  In December 1999, the Securities Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), Revenue Recognition in Financial Statements, which outlines the basic criteria that must be met to recognize revenue and provides guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the SEC. The adoption of SAB 101 will have no material impact on our financial position and results of operations.

  In March 2000, the FASB issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation - An Interpretation of APB 25 (the "Interpretation"). This Interpretation clarifies (a) the definition of an employee for purposes of applying APB 25, (b) the criteria for determining whether a stock plan qualifies as a non-compensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but some of the conclusions in this Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. To the extent that this Interpretation covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying this Interpretation are recognized on a prospective basis from July 1, 2000. The adoption of FIN 44 will have no material impact on statement of operations.

Quantitative and Qualitative Disclosures About Market Risk

  We considered the provisions of Financial Reporting Release No. 48, "Disclosure about Accounting Policies for Derivative Financial Instruments and Derivative Commodity Instruments, and Disclosure of Qualitative Information about Market Risk Inherent in Derivative Financial Instruments, Other Financial Instruments and Derivative Commodity Instruments". We had no derivative financial or commodity instruments at December 31, 1999. Our long term credit facility provides for interest at a floating or variable rate that may fluctuate over time based on changes, as applicable, in the prevailing market conditions or in designated financial ratios applicable ATG pursuant to its terms. Our short term line of credit has an interest rate based on the bank's reference rate that may fluctuate over time based on changes in the prevailing market conditions. We are subject to interest rate risk, and could be subjected to increased interest payments if market interest rates fluctuate. An effective increase or decrease of 10% in these interest rates would not have a material adverse effect on our results of operations.

                                    BUSINESS

Forward-Looking Information

  Statements in this report concerning expectations for the future constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to a number of known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of ATG or industry trends to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include, among others, those discussed in the "Risk Factors" section of this prospectus beginning on page 3 and elsewhere in this report and those described from time to time in ATG's other filings with the Securities and Exchange Commission, press releases and other public communications.


General

  ATG Inc. was incorporated in Texas in 1976 under the name Allied Nuclear, Inc., reincorporated in California in 1980 and changed its name to "ATG Inc." in 1987. ATG is a radioactive and hazardous waste management company that offers comprehensive treatment solutions for low-level radioactive waste and low-level mixed waste generated by the U.S. Department of Defense, the U.S. Department of Energy and commercial entities such as nuclear power plants, medical facilities and research institutions. Our thermal treatment technologies achieve substantial volume and mass reductions for treated waste streams while encapsulating the non-volatile waste remains in a glass matrix or metal matrix for final disposal. Both of these final waste forms offer greater intrinsic safety and environmental benefits at competitive prices than either incinerator ash or non-thermal waste processing techniques.

  ATG operates through two primary business lines, the Fixed Facilities Group and the Field Engineering Group. The Fixed Facilities Group operates ATG's fixed facilities in Richland, Washington and Oak Ridge, Tennessee, which are used to process low-level radioactive waste and low-level mixed waste. The Fixed Facilities Group also performs nuclear related work at its customer sites which normally results in waste being sent to its fixed facilities for processing prior to disposal. ATG's fixed facilities operate under radioactive material licenses issued by the State of Washington for its Richland facilities and the State of Tennessee for its Oak Ridge facilities. Our radioactive materials licenses include reciprocity provisions that allow us to treat radioactive waste at customer sites in all fifty states. Our licenses and permits for our Richland, Washington facilities also include the most comprehensive mixed waste processing permit in the United States. Our mixed waste processing capabilities are presently anticipated to result in both substantial mixed waste revenue starting in 2000 and to also help attract additional wastes to our processing facilities for low-level radioactive waste.

  The Field Engineering Group performs a broad range of construction management
projects and hazardous waste remediation projects at customer sites.   Its
primary customer base is private industry and the Department of Defense. It carries out both fixed price and time and materials contracts related to the clean-up of customer sites under the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, commonly referred to as CERCLA, and the U.S. Resources Conservation and Recovery Act of 1976, commonly referred to as RCRA, asbestos abatement projects, as well as various specialized construction management projects, such as the construction of levies.

  In December 1998, ATG acquired assets and business lines from the former Molten Metal Technologies, Inc. The assets acquired from Molten Metal Technologies included substantially all of the operating assets, contracts, licenses and permits associated with the wet waste treatment and catalytic extraction processing for ion exchange resins used to clean various nuclear power plant waste streams. Building upon the natural synergy between the acquired business lines and our nuclear fixed facility business lines, in 1999 we integrated the assets acquired from Molten Metal Technologies with our Richland, Washington waste processing operations. The integration permits customer waste processing needs to be addressed and directed to the processing location capable of providing the most efficient and economical treatment.

  We believe that we possess a number of competitive advantages which distinguish our company from other radioactive and hazardous waste management companies. These include:

  . a very comprehensive range of services;

  . an extensive portfolio of licenses and permits that are both necessary to do business and that create barriers to entry for new competitors;

  . the inherent cost-efficiency and environmental integrity of our waste treatment technologies; and

  . our established positioning with commercial and government customers and federal, state and local regulators.

In particular, our radioactive material licenses and our mixed waste permits are considered to be major competitive factors in our fixed facility business lines. The very long time periods, ranging from three to five years, and extensive public interactions required to obtain these licenses and permits constitute extensive barriers to entry that we believe provide far greater protection against competition than do the proprietary protections and patents associated with the technologies that we employ.

Market Overview

  General.   The worldwide environmental services industry is diverse and growing. Both in the United States and abroad, this growth has been driven by extensive legislation and governmental regulations that are aimed at protecting the environment by requiring responsible parties to responsibly manage the nuclear and hazardous wastes that they generate and to clean up any already existing environmental hazards. According to industry sources, in 1998 U.S. companies generated $190 billion in environmental industry related revenue on a worldwide basis representing approximately 2.0% growth over 1997 revenue.

  Although much of the U.S. environmental market is mature and marked by significant competition for environmental project work, we believe that the specific environmental services markets that we focus on and, in particular, the treatment and disposal of low-level radioactive waste and low-level mixed waste as well as the decommissioning of facilities contaminated with those wastes, face much more limited competition and thereby continue to command greater margins than many other environmental service areas. The following is a description of each of the markets ATG focuses on relative to the types of waste each market addresses.


  Treatment Market in Low-Level Radioactive Waste.   Radioactive waste is
categorized as either high-level radioactive waste or low-level radioactive waste. This waste is generated by government facilities and by commercial enterprises such as nuclear power plants, medical laboratories and university and industrial research and development facilities. High-level radioactive waste is primarily comprised of spent nuclear fuel rods from nuclear reactors and highly radioactive waste generated by the processing of nuclear materials for weapons production. ATG does not handle or process high-level radioactive waste. Low-level radioactive waste is all radioactive material other than high-level radioactive waste.

  Low-level radioactive waste consists of relatively large amounts of common industrial waste materials that have become contaminated during use with generally small amounts of radioactivity. These materials include equipment and tools that have been used in nuclear facilities and laboratories; protective clothing worn by radiation workers; and paper, rags, packing materials, and miscellaneous liquids and sludges that are waste by-products from nuclear manufacturing, power production, or medical or research applications. A special case of low-level radioactive waste is ion exchange resins that are used to clean various nuclear power plant process water streams. The ion exchange resins act in a manner analogous to that of a magnet, pulling dissolved radioactive ions out of the nuclear process water via a chemical attraction for those ions. Through these cleaning processes, ion exchange resins tend to accumulate significantly higher concentrations of radioactive materials than other low-level radioactive waste which, accordingly, increases their handling and disposal costs.

  ATG had targeted the ion exchange resin treatment market for its SAFGLAS(TM) process in early 1998 and began offering thermal processing for resins with relatively low contamination levels. Our acquisition of the assets of Molten Metal Technologies in December 1998 moved ATG into the leadership position for ion exchange resin treatment offerings and allowed ATG to process ion exchange resins with significantly greater levels of radioactive contamination, thereby opening a broader spectrum of the ion exchange resin market to ATG. ATG currently is the only provider of the full range of services leading to the final disposal of used ion exchange resins serving the U.S. market. These services include dewatering the resins at customer sites or at ATG's fixed facilities to meet disposal requirements, selling a spectrum of proprietary high integrity containers that are required for the disposal of ion exchange resins and other very radioactive materials, thermally processing ion exchange resins to achieve large volume and mass reductions of 100 to 1, and providing shielded transportation services via a large fleet of shielded casks in order to transport the ion exchange resins in accordance with regulations of the U.S. Department of Transportation and U.S. Nuclear Regulatory Commission, commonly referred to as the NRC.


  ATG has been engaged in the business of handling, treating, storing, and disposing of low-level radioactive waste since 1988. As of December 31, 1999, ATG was providing at least one of its low-level radioactive waste service lines to greater than 90% of the commercial nuclear power plants in the United States. ATG estimates that currently between $150 and $200 million is spent annually in the United States on the treatment of commercial low-level radioactive waste.
We believe that the size of the commercial market in the United States for treatment of low-level radioactive waste will continue to increase over the next decade as the result of the expected decommissioning of older nuclear power plants in the United States. We also believe that significant demand exists in the United States for the volume and mass reduction of commercially generated low-level radioactive waste, as there are at present only two full-service disposal sites in the nation accepting this waste. Moreover, one of those, Barnwell in South Carolina, has announced substantial graduated cutbacks in the quantities of nuclear wastes it will accept that will result in phasing out all wastes from outside the Atlantic Compact over the next seven years.


  The Barnwell disposal site, which currently services the majority of commercial low-level radioactive waste generators in the United States, has increased its disposal fees by approximately 300% over the past five years. The current disposal fees at this site are approximately $4.00 to $7.00 per pound, or $400 per cubic foot, depending upon the waste's density and activity levels. The disposal fees charged by the disposal site in Richland, Washington, the other fully permitted low-level radioactive waste disposal site, are significantly lower than those charged by the Barnwell site, but this site is only permitted to accept waste generated in the eleven Northwestern states. There is also a disposal facility in Clive, Utah that also charges disposal fees significantly lower than those charged by the Barnwell site, but it is currently permitted to accept only low-level radioactive waste with lower concentrations of radioactivity than that accepted by either Barnwell or the Richland site.

  At the present time ATG is the only company providing a full range of thermal treatment services for low-level radioactive waste in the United States. GTS Duratek, Inc. provides incineration of some low-level radioactive waste but not ion exchange resins. A new market entrant, Studvik Inc., began proving pyrolysis services for ion exchange resins during 2000.


  The federal government, principally the Department of Energy and Department of Defense, have generated very significant amounts of low-level radioactive wastes that are largely stored on federal government sites. The Department of Energy, which owns most of those wastes, estimates that it has in excess of 53 million cubic feet of low-level radioactive waste either currently stored or expected to be generated during the next 20 years at its facilities throughout the United States. ATG estimates that the minimum processing value will exceed $1.8 billion based on a processing cost of $35.00 per cubic foot.

  Treatment Market for Low-Level Mixed Waste. Low-level mixed waste is low-level radioactive waste co-mingled with hazardous substances regulated by RCRA and/or toxic substances regulated by the Toxic Substances Control Act of 1976, commonly referred to as TSCA. Low-level mixed waste results from a variety of activities such as the processing of nuclear materials used in nuclear weapon production, nuclear energy research, and the generation of nuclear power. The clean-up of government-generated low-level mixed waste is driven by the Federal Facilities Compliance Act of 1992 which requires that radioactivity-contaminated federal facilities meet waste clean-up targets by specified dates. For example, the Department of Energy's Hanford Reservation is required to commence non-thermal treatment of the low-level mixed waste stored there by September 30, 1999, and thermal treatment of this waste by December 31, 2000.

  Significant quantities of untreated low-level mixed waste have accumulated in the United States, as approved treatment solutions applicable to a broad range of low-level mixed waste streams have previously not been available. The Department of Energy estimates that there is in excess of 7.7 million cubic feet of low-level mixed waste either currently stored or anticipated to be generated over the next two decades throughout the United States at Department of Energy facilities alone. The Department of Energy also estimates that the treatment costs for its low-level mixed waste will exceed one billion dollars through the year 2010. We are not aware of any reliable estimates of the existing backlog of commercially generated low-level mixed waste awaiting treatment at generators' sites, as there are no requirements for commercial generators to report that information. However, according to a survey study sponsored by the NRC and the U.S. Environmental Protection Agency, approximately 140,000 cubic feet of low-level mixed waste was commercially generated in the United States in 1990. We believe that the size of the commercial low-level mixed waste treatment market in the United States will increase significantly in connection with the expected decommissioning of nuclear power plants in the United States over the next decade.

  ATG has successfully permitted and financed, and has substantially completed construction of, the most comprehensive commercial low-level mixed waste treatment facility in the United States. That facility, a portion of which commenced operations in December of 1999, will provide non-thermal treatment of mixed wastes requiring stabilization under RCRA and will provide thermal treatment of mixed wastes that require high temperature treatment under both RCRA and TSCA to destroy hazardous constituents prior to disposal. Currently, the regulatory authorities are allowing ATG to process contracted mixed waste streams as we prepare for demonstration testing. Demonstration testing of this facility for thermal treatment of mixed waste is scheduled during 2001.

  ATG has already won seven commercial and five federal contracts for the treatment of mixed wastes and initiated the non-thermal treatment of mixed wastes generated by the Department of Energy under one mixed waste contract in December of 1999. These contracts are anticipated to provide in excess of $67.6 million of revenues to ATG over the term of these contracts. We anticipate that all of our mixed waste treatment service lines will be operational during the year 2001 as the construction of our low-level mixed waste facilities is complete and we are currently processing thermal mixed waste streams as we proceed with the startup of thermal operations.


  Hazardous Waste Treatment Market. Hazardous waste is waste that is classified as hazardous under RCRA and/or toxic under TSCA. The list of "hazardous substances" covered by these laws is extensive and includes a large number of chemicals, metals, pesticides, biological agents, toxic pollutants and other substances. ATG is not engaged in the large but highly competitive hazardous waste treatment market other than through the environmental restoration services provided by its Field Engineering Group. Historically, ATG has processed a broad range of hazardous substances at client sites during the execution of environmental restoration projects.

Waste Treatment Technologies


  A summary description of ATG's principal waste treatment technologies for low-level radioactive waste and low-level mixed waste is provided in the following table:

------------------------------------------------------------------------------------------------------------------------
PRINCIPAL TECHNOLOGIES
------------------------------------------------------------------------------------------------------------------------
                       Waste Streams
Technology             Treated                Nature of Process      Operating Status
------------------------------------------------------------------------------------------------------------------------
SAFGLAS(TM)            LOW-LEVEL              High                   Commercial operation commenced in September 1997
                       RADIOACTIVE            Temperature
                       WASTE                  Thermal
-------------------------------------------------------------------------------------------------------------------------
GASVIT                 LOW-LEVEL              High                   Commercial operation scheduled for December 2000
                       MIXED                  Temperature
                       WASTE                  Thermal
------------------------------------------------------------------------------------------------------------------------
CATALYTICS             ION                    High                   Commercial operation commenced in 1997
                       EXCHANGE               Temperature
                       RESINS                 Thermal
-------------------------------------------------------------------------------------------------------------------------
WET WASTE SERVICES     ION                    De-Watering            Commercially operational for over five years
                       EXCHANGE
                       RESINS
-------------------------------------------------------------------------------------------------------------------------
AWPS                   LIQUIDS                Polymer Assisted       First system delivered March 1999
                                              High Efficiency
                                              Water Filtration
-------------------------------------------------------------------------------------------------------------------------
RVR                    LIQUIDS/               Moderate               Commercially operational for over five years
                       SLUDGES                Temperature
                                              Thermal
-------------------------------------------------------------------------------------------------------------------------

The core technology employed in the SAFGLAS(TM) and GASVIT systems is vitrification. Vitrification technologies have been successfully used in Europe for over thirty years, principally in the area of treatment of high-level radioactive waste and are used by the Department of Energy currently for high-level radioactive waste. The EPA has identified vitrification as what it refers to as the best demonstrated achievable technology for the treatment of high-level radioactive waste. We believe that vitrification will prove to be equally effective in the treatment of waste contaminated with lower levels of radioactivity. In addition, the vitrification process results in significantly less effluents than the more traditional incineration methods of waste treatment. Accordingly, we believe vitrification is widely perceived as an environmentally superior waste treatment method.

  SAFGLAS(TM)-Thermal Treatment of Low-Level Radioactive Waste by Vitrification. The SAFGLAS(TM) system treats a broad spectrum of low-level radioactive waste in the form of dry active wastes, such as protective clothing, paper, rags, plastics and wood, low-level activity resins, aqueous based liquids and sludges, and oils, which eliminates the customer's need to presort wastes to fit the specialized capabilities of a particular waste processor's technology. The SAFGLAS(TM) system can reduce the volume of the input waste by a factor of up to 200 to 1 and the mass of the input waste by up to 96%. We believe that the highly stable and leach-resistant nature of the glass produced by the SAFGLAS(TM) process, as compared to incineration ash, will be significant for waste generators concerned with the potential long-term liabilities associated with the land disposal of low-level radioactive waste.

  The basic SAFGLAS(TM) system has been enhanced through the addition of a high temperature bulk processing unit, commonly known as a BPU, that processes a wide range of low-level radioactive waste. Because the BPU exhausts into the second chamber of the basic SAFGLAS(TM) unit, ATG refers to the combination of these integrated technologies as the SAFGLAS(TM) system. The BPU offers the advantage of allowing each customer's waste to keep its own identity and not to be commingled during processing. We believe from that this will offer a significant competitive advantage when the Barnwell site limits its acceptance of wastes and some customers opt for having the waste processed for volume reduction and then returned for on-site storage.

  GASVIT-Thermal Destruction of Low-Level Mixed Waste by Gasification/ Vitrification. ATG has acquired licensing rights to use a proprietary plasma arc technology developed by Integrated Environmental Technologies, LLC for the treatment of low-level mixed waste. We are integrating the plasma technology from Integrated Environmental Technologies with our own technologies to form the GASVIT system. The GASVIT system will be used as the primary component in our thermal processing facility for low-level mixed waste. Materials are fed into a process chamber where the organic materials are destroyed in a flameless process. As with the SAFGLAS(TM) system process, the end result of the GASVIT system process is a glass material. The GASVIT system can reduce the volume of the input waste by a factor of up to 200 to 1, and the mass of the input waste by a factor of up to 96%. A 50 lbs./hr. prototype gasification/vitrification process chamber has been in operation at IET's facilities in Richland, Washington since June, 1997. The GASVIT system is being licensed for a total throughput of 12,000 pounds per day; however, the initial unit will provide only 50% of the permitted capacity. We intend to add another unit as its capacity needs increase.

  CATALYTICS-Thermal Destruction of Ion Exchange Resins. Ion exchange resins with significant radionuclide concentrations are destroyed in a patented and licensed high temperature non-incineration process which provides high volume and mass reductions similar to those provided by SAFGLAS(TM). The non-volatile remains are encapsulated in a metal matrix for disposal.

  WET WASTE SERVICES-Dewatering, packaging, and shielded transportation of Ion Exchange Resins. We hold patent and other rights for a variety of licensed high integrity containers used to hold ion exchange resins during transportation and disposal. ATG also has the patent rights and ownership for approximately 50% of the nation's heavily shielded casks that are used to safely transport ion exchange resins in accordance with Department of Transportation regulations. Additionally, ATG provides proprietary equipment and services to remove water from ion exchange resins prior to transportation and disposal to meet Department of

Transportation and disposal site criteria, achieving in the process moisture removal levels considerably beyond those achievable by competing technologies.


  AWPS - Advanced Treatment Through Filtration. AWPS is used for the removal of suspended and dissolved impurities from nuclear power reactor water streams.
ATG employs a variety of technologies for which it holds either patent or licensing rights to treat a broad range of nuclear power plant liquid waste/process streams. Our proprietary processes pretreat the water in a manner that increases the efficiency of filtration and the filter lifetimes ten-fold greater than competing technologies. One of our AWPS units was installed in a commercial nuclear power plant in late 1999, one unit in 2000 and one unit is scheduled for installation and testing at a commercial nuclear power plant in 2001.


  RVR-Radioactive Volume Reduction of Liquid Wastes and Sludges. This patented, moderate temperature, vacuum evaporation process provides a portable and economic method for transforming radioactive liquids and sludges into dry powders and, if desirable, recovering the water for reuse. ATG employs RVR systems at its Tennessee facilities to treat its own secondary wastes as well as customer wastes. The RVR process has also been used for commercial nuclear projects throughout the United States. In addition, we also sell RVR units to foreign power reactor operators.

Operations and Services

  ATG provides radioactive and hazardous waste management services through its Fixed Facilities Group and its Field Engineering Group.

  Fixed Facilities Group. The Fixed Facilities Group operates ATG's treatment facilities for low-level radioactive waste and low-level mixed waste in Richland, Washington and Oak Ridge, Tennessee and also provides shielded transportation services and on-site services at its customers' facilities. The primary treatment facilities are located on a 45-acre parcel of land owned by ATG in Richland, Washington which is adjacent to the Department of Energy's Hanford Reservation. Our Richland facility is one of the largest commercial radioactive waste treatment facilities in the United States. This facility is currently licensed to handle, treat and store a wide variety of low-level radioactive waste. In addition, the facility is currently licensed to handle, treat and store a wide variety of non-thermal low-level mixed waste and must complete its demonstration testing to become fully operational for thermal low-level mixed waste treatment for both commercial and government generators. ATG also owns a 40,000 square foot licensed facility on a seven acre site in Oak Ridge, Tennessee where it thermally processes ion exchange resins and non-thermally processes both ion exchange resins and radioactive sludges that are not suitable for thermal processing. ATG also owns a third licensed site, a 16 acre facility in Columbia, South Carolina which is used to maintain and store equipment used for wet waste field projects throughout the United States. Finally, ATG leases a four-acre facility in Fremont, California which houses ATG's corporate offices, as well as a storage and transfer station for low-level radioactive waste that supports its Richland operations. ATG utilizes a fleet of company-owned trucks to transport waste intra-state to or from its Richland and Fremont facilities, and utilizes third party commercial carriers to transport waste inter-state to or from these facilities.

  Treatment Services for Low-Level Radioactive Waste. Since 1988, ATG has treated and recycled several million pounds of low-level radioactive waste at its Richland facilities. Since being placed in operation in September 1997, the SAFGLAS(TM) system has processed in excess of 4 million pounds of low-level radioactive waste. In addition to the Department of Energy, Department of Defense and other agencies of the U.S. government, customers for the company's low-level radioactive waste treatment services include over 90% of the nation's nuclear power plants, many major corporations, and numerous universities, laboratories, hospitals and other research and medical institutions.

  Treatment Services for Low-Level Mixed Waste. In early 1995, ATG began the licensing, design and facility construction process for a mixed waste treatment and storage facility to be sited at its Richland facilities. That permit was issued in July 1999 and construction of the facility commenced shortly thereafter financed by the proceeds from the issuance of $27 million in tax-exempt Solid Waste Revenue Bonds by the Port of Benton in Washington State.


  The construction of ATG's mixed waste facilities is being carried out in a phased manner so that those portions of the facility that can be brought on line more rapidly are completed and made operational first. Accordingly, although the overall facility will not be fully operational until sometime in 2001, we were able to successfully receive and process non-thermal mixed wastes in late 1999 and throughout 2000. The mixed waste processing can generally be categorized as thermal and non-thermal consistent with requirements established by the EPA that dictate how various types of mixed wastes must be processed prior to disposal.

  Non-thermal mixed waste processes are generally intended to chemically stabilize mixed waste materials and/or encapsulate the wastes in a manner that renders them sufficiently immobile for land disposal. Our permit provides for four non-thermal mixed waste process lines designed to meet the EPA's RCRA mixed waste treatment specifications. Our mixed waste permit also provides for one thermal process line that is designed to thermally destroy RCRA and TSCA organic constituents in the mixed wastes that the EPA has determined require thermal destruction prior to disposal. We will use a proprietary high temperature plasma process to destroy RCRA and TSCA organic mixed wastes. That process, which the company calls "GASVIT", will destroy the organic constituents in the mixed wastes in a manner that fully meets the EPA requirements without the use of incineration.

  In November 1995, the Department of Energy awarded ATG, in a competitive bidding process, the first privatized contract to thermally treat low-level mixed waste generated by the Department of Energy's Hanford Reservation. This contract has a minimum value to ATG of $10.4 million and a maximum value to ATG of $24 million for treating 175,000 cubic feet of waste over ten years. Subsequently, in September 1997, the Department of Energy awarded us the first privatized contract to non-thermally treat low-level mixed waste generated by the Hanford Reservation. This contract has a minimum value to ATG of $2.6 million and a maximum value to ATG of $5 million over a three-year period which commenced in December 1999 when we began to non-thermally treat low-level mixed waste under that contract. More recently we have been awarded several additional contracts to treat mixed wastes generated by several other Department of Energy facilities across the United States, by various commercial research and manufacturing companies, and by commercial nuclear utility companies.

  ATG commenced the non-thermal treatment portion of these contracts in December 1999. ATG has also commenced the thermal treatment portion of these contracts on December 31, 2000, by the start-up treatment of contracted thermal mixed waste streams.

  Field Engineering Group. The principal services provided by ATG's Field Engineering Group are the environmental restoration of sites contaminated with hazardous wastes and construction management contracts such as levee construction. Our comprehensive capabilities include site investigation, characterization and assessment, negotiation with regulatory agencies and procurement of required regulatory approvals, preparation of feasibility and remedial design studies, removal and remediation actions, construction, waste brokerage and transportation.


  Decontamination and Decommissioning Services. Historically, providing services for decontamination and decommissioning of facilities contaminated with radioactivity, commonly referred to as D&D, have been ATG's core specialty area. ATG has been involved in D&D projects for over a decade and currently is involved in several D&D projects for the Department of Energy. Customers for ATG's D&D services include nuclear power plants, universities and other research institutions that utilize radioactive isotopes in a variety of research projects, hospitals with radiological medicine departments, companies employing nuclear materials in manufacturing and the Department of Energy and Department of Defense, which oversee the nation's nuclear weapon production facilities.

  We believe that there are significant near-term opportunities in domestic D&D, particularly in the commercial D&D market, as up to ten U.S. nuclear power plants are expected to be decommissioned over the next decade. Based on recent studies prepared by utilities regarding the costs to decontaminate and decommission nuclear power plants, as reported by the Nuclear Energy Institute, a nuclear energy industry policy organization, we estimate that the average total cost of decontaminating and decommissioning a domestic nuclear power plant is approximately $300-$400 million. In addition, there are over 5,000 radioactivity-contaminated Department of Defense and Department of Energy facilities, which are scheduled to be decommissioned over the next decade.

  Environmental Restoration Services. ATG has historically concentrated on environmental removal and remediation actions at contaminated Department of Defense sites. There are over 420 Department of Defense sites contaminated with low-level radioactive waste or low-level mixed waste. According to industry sources, subcontracted spending by the Department of Energy for environmental remediation in 1998 was $1.85 billion, up 7% from 1997, and is projected to continue growing for 10 to 15 years. Environmental restoration spending by the Department of Defense is approximately 50% of Department of Energy spending, or approximately $0.94 billion, for 1998.

  Since 1989 ATG has executed more than 225 field-engineering projects relating to the environmental restoration of sites contaminated with low-level radioactive waste, low-level mixed waste, or hazardous waste throughout the United States and U.S. territories. In addition,

ATG is currently performing under three Total Environmental Restoration Contracts with the U.S. Army Corps of Engineers, two Pre-placed Remedial Action Contracts with the U.S. Army Corps of Engineers, two Remedial Action Contracts with the U.S. Navy and four environmental restoration contracts with the Department of Energy, collectively covering a 40 state area.

  For its military and industrial clients, ATG executes environmental restoration projects either on a planned or quick response basis. In the execution of both planned and quick response environmental restoration projects involving both low-level radioactive waste and low-level mixed waste, ATG believes that it is one of only six domestic companies having the in-house capability of providing on-site full-service solutions from site investigation through the waste treatment stage for D&D and environmental restoration projects involving low-level radioactive waste and low-level mixed waste.


  Revenues of Fixed Facilities Group and Field Engineering Group. Prior to 1998, ATG evaluated its operations as one business unit. Thermal processing of large volumes of waste began in 1998 and ATG commenced evaluating its business as two business segments in the fourth quarter of 1998. ATG segregates revenue and gross profit by business segment. Selling, general and administrative expenses are not allocated to the business segments.

  For the year ended 1998, the  Fixed Facilities Group had revenue of
$18,889,000 and gross profits of $11,082,000.   For the year ended 1999, the
Fixed Facilities Group had revenue of $46,854,000 and gross profits of $22,845,000.

  For the year ended 1998, the  Fixed Engineering Group had revenue of
$17,011,000 and gross profits of $5,002,000.   For the year ended 1999, the
Fixed Facilities Group had revenue of $13,808,000 and gross profits of $1,458,000.

Customers

  We provide our services to a broad range of commercial and federal, state and local government clients in the United States. Demand for our services and the distribution of this demand are influenced by the level of implementation and enforcement of existing and new environmental regulations, funding levels for government projects and spending patterns of commercial clients.

  Primarily due to our technical expertise, extensive portfolio of environmental licenses and permits and full-service capabilities on-site, we have successfully bid on and executed a substantial number of waste treatment, environmental restoration, D&D and other contracts with commercial customers, the Department of Defense, Department of Energy and a number of other federal government agencies, as both a prime contractor and as a subcontractor. In general, our business mix has recently been trending towards an increase in the percentage of revenue attributable to commercial clients, due to the commercial business volume handled by our fixed facilities since the commencement of SAFGLAS(TM) operation in late 1997 and our acquisition of the assets of Molten Metal Technologies in late 1998. In fiscal 1999, 1998, and 1997, the percentage of our total revenue attributable to federal government contracts was approximately 27%, 55%, and 71%, respectively. While we expect our commercial revenues to continue to grow, the fact that most of the mixed waste in the United States is owned by the federal government is anticipated to result in significant growth in its federal revenue as well. One contract with the U.S. Air Force accounted for 14% of our total revenue in the year ended December 31, 1998. One contract with the U.S. Army Corps of Engineers- Sacramento District accounted for 21% of our total revenue in the year ended December 31, 1997. We also serve numerous commercial clients, including large industrial concerns, nuclear power plants, hospitals, laboratories and other medical institutions, and universities. No single commercial client accounted for 10% or more of our revenue in fiscal years 1999, 1998 or 1997.

Sales and Marketing

  ATG relies on a direct sales and marketing staff of approximately 10 employees, its executive management team and project managers, and brokers and other intermediaries, to market its waste treatment and field engineering services nationwide and internationally. Historically, we relied on discrete waste treatment projects and limited term remediation projects that typically involved planned clean-ups of sites that were contaminated in the normal course of manufacturing activity or quick response clean-ups of spills. We now target our marketing efforts on large, multi-year private sector and government site-specific and term contracts in the areas of treatment of low-level radioactive waste and low-level mixed waste, environmental restoration and nuclear facility D&D.

  We focus our marketing resources on higher margin markets where we have technological or licensing advantages over potential competitors. We also focus on continually strengthening our relationships with existing and target customers. We believe that relationship selling is important as customers display an increasing desire for good, reliable service. Accordingly, we deploy operators at customer sites and target a high frequency of quality customer interactions by our sales force directed at better identifying and resolving its customers' problems. We believe that these strategies have been validated by the significant revenue growth we have experienced over the past three years.

  We also intend to offer our SAFGLAS(TM) and GASVIT vitrification technologies for on-site treatment of low-level radioactive waste and low-level mixed waste in selected Pacific Rim markets. We believe that the high cost of disposal of low-level radioactive waste and low-level mixed waste disposal in a number of Pacific Rim countries favors thermal treatment for low-level radioactive waste and low-level mixed waste, while regulatory restrictions and other environmental concerns may limit incineration as a treatment process.

  To further promote use of its technologies and to establish strategic alliances designed to accelerate its penetration of selected Pacific Rim markets, ATG has entered into exclusive technology transfer agreements covering its technologies for Hong Kong, Taiwan, and The People's Republic of China. ATG currently has two technology transfer agreements. One of these agreements, dated September 30, 1997, is with Alliance Technology Group, Incorporated, and the second agreement, dated June 28, 1997, is with Pacific Trading Company. These agreements require ATG to provide assistance and know-how to its alliance partners who, in turn, have the right to market ATG's technologies in these territories. ATG will share in any profits generated from those efforts and will also receive a royalty on revenue generated by the use of its vitrification technologies. ATG is entitled to independently pursue opportunities or to terminate the agreements within those territories if its alliance partners are not actively and successfully marketing its technologies, or, if designated levels of minimum revenues are not achieved in those territories within specified periods. Although we believe that these agreements and similar agreements may become important to our business in the future, our two existing agreements are not material to our business because there is no current activity and no revenues are being generated under those agreements.

Competition

  In general, the radioactive and hazardous waste management industry is highly competitive. We face varying levels of competition in our current and planned business lines. We believe that we currently have only one principal competitor, Duratek, for the thermal treatment of domestic low-level radioactive waste, a handful of small to mid-size competitors in the non-thermal treatment of domestic low-level radioactive waste, and one potential competitor for thermally treating ion exchange resins. We have a non-compete agreement with Duratek that precludes Duratek from processing commercial ion exchange resins. The term of the non-compete with Duratek expires December 2001. With respect to the domestic treatment market for low-level mixed waste, we believe that there are only four other companies currently commercially processing low-level mixed waste at their own facilities, all of which are doing so under limited licenses which restrict them from accepting a broad spectrum of low-level mixed waste streams. We believe that our mixed waste permit and mixed waste processing facility provide the most comprehensive commercial mixed waste treatment capabilities in the United States.

  We also face competition from disposal facilities for low-level radioactive waste in that the volume and mass reduction achieved by our processing must be at a cost that provides an economic incentive to the generator relative to the options of direct disposal at a facility, as most low-level radioactive waste does not require treatment in order to meet the acceptance criteria of at least one U.S. facility. For example, when the commercial disposal site for low-level radioactive waste in Clive, Utah recently expanded its acceptance criteria, allowing it to receive waste with radioactivity levels higher than it was previously permitted to accept, we saw a greater level of competition for the affected wastes, as some generators in the geographic area proximate to this facility that previously would have had the waste treated prior to disposal have found it economical to apt for direct disposal. While we are aware that one or more other companies are interested in developing commercial disposal sites for low-level radioactive waste, the likelihood of their success does not appear to be high based upon the public sensitivity to radioactive materials in the United States. Nonetheless, any change in the pricing of licensed commercial disposal of low-level radioactive waste in the United States will affect the competition we face, with increasing prices decreasing the competition and decreasing prices increasing the competition which we face.


  The nuclear facility D&D market is highly competitive, with numerous companies of varying size, geographical presence and capabilities participating in a variety of niche areas. The two predominant trends are for nuclear facility owners to either procure the services of a large engineering construction company to be the general manager for D&D services or for the owners to self perform the general management function. We believe that fewer than six companies have the capability of fulfilling the general management role for commercial nuclear power plant D&D, and that none of those companies nor owners also have sufficient in-house commercial waste processing capabilities to fully address the waste management issues presented by D&D. We believe that this will require the general managers for commercial nuclear power plant D&D activities, whether a contractor or the owner, to procure the services of one of the two full service nuclear waste processing companies to assist them with waste management. We further believe that the forward going trend will be for the general managers to avail themselves of the services of more than one waste processing company in order to ensure competitive pricing for D&D waste management services.

  We believe that the principal competitive factors applicable to all areas of our business are price, breadth of services offered, range and breadth of environmental licenses and permits held, reputation for customer service and dependability, technical proficiency and environmental integrity, operational experience, quality of working relations with federal, state and local environmental regulators and proximity to customers and licensed waste disposal sites. We believe that we are, and will continue to be, able to compete favorably on the basis of these factors. We also believe that we have several competitive advantages, including our vitrification and ion exchange resins technologies, the patents we hold, broad range of environmental services offered, ability to provide in-house full-service environmental solutions at customers' sites, the range and breadth of environmental licenses and permits held and applied for, including, without limitations, our radioactive material licenses and mixed waste permits, geographical positioning, and integrated technological approach to waste treatment solutions.


  Many of our competitors have substantially greater managerial, technical and marketing resources than we do, and there can be no assurance that one or more of our competitors do not possess or will not develop waste treatment technologies or field service capabilities that are superior to or more cost effective than ours. In some aspects of our business, substantial capital resources are required for facilities and equipment, and many of our competitors have substantially greater financial resources than ATG.

Intellectual Property

  We regard aspects of our waste treatment technologies and know-how as proprietary and use a combination of trade secret and trademark laws, employee and third party non-disclosure agreements, licenses from owners of patents and other intellectual property rights, and other methods to protect our technologies and know-how. We have received a patent for the SAFGLAS(TM) system
as incorporating a multi-zone process chamber.    We hold a number of patents on
the thermal and non-thermal processes and equipment which we utilize for processing of ion exchange resins at our Oak Ridge, Tennessee facilities and at our customer's sites, as well as for the high integrity containers and shielded shipping casks used for the transportation of ion exchange resins. We also hold the licenses and permits for our Washington and Tennessee facilities and possess the engineering craft knowledge required to cost-effectively operate, maintain, and enhance the permitted status of those facilities. While our patents provide us with technological efficiency and provide us with revenue through licenses to other companies by means of technology transfer agreements, we believe that the ownership of patents is not presently a significant factor in our business and that our success does not depend on the ownership of patents. We cannot assure you that we will be successful in protecting the proprietary aspects of our technology, nor that our proprietary rights will preclude competitors from developing waste treatment technologies equivalent or superior to ours. In addition, effective protection for the proprietary aspects of our technologies may be unavailable or limited in many foreign countries. While we are not aware that any of our waste treatment technologies infringe the rights of any third parties, we cannot assure you third parties will not claim infringement by ATG with respect to its existing or future waste treatment technologies.

  From time to time we license the rights to use the intellectual property of third parties embodied in subsystems of our technologies. In particular, we license rights from the owner of the patented technology embodied in the basic SAFGLAS(TM) system melter and from Integrated Environmental Technologies in connection with the design, construction and use of the melter incorporated into the GASVIT system. The former license is non-exclusive and royalty-free, but requires ATG to pay to the owner of the patent a license fee in the amount of $35,000 for each SAFGLAS(TM) process chamber built by ATG during a five-year period. With respect to any melter we purchase from Integrated Environmental Technologies, other than the two units we have initially contracted to purchase, our license with Integrated Environmental Technologies requires the payment of a royalty fee to Integrated Environmental Technologies in the amount of 3% of the gross revenue generated by ATG from processing radioactive waste using a treatment system incorporating such a melter. ATG from time to time receives letters of inquiry from the owners of patents requesting that ATG demonstrate that the technology licensed to ATG by third parties does not infringe their patents. We routinely refer these letters of inquiry to the licensors, who are required pursuant to the terms of their license agreements with ATG to defend ATG against infringement claims asserted by third parties relating to the licensed technology and to indemnify ATG against any resulting losses. With respect to each letter of inquiry previously received by ATG, we have been advised by the licensor that, in the judgement of the licensor, the licensed technology as used by ATG did not infringe the subject patents.

  We require each of our technical and engineering employees to enter into standard agreements pursuant to which the employee agrees to keep confidential all proprietary information of ATG and to assign to ATG all rights in any proprietary information or technology developed by the employee during his or her employment or made thereafter as a result of any inventions conceived or work done during his or her employment. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our technology without authorization or to develop similar technology independently.


Environmental Laws and Regulations; Licensing Processes Applicable to Treatment Facilities for Low-Level Radioactive Waste and Low-Level Mixed Waste

  Environmental Laws and Regulations. Extensive and evolving environmental protection laws and regulations have been adopted in the United States during recent decades in response to public concern over the environment. Our operations and those of our customers are subject to these evolving laws and regulations. The requirements of these laws and regulations impose substantial potential liabilities. For example, a failure to comply with current or future regulations could result in substantial fines, suspension of production, alteration of manufacturing processes, cessation of operations, or the expenditure of substantial clean-up costs. The requirements also create a demand for many of our services.


  We believe that our compliance with environmental laws and regulations will not have a material effect on our capital expenditures, earnings or competitive position, except with respect to capital expenditures for environmental control facilities. We had $6.5 million in expenditures for environmental control facilities in 2000, primarily in connection with the construction of the Richland mixed waste facility; however, we expect that the amount of expenditures for environmental control facilities required to be made in 2001 and immediate subsequent years will be less than $100,000.

  Under the Atomic Energy Act of 1954, commonly referred to as the AEA, and the Energy Reorganization Act of 1974, the NRC regulates the receipt, possession, use and transfer of radioactive materials. Pursuant to its authority under the AEA, the NRC has adopted regulations that address the management and disposal of low-level radioactive waste and that require the licensing of commercial disposal sites for low-level radioactive waste.

  RCRA provides a comprehensive framework for regulation of the handling, transportation, treatment, storage and disposal of hazardous waste. Strict standards are imposed under RCRA on hazardous waste generators and transporters, and on operators of hazardous waste treatment, storage and disposal facilities. The Land Disposal Restrictions developed under the Hazardous and Solid Waste Amendments of 1984 prohibit land disposal of specified wastes unless these wastes meet or are treated to meet best demonstrated achievable technology treatment standards, subject to specified exemptions. Under current regulations, waste residues derived from listed hazardous wastes are generally considered to be hazardous wastes subject to RCRA standards unless they are delisted through a formal rulemaking process that may last for several years. Liability under RCRA may be imposed for improper handling, transportation, treatment, storage or disposal of hazardous wastes, or for failure to take corrective action to address releases of hazardous wastes.

  CERCLA, and subsequent amendments including the Superfund Amendments and Reauthorization Act, commonly referred to as SARA, imposes strict, joint and several liability upon owners or operators of facilities where a release of hazardous substances has occurred, upon parties who generated hazardous substances that were released at these facilities and upon parties who arranged for the transportation of hazardous substances to these facilities. Liability under CERCLA may be imposed on ATG if releases of hazardous substances occur at treatment, storage, or disposal sites used by ATG. This liability potentially extends to off-site storage and disposal facilities used by ATG, any facilities owned by ATG for treatment and storage of low-level mixed waste, and releases at a customer's facility caused by ATG. Because our customers also face the same type of liabilities, CERCLA and SARA create incentives for our potential customers to avoid off-site treatment and disposal of hazardous substances in favor of on-site treatment and recycling.


  The radioactive and hazardous components of low-level mixed waste are governed by separate sets of laws and regulations discussed above. The radioactive component is governed by the AEA and is regulated by the Department of Energy for waste at Department of Energy facilities and by the Nuclear Regulatory Commission for commercially generated waste. The hazardous waste component is governed by RCRA, CERCLA, and/or TSCA, and is regulated by the EPA, and by the laws of the individual states. ATG designs its treatment and processing systems for low-level mixed waste and hazardous waste with the goal of minimizing the potential for release of hazardous substances into the environment. In addition, we have developed plans to manage and minimize the risk of CERCLA or RCRA liability, including the training of operators, use of operational controls and structuring of its relationships with the entities responsible for the handling of waste materials and by-products.

  The Clean Air Act of 1970 imposes strict requirements upon owners and operators of facilities and equipment which emit pollutants into the environment, including incinerators. Although we believe that our waste treatment systems effectively trap most particulates and generally prevent hazardous emissions from being released into the environment, we are required to secure additional permits from local authorities responsible for implementing the Clean Air Act.


  TSCA provides the EPA with the authority to regulate various types of commercially produced chemical substances. TSCA also established a comprehensive regulatory program for polychlorinated biphenyls, commonly referred to as PCBs, which is analogous to the RCRA program for hazardous waste.

  Other federal, state, and local environmental, health and safety requirements may also be applicable to our business. For example, the federal Occupational Safety and Health Act imposes requirements designed to protect the health and safety of workers, and the Nuclear Regulatory Commission has set regulatory standards for worker exposure to radioactive materials. In addition, the requirements of various other statutes, including the Federal Facilities Compliance Act of 1992 and the Uranium Mill Tailings Radiation Control Act, may create opportunities for additional use of our services.

  Licensing Processes Applicable to Treatment Facilities for Low-Level Radioactive Waste and Low-Level Mixed Waste. The process of applying for and obtaining the licenses and permits necessary to operate a radioactive waste treatment facility is lengthy and complex. The basic requirement is to obtain a radioactive materials license from the state in which the facility is to be located. The first step in this process is securing site and land use designation approval from local authorities. Most local authorities require a public hearing before a land use designation approval is granted. Due to public concern about the safety of radioactive material handling, the initial site approval step is often the most difficult. Upon site approval, the applicant must submit an application to the NRC or the state's nuclear regulatory agency if the state has signed an agreement to implement the NRC's regulations. This stage of the process may take two years or longer, and in some cases, may result in denial of a license. If the applicant intends to use a thermal treatment method at its site, then additional permits would be needed from the local authorities responsible for implementing the Clean Air Act regulations. The process for approving a thermal treatment method will generally include public hearings, environmental assessments and numerous interactions with regulators to resolve licensing and permitting issues.

  The licensing requirements applicable to a mixed waste facility are even more complex. In addition to the steps summarized above, the applicant must submit a RCRA Part A and Part B permit application to the appropriate agencies. For processing of PCBs, a TSCA permit from the EPA must also be obtained. In parallel with the RCRA/TSCA Part B permitting process, the applicant must submit an application to the agencies that issue radioactive material licenses and those that issue permits pursuant to the Clean Air Act. Several revisions to each document submitted may have to be made before the review process is complete and the application is granted. From the time the initial application is filed, the mixed waste licensing and permitting process could take as long as five years.


  We initiated the mixed waste licensing process for our Richland facilities in 1995 and commenced non-thermal mixed waste treatment there in the fourth quarter of 1999. In March of 1995, the company submitted a siting application to the Washington State Department of Ecology. After conducting two different public hearings, WDOE approved our siting application in December of 1995. Immediately after procuring this approval, ATG submitted a RCRA Part A and Part B permit application to WDOE for an integrated waste treatment plant utilizing stabilization, macro-encapsulation, physical extraction and other non-thermal treatment processes. In 1996, the application was amended to include the processing of mixed wastes using the GASVIT thermal treatment technology. A copy of the application was also submitted to the EPA for a joint EPA/WDOE permitting process covering PCBs under TSCA regulation. Currently, the regulatory authorities are allowing ATG to process contracted waste streams as we prepare for demonstration testing. We presently anticipate completion of our thermal demonstration testing during 2001.

  We are required to obtain a radioactive waste import permit from the NRC when we are engaged in the business of treating low-level radioactive waste and low-level mixed waste received from foreign generators at our fixed facilities.

Employees

  At September 30, 2000, ATG employed 350 full-time employees. To date, ATG has been successful in attracting and retaining qualified managerial and technical personnel, although we cannot assure you that this success will continue.

  At September 30, 2000, 125 of our employees were represented by labor unions under collective bargaining agreements. We cannot predict whether any of our employees who currently are not represented by unions will elect to be so represented in the future. We consider our relations with our employees to be good and have never experienced a work stoppage or strike.


Properties

  ATG's principal properties, all of which are owned by ATG, are located in Richland, Washington, Oak Ridge, Tennessee, Columbia, South Carolina and Aiken, South Carolina, and occupy 45, 12, 16, and 30 acres, respectively. The facilities sited on the Richland property presently consist of 17 buildings, covering an area of approximately 166,000 square feet, devoted to ATG's existing operations for treatment of low-level radioactive waste and existing and future operations for treatment of low-level mixed waste. The facilities located on the Oak Ridge property consist of a 40,000 square foot building devoted to resin treatment operations for low-level radioactive waste, a 6,000 square foot office building, and several modular office buildings. The Columbia property includes a 10,000 square foot building that is principally used for storage and maintenance of equipment used in wet waste treatment. Our Aiken property has not been developed to date.

  In addition, ATG leases facilities in Fremont, California consisting of a 40,000 square foot corporate office building and a storage area for low-level radioactive waste and two approximately 4,000 square foot project management offices in Oak Ridge, Tennessee. The Fremont facilities are leased on a month-to-month basis and the Oak Ridge premises are occupied pursuant to leases which expire in August 2000 with three one-year extensions available.


  Our Oak Ridge property is encumbered by a first mortgage securing our payment of a $401,000 promissory note held by Suntrust Bank. The Suntrust note provides for an interest rate of 8.125% per annum, a maturity date of July 2006, monthly payments of principal and interest of $4,900 and a balloon payment at maturity. As of January 10, 2001, the principal balance secured by the mortgage on the Oak Ridge property is approximately $367,000. There are no encumbrances on ATG's Columbia or Aiken, South Carolina properties.


  We believe that our existing and planned facilities will support its operations for the foreseeable future and are adequately covered by insurance.

Legal Proceedings

  In June 1992, ATG entered into a contract with the U.S. Army under which ATG acted as the prime contractor to "surface clear" expended ordnance from a firing range at Fort Irwin, California. In March 1997, a piece of ordnance exploded on the premises of a scrap metal dealer in Fontana, California. An employee of the scrap dealer died in the accident. Although the scrap dealer had purchased expended ordnance and other military scrap metal from a number of military facilities, including Fort Irwin, the scrap dealer indicated that the ordnance which exploded was purchased from Fort Irwin. The U.S. Army contended that a subcontractor to ATG on the Fort Irwin contract had improperly certified ordnance cleared from the Fort Irwin firing range as free of hazardous and explosive material prior to the sale of ordnance to the scrap dealer. As a result, the U.S. Army terminated the Fort Irwin contract for default, and demanded repayment from ATG of alleged reprocurement costs totaling $945,000. ATG believes it fully complied with the terms of the Fort Irwin contract and applicable laws and regulations and challenged the default termination in an action against the U.S. Army filed in the Court of Federal Claims in July 1997. In July 1998, the U.S. Army and ATG settled the matter. The termination for default was rescinded and ATG agreed to no longer bid on surface-clearing work at active U.S. Army firing ranges.

  In connection with the accident, in March 1998 a wrongful death civil action was filed in San Bernardino County Superior Court against the subcontractor, a supervisory employee of the subcontractor, the owners of the premises occupied by the scrap dealer, and ATG, seeking damages in excess of $8 million, including exemplary damages of $5 million. A second action was filed at the same time in San Bernardino County Superior Court against the same defendants by three other persons alleging physical injuries and emotional distress caused by the accident. ATG has tendered the defense of each of these actions to its insurance carrier, which is presently handling the matters for ATG, and we intend to vigorously contest all of the claims asserted in these actions. We believe that we acted properly with respect to the Fort Irwin contract, and that we should not be liable for the injuries caused by the accident. We also intend to seek indemnification from the subcontractor for the full amount of any costs, damages and liabilities which we may incur in connection with or as a result of these lawsuits. The subcontractor has advised ATG that the subcontractor's comprehensive general liability insurance policy covers the claims asserted against the subcontractor, and that the policy coverage limit is $7 million per occurrence. Although we believe that all of the claims asserted against ATG are without legal merit, the outcome of these lawsuits is uncertain. Any judgment of liability against ATG, especially to the extent damages exceed or are not covered by insurance or are not recoverable by ATG from the subcontractor, could have a material adverse effect on our business, financial condition and results of operations.

  From time to time we are a party to litigation or administrative proceedings relating to claims arising from our operations in the normal course of business. Management, on the advice of counsel, believes that the ultimate resolution of litigation currently pending against ATG is unlikely, either individually or in the aggregate, to have a material adverse effect on our business, financial condition or results of operations.

                                   MANAGEMENT

  The executive officers and directors of ATG and their ages as of the date of this prospectus are as follows:

----------------------------------------------------------------------------------------------------------
Name                                            Age  Position
----                                            ---  --------
----------------------------------------------------------------------------------------------------------
Doreen M. Chiu                                  46  Chairman of the Board, President and Chief Executive
                                                    Officer
----------------------------------------------------------------------------------------------------------
Frank Y. Chiu                                   46  Executive Vice-President and Director
----------------------------------------------------------------------------------------------------------
Danyal F. Mutman                                42  Chief Financial Officer
----------------------------------------------------------------------------------------------------------
Vik Mani                                        60  Chief Operating Officer
----------------------------------------------------------------------------------------------------------
Fred Feizollahii                                54  Vice-President - Technology and Engineering
----------------------------------------------------------------------------------------------------------
George Doubleday, II                            60  Director
----------------------------------------------------------------------------------------------------------
David F. Chan                                   48  Director
----------------------------------------------------------------------------------------------------------
David R. Sebastian                              40  Director
----------------------------------------------------------------------------------------------------------
James E. Thomas                                 63  Director
----------------------------------------------------------------------------------------------------------

  Doreen M. Chiu, 46, has served as President, Chief Executive Officer and Chairman of the Board since joining ATG in 1984. Prior to joining ATG, Ms. Chiu owned her own certified public accounting firm. Ms. Chiu is a California CPA and holds a Bachelor of Arts degree in Business Administration from the University of Wisconsin. Ms. Chiu is the wife of Frank Chiu.

  Frank Y. Chiu, 46, joined ATG in 1980 as Financial Controller, became Vice-President and a director of ATG in 1984, and became Executive Vice-President in 1992. Mr. Chiu holds a Bachelor of Arts degree in Business Administration and a Master's degree in Business Administration from the University of Wisconsin.
Mr. Chiu is the husband of Doreen Chiu.


  Danyal F. Mutman, 42, joined ATG in July 1999 as Corporate Controller, and became Chief Financial Officer in February 2000. From 1998 until joining ATG, Mr. Mutman was a financial consultant with Deloitte & Touche LLP's Resources Connection subsidiary, where he provided accounting and financial services for public corporate clients. From 1997 to 1998, he was the Director of Finance for Kokusai Semiconductor Equipment Corporation. From 1983 to 1997, Mr. Mutman was Chief Financial Officer for Egizii Electric, Inc., a privately held group of affiliated companies with interests in construction contracting, commercial real estate, hotel and restaurants, agriculture and manufacturing. He is a CPA and holds a Bachelor of Science degree in Accounting from Southern Illinois University at Carbondale.


  Vik Mani, 60, joined ATG in November 2000 as Chief Operating Officer. Before joining ATG Mr. Mani was Senior Vice President, Nuclear Systems and Services for CH2M Hill, an engineering company, where Mr. Mani worked for 7 years. Before joining CH2M Hill, Mr. Mani held several senior management positions in the nuclear industry serving both commercial nuclear facilities and the Department of Energy, including two years as Senior Vice President for Rust Federal Services, and service as Vice President of Government Services of Rayhead Engineers and Construction. Mr. Mani has over 30 years experience in the nuclear industry and graduated with a Master of Science degree in Engineering Management and Nuclear Engineering from Drexel University.


  Fred Feizollahi, 54, joined ATG in 1995 as Director of Technology and Engineering, and since 1995 has been Vice-President--Technology and Engineering. Mr. Feizollahi has over 28 years of experience in radioactive and hazardous waste remediation and management, decontamination and decommissioning, and the design and operation of waste treatment equipment and technologies. Prior to joining ATG, he worked as a Senior Project Manager for Morrison Knudsen from 1991 to 1995 and as a Staff Engineer/Project Engineer for Bechtel Power Corporation from 1981 to 1991. Mr. Feizollahi, who holds a Bachelor of Science degree in Mechanical Engineering from the University of Maryland, is a registered California Professional Engineer.

  George Doubleday II, 60, has been a director of ATG since April 1999. Mr. Doubleday has been a private investor and advisor to companies for 18 years, principally through his investment vehicle, Nathan M. Malle Associates. Since 1983 he has also been Chairman of the InnerAsia Group, a family of companies with interests in international tourism, trade, and manufacturing. From 1965 to 1981, he served with Pan American World Airways as Staff Vice President - Operations Control and Regional Managing Director - Southeast Asia. From 1961 to 1965, he served as a fighter pilot with the U.S. Marine Corps. He holds a Bachelor of Science degree in Industrial Administration from Yale University.

  David F. Chan, 48, was elected as a director of ATG in July 2000. Mr. Chan has over 25 years of experience in public accounting and auditing, and in corporate executive positions. He is presently the Vice Chairman and major shareholder of American Safari Cruises, an upscale yacht cruising company in Seattle Washington. Mr. Chan founded American Safari in 1996 and served as its President and CEO until 1999. From 1994 to 1996, he served as an International Business Consultant at Coopers & Lybrand, providing advisory services to international and U.S. clients in merger and acquisition of companies in Asia and North America. From 1988 to 1995, he was the Chief Financial Officer of Cruise West, a cruise ship company specializing in the Pacific Northwest and Alaska. From 1984 to 1988, Mr. Chan was in public accounting at Ernst & Young, and Coopers & Lybrand. Prior to 1984, Mr. Chan was the Controller of Glendale Federal Savings Bank, a California commercial bank, for a period of five years. He holds a Bachelor of Business Administration degree from University of Oregon at Eugene and a Master of Business Administration degree in Finance from California State University at Hayward.

  David R. Sebastian, 40, was elected as a director of ATG in July 2000. Mr. Sebastian has over 15 years of experience in investment banking and commercial banking. Since 1999 he has been the President of Sebastian & Associates, a financial advisory and investment banking consulting company he founded. From 1997 to 1999, Mr. Sebastian served as a Managing Director of Prudential securities, Inc., working as an investment banker primarily in the Consumer Products, Agribusiness and Automotive sectors. From 1987 to 1997, he served in various investment banking and merger and acquisition positions at Lehman Brothers, Inc. From 1982 to 1985, Mr. Sebastian served as the Vice President - Commercial Lending Group at the Inter-First Bankcorp, a Houston, Texas commercial banking corporation, responsible for lending, trust and investment services. He holds a Bachelor of Arts degree in Economics from Rice University and a Master of Business Administration degree in Finance from the University of Texas at Austin.

  James E. Thomas, 63, was elected as a director of ATG in July 2000. Mr. Thomas has over 40 years of executive and managerial experience in the commercial lending business. Since 1980, Mr. Thomas has been the chief executive officer of various commercial lending institutions, in which capacity he has total management responsibility including credit, public relations, marketing, finance, collections and day-to-day operations. Since 1997 he has been the founder and president of Westmark Financial Company, an equipment leasing company based in Bellevue, Washington, in which Doreen and Frank Chiu hold a controlling equity interest. From 1984 to 1997, Mr. Thomas was the General Manager of Great Western Leasing Inc., based in Redmond, Washington. From 1980 to 1984, Mr. Thomas was the President of JET Leasing Inc., of Bellevue, Washington. From 1960 to 1980, Mr. Thomas served as a Regional Manager or Vice President at Old National Leasing Company, Inter-Regional Financial Group, Northwest General Leasing, and Trans Pacific Financial Corporation. Mr. Thomas graduated with an Associate of Arts degree from Pasadena City College.

The Board of Directors and Committees

  The directors serve until the next annual meeting of shareholders or until successors are elected and qualified. ATG's executive officers are appointed by and serve at the discretion of the Board. There are currently six members on the Board. One position on the Board is currently vacant, and the company is continuing its search for an additional member. The Board of Directors conducted seven (7) meetings during fiscal year 1999. All of the persons who were directors immediately prior to the last annual shareholders' meeting held on July 14, 2000 attended at least seventy-five percent (75%) of the aggregate of: (i) the total number of meetings of the board of directors, and (ii) the total number of meetings held by the committee(s) on which they served during fiscal year 1999. The Board of Directors has two committees, the Audit Committee and the Compensation Committee.

Compensation of Directors


  Each non-employee director receives a cash fee of $2,000 per Board meeting attended (but not including conference calls) and an additional $2,000 per Board Committee meeting attended, if the committee meeting is held on a day different from that of a Board meeting. Each non-employee Board member, upon appointment or election to the Board and pursuant to the company's 1998 Non-Employee Directors' Stock Option Plan, as described below, receives an automatic option grant to purchase 20,000 shares of common stock at an option exercise price equal to 100% of the market price of the common stock on the date of grant, with each option having a maximum term of ten (10) years and becoming immediately exercisable as to 5,000 of the option shares upon the date of grant. The balance of the option shares vest at 5,000 shares each on the succeeding three anniversaries of the grant date.

Non-Employee Directors' Stock Option Plan

  In February 1998, the Board adopted the 1998 Non-Employee Directors' Stock Option Plan to provide for the automatic grant of options to purchase shares of Common Stock to non-employee directors of ATG. The plan is administered by the Board. To date, 120,000 options have been granted under the plan.

  The maximum number of shares of common stock that may be issued pursuant to options granted under the plan is 200,000. Pursuant to the terms of the plan, each person serving as a director of ATG who is not an employee of ATG shall automatically be granted an option to purchase 20,000 shares of common stock upon the date the person first becomes a non-employee director, with 5,000 of his or her shares vesting immediately and the balance vesting in three equal installments on the three succeeding anniversaries of the grant date.

  The exercise price of the options granted under the plan must equal or exceed the fair market value of ATG's common stock on the date of grant. No option granted under the plan may be exercised after the expiration of ten years from the date it was granted. Options granted under the plan are generally non-transferable except by will or by the laws of descent and distribution. The plan will terminate at the discretion of the Board; provided, however, that in no event will the term of the plan extend beyond the tenth anniversary of its adoption by the Board.

  In the event of changes of control of ATG, as defined in the plan, any outstanding options will automatically become fully vested and will terminate if not exercised prior to the change of control.

Audit Committee

  The Audit Committee of the Board is currently composed of Messrs. Doubleday, Chan, Sebastian and Thomas and is chaired by Mr. Chan. Prior to the annual shareholders' meeting of the company held on July 14, 2000, the Audit Committee of the Board was composed of Messrs. Gjelde, Doubleday and Kadak and was chaired by Mr. Gjelde. The Audit Committee met two (2) times in fiscal year 1999. The functions performed by the Audit Committee include making recommendations to the Board of Directors regarding the selection of independent accountants to serve the company for the ensuing year and reviewing with the independent accountants and management the general scope and results of the company's annual audit, the fees charged by the independent accountants and other matters relating to internal control systems. In addition, the Audit Committee is responsible for reviewing and monitoring the performance of non-audit services by the company's auditors and for recommending the engagement or discharge of the company's independent accountants.

Compensation Committee

  The Compensation Committee of the Board is currently composed of Messrs. Doubleday, Chan, Sebastian and Thomas and is chaired by Mr. Doubleday. Prior to the annual shareholders' meeting of the company held on July 14, 2000, the Compensation Committee of the Board was composed of Messrs. Kadak, Doubleday and Gjelde, and was chaired by Mr. Kadak. All members of this Committee are non-employee directors. The responsibilities of the Compensation Committee include establishing the compensation of the Chief Executive Officer, reviewing and approving executive compensation policies and practices, reviewing salaries and bonuses for key executive officers of the company and administering the company's stock option plans. The Compensation Committee met two (2) times during fiscal year 1999.

Compensation Committee Interlocks and Insider Participation

  The following persons served on the Compensation Committee of the company's Board of Directors during fiscal year 1999: Andrew C. Kadak, Earl E. Gjelde, and George Doubleday, II. None of these persons is a current or former officer or employee of the company. There are no "interlocks," as defined by the Securities and Exchange Commission, with respect to any member of the Compensation Committee.

Compensation of Executive Officers

  The following table discloses compensation received by ATG's Chief Executive Officer and the four (4) remaining most highly paid executive officers who received total compensation in excess of $100,000 for the previous years ended December 31, 2000, 1999 and 1998.

                                      Summary Compensation Table

                                                                                      Long-Term
                                                                                     Compensation
                                                                                        Awards
                                        Annual Compensation  (4)                        ------
                                        ------------------------                 Securities           401(k) Matching
Name and Principal Position        Year        Salary         Bonus          Underlying Options        Compensation
------------------------------  ----------  -------------  ------------     ---------------------  ---------------------
Doreen M. Chiu                    2000       $250,000          *                    5,000                     $1,688
Chief Executive Officer           1999        245,154        60,000                   *                        1,443
                                  1998        156,000          *                   50,000                        *


Frank Y. Chiu                     2000        230,000          *                    5,000                      1,762
Executive Vice President          1999        225,846        60,000                   *                        1,521
                                  1998        130,000          *                   50,000                        *

Fred Feizollahi                   2000        126,000        37,000                 5,000                      2,038
VP Technology &                   1999        112,191        30,000                  *                         1,433
Engineering                       1998        100,000          *                     *                           *

William M. Hewitt                 2000        240,808          *                    5,000                        *
President - Waste                 1999        220,846        60,000                   *                          *
Management Services (1)           1998        157,038          *                   40,000                        *

Danyal F. Mutman                  2000        144,230          *                   50,000                      1,803
Chief Financial Officer (2)       1999         54,923          *                   20,000                        288
                                  1998            *            *                      *                          *

Eric C. Su                        2000        140,000          *                      *                        1,010
Vice-President - Marketing &      1999        140,000        50,000                   *                          942
Planning (3)                      1998        112,086          *                   40,000                        *

_______________________
*    None

(1) Resigned as a corporate officer in November 2000 and left the company's employ in December 2000.
(2) Joined the company in July 1999 as corporate controller and was promoted to CFO in February 2000.
(3) Resigned as a corporate officer in February 2000 and left the company's employ in December 2000.
(4) Each of the named executive officers received perquisites and other personal benefits, the aggregate amount of which did not exceed the lesser of $50,000 or 10% of the annual base salary reported.

Stock Option Grants and Exercises


  The following table shows, as to the individuals named in the Summary Compensation Table above, information concerning stock options granted during the fiscal year ended December 31, 2000.

                       Option Grants in Last Fiscal Year


                                               Individual Grants                               Potential Realizable
                            -----------------------------------------------------------          Value at Assumed
                             Number of        % of Total                                       Annual Rates of Stock
                            Securities          Options                                          Price Appreciation
                            Underlying        Granted to       Exercise                       for Option Term ($) (1)
                              Options        Employees in     Price Per     Expiration        -----------------------
Name                        Granted (#)       Fiscal Year     Share ($)      Date(2)              5%           10%
----                        -----------      ------------     ----------   ------------         --------     -------
Doreen M. Chiu                  5,000             2.0%          $4.88         1/3/10            $ 15,349     $ 38,897
Frank Y. Chiu                   5,000             2.0%          $4.88         1/3/10            $ 15,349     $ 38,897
Fred Feizollahi                 5,000             2.0%          $4.44         1/3/10            $ 13,954     $ 35,361
William M. Hewitt               5,000             2.0%          $4.44         1/3/10            $ 13,954     $ 35,361
Danyal F. Mutman               50,000            20.2%          $4.13        3/31/10            $129,710     $328,709
Eric C. Su                          0             n.a.           n.a.           n.a.                n.a.         n.a.

________________________

(1) Potential realizable value is based on the assumption that the common stock appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the ten-year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the company's estimate of future stock price growth.

(2) Options may terminate before their expiration date if the optionee's status as an employee is terminated.

  The following table shows, as to the individuals named in the Summary Compensation Table above, information concerning stock options exercised during the fiscal year ended December 31, 2000 and the value of unexercised options at such date.

                Aggregated Option Exercises in Last Fiscal Year
                       And Fiscal Year-End Option Values

                                                        Number of Securities
                                                        Underlying Unexercised
                                                             Options at            Value of Unexercised
                                                        December 31, 2000 (#)      In-the-Money Options
                                                        ---------------------    at December 31, 2000($)(1)
                         Shares Acquired      Value         Exercisable/               Exercisable/
                         On Exercise (#)   Realized ($)    Unexercisable              Unexercisable
                         ----------------  ------------  ---------------------  --------------------------
  Doreen M. Chiu........       --              --           159,000/5,000                        0/0
  Fank Y. Chiu..........       --              --           221,900/5,000                   36,104/0
  Fred Feizollahi.......       --              --           60,000/45,000                        0/0
  William M. Hewitt.....       --              --           96,667/13,333                        0/0
  Danyal F. Mutman......       --              --            6,667/63,333                        0/0
  Eric C. Su............       --              --           76,667/13,333                   20,436/0

________________________
(1) Based on the fair market value of the Common Stock at December 31, 2000 of $0.7812 per share, less the exercise price paid for such shares.

Employee Benefit Plans

Stock Ownership Incentive Plan

  In February 1998, the Board adopted the 1998 Stock Ownership Incentive Plan. The plan authorizes the award of stock options, shares of restricted stock and performance units (which may be paid in cash or shares of common stock). The plan reserves for issuance an aggregate of 1,000,000 shares of common stock, no more than 250,000 shares of which may be issued in the form of shares of restricted stock. The plan is intended to advance the interests of ATG by encouraging the employees who contribute to ATG's long-term success and development to acquire and retain an ownership interest in the company.

  The plan is administered by the Board. The Board selects employees to receive awards under the plan and determine the terms, conditions and limitations applicable to each award. Each award will be evidenced by a grant letter from the Board to the recipient setting forth the terms and conditions of the award. The plan will terminate at the discretion of the Board; provided, however, that in no event will the term of the Incentive Plan extend beyond the tenth anniversary of its adoption by the Board.


  Stock options granted pursuant to the plan may either be incentive stock options ("ISOs") intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or stock options not intended to so qualify. Each stock option awarded under the plan must have an exercise price equal to at least 100% of the fair market value of the common stock on the date of grant, and ISOs granted to any employee possessing more than 10% of the combined voting power of all classes of stock of ATG must have an exercise price equal to at least 110% of the fair market value. Optionees may exercise options under the plan by paying cash, by tendering shares of common stock, by using a cashless exercise procedure provided for in the plan, or by a combination thereof, as permitted by the Board. Options vest in equal installments over a five year period and, upon a change of control of ATG, as defined in the plan, any outstanding options become fully vested and immediately exercisable.
Options granted under the plan are generally non-transferable except by will or by the laws of descent and distribution. No option granted under the plan may be exercised after the expiration of ten years from the date it was granted.


Employee Stock Purchase Plan

  In February 1998, the Board approved the ATG Employee Stock Purchase Plan covering an aggregate of 200,000 shares of common stock. The plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under the plan, the Board may authorize participation by eligible employees of the company, including officers, in periodic offerings following the adoption of the Purchase Plan. The offering period for any offering will be determined by the Board, but in no event will be more than 27 months.

  Employees are eligible to participate if they are employed by ATG or an affiliate of ATG designated by the Board. Employees who participate in an offering may have up to 15% of their earnings (provided that this amount does not exceed $25,000 in value per calendar year) withheld pursuant to the plan and applied, on specified dates determined by the Board, to the purchase of shares of common stock. The price of common stock purchased under the plan will be equal to 85% of the lower of the fair market value of the common stock on the commencement date of each offering period or the relevant purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with ATG.

  In the event of changes of control of ATG, as defined in the plan, the Board has discretion to provide that each right to purchase common stock will be assumed or an equivalent right substituted by the successor corporation, or the Board may shorten the offering period and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to the change in control. The plan will terminate at the discretion of the Board.

401(k) Plan

  In 1995, ATG established a 401(k) tax-qualified employee savings and retirement plan covering all of its employees. Pursuant to the 401(k) plan, employees may elect to reduce their current compensation by up to the lower of 15% of their compensation or the annual limit prescribed by statute ($9,500 in 1997) and contribute the amount of the reduction to the 401(k) plan. The 401(k) plan allows for matching contributions to the 401(k) Plan by ATG, which matching and the amount of this matching to be determined at the sole discretion of the Board. During 1999, ATG contributed $61,000 in matching funds through the issuance of shares of its common stock to the 401(k) plan. The trustee under the 401(k) plan, at the direction of each participant, invests the assets of the 401(k) plan in numerous investment options. The 401(k) plan is intended to qualify under Section 401 of the Code so that contributions by employees to the 401(k) plan, and income earned on plan contributions, are not taxable until withdrawn, and so that the contributions by employees will be deductible by ATG when made.

Limitation on Directors' Liability

  ATG's Articles of Incorporation provide that, pursuant to the California Corporations Code, the liability of ATG's directors for monetary damages shall be eliminated to the fullest extent permissible under California law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by, or in the right of, ATG for breach of a director's duties to ATG or its shareholders. This provision in the Articles does not eliminate the directors' fiduciary duty and does not apply to the following liabilities:

    . for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

    . for acts or omissions that a director believes to be contrary to the best interests of ATG or its shareholders or that involve the absence of good faith on the part of the director;

    . for any transaction from which a director derived an improper personal benefit;

    . for acts or omissions that show a reckless disregard for the director's duty to ATG or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to ATG or its shareholders;

    . for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to ATG or its shareholders;

    . with respect to transactions or the approval of transactions in which a director has a material financial interest as set forth in Section 310 of the California Corporations Code; and

    . expressly imposed by statute for approval of improper distributions to shareholders or certain loans or guarantees.

This provision also does not limit or eliminate the rights of ATG or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.

  The inclusion of the above provision in the Articles may have the effect of reducing the likelihood of shareholder derivative suits against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though this type of an action, if successful, might otherwise have benefited ATG and its shareholders. ATG believes that it is the position of the Securities and Exchange Commission that insofar as the foregoing provision may be invoked to disclaim liability for damages arising under the Securities Act if 1933, the provision is against public policy as expressed in that act and is therefore unenforceable. ATG believes that the foregoing provision of its Articles is necessary to attract and retain qualified persons as directors.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

  The following is a summary of significant transactions to which ATG was or is a party and in which executive officers, directors or shareholders who own more than 5% of the shares of ATG had or have a direct or indirect material interest.

  From 1992 to 1997, Doreen M. Chiu, ATG's Chairman of the Board and Chief Executive Officer, extended a series of loans to ATG, each of which was repayable in full upon demand. The loans, which were unsecured, bore interest at an annual rate of 10%, payable concurrently with principal. The outstanding principal balance of the loans, including accrued interest, at December 31, 1997 was $1,280,180. These loans were repaid in full in May 1998.

  Doreen M. Chiu and Frank Y. Chiu, the Executive Vice-President and a director of ATG, have each guaranteed the obligations of ATG under the following:

    . two promissory notes issued June 1997 and May 1999 in the principal amounts of $2,069,604 and $1,996,075 held by Safeco Credit Company, Inc.;

    . an equipment lease between ATG and Great Western Leasing issued April 1995 that provides for an aggregate rental amount of $32,522;

    . a commercial lease agreement between ATG and U.S. Bancorp issued June 1997 with an aggregate rental amount of $103,341; and

    . a note issued August 11, 2000 in the amount of $1,500,000 payable to Jack
      Chau.

  In connection with the issuance of bonds, undertakings and other instruments of guarantee in favor of ATG, Doreen M. Chiu and Frank Y. Chiu have each executed the following:

    . a blanket indemnity agreement issued June 1996 in favor of ACSTAR
      Insurance Company, indemnifying ACSTAR against any losses that ACSTAR may incur in connection with the issuance of any of these bonds, undertakings or other instruments of guarantee;

    . a blanket Continuing Agreement of Indemnity-Contractor's Form for the benefit of Reliance Insurance Company, United Pacific Insurance, Reliance National Indemnity Company and Reliance Surety Company, issued March 1998 indemnifying these entities against any losses that these entities may incur in connection with the issuance of any of these bonds, undertakings or other instruments of guarantee.

  As of December 31, 1999, the potential aggregate liability of Mr. and Mrs. Chiu under the blanket indemnities was approximately $35,500.

  In June 1998, ATG entered into a contract to provide engineering, remediation and construction services to Mission Ranch Center, a California limited partnership. Doreen M. Chiu and Frank Y. Chiu are general partners and own a 50% partnership interest in Mission Ranch. ATG reported revenues of $1,403,000 and costs of $1,354,000 related to services provided under this contract in 1999. ATG reported revenues of $785,000 and costs of $432,000 related to services provided under this contract in 1998. The total project contract value is approximately $4,695,000 and is expected to be completed in early 2001.

  On October 5, 2000 and October 13, 2000 Mr. and Mrs. Chiu advanced $307,500 and $252,500, respectively to ATG. Mrs. Chui also advanced $400,000 in various months of 2000 for expenses of ATG.

  On June 30, 2000, ATG sold a total of 2,000,000 shares of common stock for $2.00 per share in a private placement to Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P. and Special Situations Private Equity Fund, L.P., each of which is a selling shareholder in this prospectus. The stock purchase agreements require ATG to file a registration statement with the SEC to register the resale of the private placement shares. If the registration statement is not filed within 45 days and effective within 120 days, then the stock purchase agreements require ATG to issue additional shares of common stock to the funds in amounts calculated based on the length of the delays, but not to exceed 36% of the number of private placement shares. Because the registration statement was filed after more than 45 days and was not effective within 120 days, the funds became entitled to receive additional shares of common stock as provided in the stock purchase agreements.

     However, on December 29, 2000, ATG entered into a settlement agreement with the funds whereby ATG and the funds settled disputes about their respective rights and obligations under the stock purchase agreements. The funds agreed to waive their rights under the stock purchase agreements to receive additional shares of common stock and other alleged rights in exchange for a one-time right, exercisable by written notice to ATG on or before November 15, 2001, to have the price of their private placement shares reset. The reset right will be based on the average closing price of ATG common stock for the 30 trading days prior to November 1, 2001 if less than $2.00 per share, except that the price may not be reset to a price that is lower than the average closing price of ATG common stock for the 15 trading days prior to December 27, 2000. Under the settlement agreement, ATG is not required to honor any reset notice from the funds if, within ten business days after receiving the notice, ATG repurchases all of the funds' private placement shares for $2.00 per share. The settlement agreement further provides that if ATG's registration statement is not effective by March 31, 2001, then the funds' rights to receive additional shares under the stock purchase agreements will automatically be reinstated.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth the beneficial ownership of the common stock of ATG as of January 25, 2001, by each person known by ATG to own beneficially more than five percent of our outstanding common stock, by each director, by each executive officer named in the Summary Compensation Table and by all named directors and executive officers as a group. All shares are subject to the named person's sole voting and investment power, except where otherwise indicated.

                                                         Number                Percent of
Name and Address                                      Of Shares (1)        Shares Outstanding
----------------                                      -------------        ------------------
Doreen M. Chiu (2)**                                    2,719,926                    16.1%
George Doubleday, II (3)**                                532,243                       3%
Eric C. Su (4)**                                          121,333                       *
William M. Hewitt (5)**                                    97,288                       *
Danyal F. Mutman(6)**                                      23,334                       *
Fred Feizollahi (7)**                                      81,667                       *
David F. Chan (8)**                                         5,000                       *
David R. Sebastian (8)**                                    5,000                       *
James E. Thomas (8)**                                       5,000                       *
Special Situations Cayman Fund, L.P.(9)                   300,000                     1.8%
Special Situations Fund III, L.P.(9)                      900,000                     5.3%
Special Situations Private Equity Fund, L.P.(9)           800,000                     4.7%
All directors and executive officers as
     a group (8 persons) (10)                           3,590,791                    21.2%

---------------
*    The number of shares owned is less than 1%
** The address of each beneficial owner identified is c/o ATG, 47375 Fremont Boulevard, Fremont, CA 94538.
(1) Beneficial ownership includes shares of Common Stock subject to options held by the named person that are currently exercisable or will become exercisable within 60 days.
(2) Includes all shares beneficially owned by Frank Y. Chiu as community property and options to purchase 20,000 shares of Common Stock.
(3)  Includes options to purchase 15,000 shares of Common Stock.
(4) Includes options to purchase 76,667 shares of Common Stock. Mr. Su resigned as a corporate officer in February 2000 and left the company's employ in December 2000.
(5) Includes options to purchase 96,667 shares of Common Stock. Mr. Hewitt resigned as a corporate officer in November 2000 and left the employ of the company in December 2000.
(6)  Represents options to purchase 23,334 shares of Common Stock.
(7)  Represents options to purchase 81,667 shares of Common Stock.
(8)  Represents options to purchase 5,000 shares of Common Stock.
(9) The address of each beneficial owner identified is E. 53rd Street, 55th Floor, New York, NY.
(10) Includes 196,666 shares of Common Stock that may be issued upon the exercise of options outstanding and beneficially owned by the directors and executive officers as a group.

                              PLAN OF DISTRIBUTION

  The shares being offered by this prospectus will be offered and sold by the selling shareholders named in this prospectus, by their donees or transferees, or by their other successors in interest. ATG will not receive any of the proceeds from the sale of the shares pursuant to this prospectus. ATG has agreed to bear the expenses of the registration of the shares, including legal and accounting fees, other than fees of counsel, if any, retained individually by the selling shareholders, and any discounts or commissions payable with respect to sales of the shares.


   The aggregate 192,500 shares of ATG common stock issuable upon the exercise of warrants which were issued to the selling shareholders named Taglich Brothers and Taglich Brothers' designees identified by the "+" next to those selling shareholders' names in the table of selling shareholders in "Sales by Selling Shareholders," were issued pursuant to ATG's obligations in the agreement with Taglich Brothers as placement agent for the private placement. That agreement required ATG to issue warrants for the purchase of 7% of the number of shares sold in the private placement. The number of shares sold in the private placement was 2,750,000, resulting in the issuance of warrants to purchase an aggregate 192,500 to Taglich Brothers and its designees. Additionally, Michael Taglich and Robert Taglich also purchased 70,000 and 50,000 shares, respectively, in the private placement as individuals.

  The selling shareholders may offer and sell the shares from time to time in transactions in the over-the-counter market or in negotiated transactions, at market prices prevailing at the time of sale or at negotiated prices. The selling shareholders have advised ATG that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders. Sales may be made directly or to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of shares for whom these broker-dealers may act as agent or to whom they may sell as principal, or both. This compensation may be in excess of customary commissions.


  From time to time, one or more of the selling shareholders may pledge or grant a security interest in some or all of the shares owned by them. If the selling shareholders default in performance of their secured obligations, the pledgees or secured parties may offer and sell the shares from time to time by this prospectus (except, in some cases, if the pledgees or secured parties are broker-dealers or are affiliated with broker-dealers). The selling shareholders also may transfer and donate shares in other circumstances. Transferees and donees may also offer and sell the shares from time to time by this prospectus (except, in some cases, if the transferees or donees are broker-dealers or are affiliated with broker-dealers). The number of shares beneficially owned by selling shareholders will decrease as and when the selling shareholders transfer or donate their shares or default in performing obligations secured by their shares. The plan of distribution for the shares offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees, pledgees, other secured parties or other successors in interest will be selling shareholders for purposes of this prospectus. If we are notified that a donee, pledgee or other successor in interest of a selling shareholder intends to sell more than 500 shares of our common stock, we will file a supplement to this prospectus which includes all of the information required to be disclosed by Item 507 of Regulation S-K. Further, ATG will file a post-effective amendment to this registration statement upon any change in the plan of distribution.

  The selling shareholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of the shares as principals may be deemed underwriting compensation under the Securities Act of 1933.

  ATG has agreed to indemnify the selling shareholders against liabilities they may incur as a result of any untrue statement or alleged untrue statement of any material fact in the registration statement of which this prospectus forms a part, or any omission or alleged omission herein to state a material fact necessary in order to make the statements herein not misleading. The indemnification includes liabilities that the selling shareholders may incur under the Securities Act of 1933. ATG does not have to give this indemnification if the untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with information furnished in writing to ATG by the selling shareholder for use in the registration statement.

  ATG has advised the selling shareholders of (1) the requirement for delivery of this prospectus in connection with any sale of the shares, and (2) the relevant cooling off period specified by Regulation M and restrictions upon the selling shareholders' bidding for or purchasing securities of ATG during the distribution of shares.

                           DESCRIPTION OF SECURITIES


  The following is a description of the capital stock of ATG and material provisions of its articles of incorporation.

  The authorized capital stock of the company currently consists of 50,000,000 shares consisting of 42,000,000 shares of common stock, no par value per share, of which 16,935,993 shares are currently outstanding, and 8,000,000 shares of preferred stock, of which no shares are currently outstanding. As of January 25, 2001, there were over 1800 record holders of our common stock.

Common Stock

  The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. The holders of common stock are entitled to cumulative voting rights with respect to the election of directors so long as at least one shareholder has given notice at the meeting of shareholders prior to the voting of that shareholder's desire to cumulate votes. Under cumulative voting, each shareholder may give any one candidate whose name is placed in nomination prior to the commencement of voting a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which the shareholder's shares are normally entitled, or distribute the number of votes among as many candidates, in whatever proportions, as the shareholder sees fit. The effect of cumulative voting is that the holders of a majority of the outstanding shares of common stock may not be able to elect all of ATG's directors. Subject to the rights of holders of any preferred stock that may be outstanding, holders of common stock are entitled to receive ratably dividends as may be declared by the Board out of assets legally available therefor at times and in amounts as the Board of Directors may, from time to time, determine. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of ATG, subject to the rights of holders of any preferred stock that may be outstanding, the holders of common stock are entitled to share ratably in all assets of ATG remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

     Pursuant to agreements with the selling shareholders, including the placement agent, ATG is required to prepare and file a registration statement to register for resale both the shares of common stock and the shares of common stock issuable upon exercise of the warrants issued in the private placement. ATG was required to file the registration statement relating to these shares within 45 days of the closing date of the private placement. The agreements with the selling shareholders, including the placement agent, provide that if ATG has not filed the registration statement within 45 days of the closing date of the private placement or if the registration statement has not been declared effective within 120 days of the closing date, then the selling shareholders are entitled, at no cost, to additional shares of common stock of ATG, accruing at the end of each 30 day period for which ATG has not filed or had the registration statement declared effective after the 45 and 120 day periods required by the agreements, up to an aggregate maximum number equal to 36% of the total number of shares of common stock issued in the private placement and issuable upon the exercise of the warrants. ATG did not file its registration statement or have it declared effective on a timely basis and is therefore required to issue additional shares in accordance with the terms of the agreements. Although the number of shares of common stock issued in the private placement and the number of shares of common stock issuable upon the exercise of the warrants total 2,942,500, due to an agreement between ATG and certain of the selling shareholders holding 2,000,000 of these shares in which these selling shareholders waived their rights to receive the additional shares of stock being issued as a result of the delayed filing and effectiveness of this registration statement, the maximum additional shares that ATG will be required to issue is 339,300. (See "Certain Relationships and Related Party Transactions").

     The rate of accrual of additional shares owing to the selling shareholders is, subject to the maximum number of shares of 339,300, the sum of:

    . the product of 3% of the number of each selling shareholder's shares acquired in the private placement, and the number of 30 day periods, or any part of a 30 day period, beyond the 45 day period until the registration statement is filed with the SEC; and

    . the product of 2% of the number of each selling shareholder's shares acquired in the private placement, and the number of 30 day periods, or any part of a 30 day period, beyond the 120 day period until the registration statement is declared effective.

     The terms of the purchase agreements require ATG to include any additional shares being issued in the registration statement of which this prospectus is a part. This prospectus covers the resale of the 2,750,000 shares of ATG common stock issued in the private placement, the 192,500 shares of common stock underlying the warrants that were issued in the private placement, and up to 339,300 additional shares of common stock issuable because of the delayed registration statement filing and effectiveness.

     The agreements with the selling shareholders, including the placement agent, required ATG to use its reasonable best efforts to raise an additional $3,000,000 within 90 days of the closing date of the private placement, by closing on the sale of convertible securities unless during this 90 day period, ATG obtained additional financing of at least $3,000,000 from an institution, including, without limitation, a bank, insurance company or leasing company, in which case ATG was not required to use its reasonable best efforts to close on
the additional offering.   In the event the additional offering of convertible
securities occurred, the agreements with the selling shareholders required ATG to provide the selling shareholders with the right to participate in the additional offering by means of an opportunity to exchange their shares of common stock acquired in the private placement for the convertible securities. ATG did not issue convertible securities within 90 days of the closing date of the private placement, and therefore the selling shareholders did not have the opportunity to exchange their shares of common stock.

  Shares of common stock covered by this prospectus are also entitled to "piggy-back" registration rights.

Preferred Stock

  The following is a brief summary of the material rights, preferences, privileges, restrictions and limitations of the outstanding shares of ATG's preferred stock.


  Under its Amended and Restated Articles of Incorporation, ATG is authorized to issue 8,000,000 shares of "blank check" preferred stock. The Board of Directors of ATG is authorized from time to time to provide by resolution for the issuance of shares of preferred stock in one or more classes or series. The Board of Directors of ATG is also authorized to designate, and to fix the number of shares constituting, each class or series; and to determine with respect to each class or series the voting powers, if any (which voting powers if granted may be full or limited), designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions applicable thereto, including, without limiting the generality of the foregoing, the voting rights applicable to any class or series (which may be any whole or fractional number of votes per share, and which may be applicable generally or only upon stated matters, events or conditions); the rate of dividend to which holders of preferred stock of any class or series may be entitled (which may or may not be cumulative and/or participating); the rights of holders of preferred stock of any class or series in the event of liquidation, dissolution or winding up of the affairs of this corporation or other circumstances; the rights, if any, of holders of preferred stock of any class or series to convert or exchange the shares of preferred stock for shares of any other class of capital stock of this corporation or any other entity or to convert or exchange the preferred stock for any other form of property (including in each case the determination of the price or prices or the rate or rates applicable to the rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable and the time or times during which a particular price or rate shall be applicable); and the rights, if any, to redeem any class or series of preferred stock (which may be mandatory at a fixed time or upon the occurrence of a specified event, or may be optional on the part of this corporation and/or the shareholder).

  Unless otherwise provided by law or in a resolution or resolutions establishing a particular class or series of preferred stock, the aggregate number of authorized shares of preferred stock may be increased by an amendment to ATG's Amended and Restated Articles of Incorporation approved solely by the holders of common stock and of any preferred stock which is entitled pursuant to its voting rights designated by the Board to vote thereon, if at all, voting together as a class.

  The Board of Directors shall be entitled to increase or decrease the number of shares previously designated by the Board to a class or series of preferred stock without prior shareholder approval, provided that at no time shall the Board of Directors be entitled to decrease the number of shares previously so designated to a class or series to a number that is less than the number of shares of the series then issued and outstanding.

  Before ATG shall issue any shares of preferred stock of any class or series, a certificate, setting forth a copy of the resolution or resolutions of the Board of Directors, fixing the attributes of the class or series shall be filed in the manner prescribed by the laws of the State of California.

Options and Warrants


  At December 31, 2000, options and warrants to purchase up to 1,616,000 shares of common stock, at a weighted average exercise price of $4.32 per share, were outstanding, 1,240,000 of which were exercisable on this date.

Transfer Agent and Registrar

  The transfer agent and registrar for ATG's common stock is U.S. Stock Transfer Corporation.

                                 LEGAL MATTERS

  Certain legal matters in connection with the issuance of the securities offered hereby will be passed upon for ATG by Miller & Holguin, attorneys at law, Los Angeles, California.

                                    EXPERTS

  The financial statements of ATG Inc. at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999 appearing in this prospectus have so been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given upon the authority of that firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and special reports, proxy and information statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms located at Room 1024, Judiciary Plaza, 450 5th Street, N.W., Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may obtain information on the operation of the SEC's public reference rooms by calling the SEC at 1-800-SEC-0330.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                              Page
                                                                              ----
Report of Independent Accountants                                             F-2
Consolidated Balance Sheets--As of December 31, 1998 and 1999                 F-3
Consolidated Statements of Operations--For the Three Years Ended
  December 31, 1999                                                           F-4
Consolidated Statements of Shareholders' Equity--For the Three Years Ended
  December 31, 1999                                                           F-5
Consolidated Statements of Cash Flows--For the Three Years Ended
  December 31, 1999                                                           F-6
Notes to Consolidated Financial Statements                                    F-7
Unaudited Condensed Consolidated Balance Sheets as of September 30, 2000      F-27
Unaudited Condensed Consolidated Statement of Operations for the
  six months ended September 30, 2000 and 1999                                F-28
Unaudited Condensed Consolidated Statements of Cash Flows for the
  six months ended September 30, 2000 and 1999                                F-29
Notes to Unaudited Condensed Consolidated Financial Statements as of
  September 30, 2000                                                          F-30

  (2) Financial Statement Schedules.  For years ended December 31, 1999,
1998 and 1997:                                                                F-38

Schedule II.  Valuation and Qualifying Accounts and Reserves                  F-39

  All other schedules are omitted because they are not applicable or the required information has been included in the consolidated financial statements or notes thereto.

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholders of ATG Inc. and Subsidiaries:

  In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of ATG Inc. and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 1, 9 and 18 to the financial statements, the Company is in default of certain provisions related to the Company's credit facility. The default allows the bank consortium to demand repayment of the outstanding balance, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

San Jose, California
March 28, 2000
except for the matters discussed in the third paragraph of Note 1, the third paragraph of Note 9, and Note 18, as to which the date is August 16, 2000, except paragraphs two and six of Note 18, as to which the date is February 2, 2001.

                                   ATG INC.
                          CONSOLIDATED BALANCE SHEETS
                         (dollar amounts in thousands)



                                                                                               December 31,
                                                                                        ---------------------------
                                                                                          1999               1998
                                                                                        ---------           -------
                                 ASSETS
Current assets:
       Cash and cash equivalents..................................................       $  2,776            $ 3,789
       Accounts receivable, net of allowance for doubtful
            accounts of $1,522 at December 31, 1999 and
            $305 at December 31, 1998.............................................         24,488             22,561
       Prepayments and other current assets........................................         5,396              2,096
                                                                                         --------            -------
           Total current assets...................................................         32,660             28,446
Property and equipment, net.......................................................         80,428             42,988
Restricted cash...................................................................         16,014                  -
Other assets, net.................................................................          6,977              8,135
                                                                                         --------            -------
                 Total assets.....................................................       $136,079            $79,569
                                                                                         ========            =======

                             LIABILITIES
Current liabilities:
        Short-term borrowings.....................................................       $  1,721            $ 6,750
        Current portion of long-term debt and capitalized leases..................          4,259              4,733
        Accounts payable..........................................................         11,649              6,096
        Accrued liabilities.......................................................         15,197              9,222
                                                                                         --------            -------
                Total current liabilities.........................................         32,826             26,801
Long-term debt and capitalized leases, net of current portion.....................         56,595             11,246
Deferred income taxes.............................................................              -                777
                                                                                         --------            -------
                Total liabilities.................................................         89,421             38,824
                                                                                         --------            -------

                     See Commitments and Contingencies (Note 10)

                       SHAREHOLDERS' EQUITY
Common Stock, no par value:
       Authorized: 20,000,000 shares. Issued and outstanding:
       14,082,734 shares and 13,851,709 shares at December 31,
       1999 and 1998, respectively................................................         42,137             41,517
Deferred compensation.............................................................            (32)              (152)
Retained earnings (deficit).......................................................          4,553               (620)
                                                                                         --------            -------
              Total shareholders' equity..........................................         46,658             40,745
                                                                                         --------            -------
              Total liabilities and shareholders' equity..........................       $136,079            $79,569
                                                                                         ========            =======

                      The accompanying notes are an integral part of these consolidated financial statements.


                                   ATG INC.
                    CONSOLIDATION STATEMENTS OF OPERATIONS
             (dollar amounts in thousands, except per share data)


                                                                       For the Years Ended December 31,
                                                                   ------------------------------------------
                                                                     1999                1998            1997
                                                                     ----                ----            ----
Revenue -------------------------------------------------------    $60,662             $35,900         $19,107
Cost of revenue (Note 6)---------------------------------------     36,359              19,816          11,172
                                                                   -------             -------         -------
                  Gross profit --------------------------------     24,303              16,084           7,935
Sales, general and administrative expenses (Note 6)------------     14,565               7,832           6,903
Stock-based compensation expense ------------------------------        120                 120             117
                                                                   -------             -------         -------
                  Operating income ----------------------------      9,618               8,132             915
                                                                   -------             -------         -------
Interest income (expense):
         Interest income --------------------------------------        291                 188              58
         Interest expense -------------------------------------     (1,287)                (15)              -
                                                                   -------             -------         -------
                 Interest income, net -------------------------       (996)                173              58
                                                                   -------             -------         -------
Income before income taxes ------------------------------------      8,622               8,305             973
Provision (benefit) for income taxes --------------------------      3,449               3,156             (45)
                                                                   -------             -------         -------
                  Net income ----------------------------------      5,173               5,149           1,018
Accretion of mandatorily redeemable preferred stock -----------          -                   -          (1,469)
                                                                   -------             -------         -------
Net income (loss) available to common shareholders ------------    $ 5,173             $ 5,149         $  (451)
                                                                   =======             =======         =======
Net income (loss) per share
         Basic ------------------------------------------------    $  0.37             $  0.40         $ (0.06)
         Diluted ----------------------------------------------    $  0.35             $  0.38         $ (0.06)
Shares used in calculating net income (loss)
per share
         Basic ------------------------------------------------     14,048              12,975           7,532
         Diluted ----------------------------------------------     14,596              13,698           7,532




  The accompanying notes are an integral part of these consolidated financial statements.

                                   ATG INC.
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                            (amounts in thousands)

                                 ------------



                                                     Common Stock                            Earnings           Total
                                                     ------------            Deferred      (Accumulated      Shareholders'
                                                  Shares       Amount      Compensation      Deficit)           Equity
                                                  ------       ------      ------------    ------------      -------------
Balance, December 31, 1996......................   7,532      $ 5,948          $   -           $(5,318)         $   630
  Accretion on redeemable preferred
    stock.......................................       -            -              -            (1,469)          (1,469)
  Stock based compensation......................       -          389           (389)                -                -
  Amortized deferred compensation...............       -            -            117                 -              117
  Net income....................................       -            -              -             1,018            1,018
                                                   ------      -------          -----           -------          -------
Balance, December 31, 1997.....................    7,532        6,337           (272)           (5,769)             296
  Conversion of redeemable preferred
  stock.........................................   3,984       19,416              -                 -           19,416
  Issuance of common stock, on initial
    public offering, net of expenses............   2,185       15,658              -                 -           15,658
  Exercise of stock options.....................     147           83              -                 -               83
  Issuance of common stock under
    Employee Stock Purchase Plan................       4           23              -                 -               23
  Amortized deferred compensation...............       -            -            120                 -              120
  Net income....................................       -            -              -             5,149            5,149
                                                   ------      -------          -----           -------          -------
Balance, December 31, 1998......................   13,852       41,517          (152)             (620)          40,745
  Exercise of stock options.....................      204          476             -                 -              476
  Issuance of common stock under                                                                                     -
    Employee Stock Purchase Plan................       15           83             -                 -               83
  Issuance of common stock under                                                                                     -
    Employee 401k Plan Match....................       12           61             -                 -               61
  Amortized deferred compensation...............        -            -           120                 -              120
  Net income....................................        -            -             -             5,173            5,173
                                                   ------      -------         -----           -------          -------
Balance, December 31, 1999......................   14,083      $42,137          $(32)           $ 4,553          $46,658
                                                   ======      =======          =====           =======          =======

                      The accompanying notes are an integral part of these consolidated financial statements.

                                   ATG INC.
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (amounts in thousands)

                                                                                    For the Years Ended December 31,
                                                                          -----------------------------------------------------
                                                                             1999                1998                   1997
                                                                             ----                ----                   ----
Cash flows from operating activities:
  Net income.......................................................       $  5,173            $  5,149                 $ 1,018
  Adjustments to reconcile net income with cash
        flow from operations:
     Depreciation and amortization.................................          1,911                 824                     746
     Provision for doubtful accounts...............................          1,359                 210                      73
     Compensation expense for shares issued and
        options granted............................................            120                 120                     117
     Income tax benefit............................................              -                   -                     (45)
     Change in current assets and liabilities:
        Accounts receivable........................................         (1,750)            (16,836)                    899
        Prepayments and other current assets.......................         (2,722)                 78                    (140)
        Accounts payable and accrued liabilities...................          6,361              11,128                   1,085
        Deferred income taxes......................................           (152)                310                    (230)
                                                                          --------            --------                 -------
                Net cash provided by operating activities..........         10,300                 983                   3,523
                                                                          --------            --------                 -------
Cash flows from investing activities:
  Property and equipment acquisitions..............................        (28,281)             (5,015)                 (3,505)
  Acquisition of MMT Assets........................................              -             (10,731)                      -
  Restricted cash..................................................        (16,014)                  -                       -
  Other assets.....................................................         (2,582)             (3,763)                 (3,710)
                                                                          --------            --------                 -------
     Net cash used in investing activities.........................        (46,877)            (19,509)                 (7,215)
                                                                          --------            --------                 -------
Cash flows from financing activities:
  Loans from (payments to) related parties.........................              -              (1,280)                  1,177
  Borrowing (repayment) of capital leases..........................           (490)             (1,226)                   (461)
  Borrowing (repayment) of long-term debt, net.....................         40,463               3,717                    (196)
  Short-term borrowing (repayment), net............................         (5,029)              2,754                   1,160
  Proceeds from issuance of preferred stock, net...................              -                   -                   1,629
  Proceeds from issuance of common stock, net......................            620              15,764                       -
                                                                          --------            --------                 -------
    Net cash provided by financing activities......................         35,564              19,729                   3,309
                                                                          --------            --------                 -------
Increase (decrease) in cash and cash equivalents...................         (1,013)              1,203                    (383)
Cash and cash equivalents, beginning of period.....................          3,789               2,586                   2,969
                                                                          --------            --------                 -------
Cash and cash equivalents, end of period...........................       $  2,776            $  3,789                 $ 2,586
                                                                          ========            ========                 =======
Supplemental Disclosures, including non-cash investing and
  financing activities:
    Income taxes paid..............................................       $  1,495            $     64                 $     2
                                                                          ========            ========                 =======
    Interest paid, net of interest capitalized.....................       $  1,287            $     15                 $     -
                                                                          ========            ========                 =======
    Acquisition of equipment with capital lease financing..........       $  4,902            $    906                 $ 4,256
                                                                          ========            ========                 =======
    Acquisition of MMT Assets with long-term debt..................       $      -            $  5,000                 $     -
                                                                          ========            ========                 =======
    Acquisition of MMT Assets with accrued liabilities.............       $  5,200            $      -                 $     -
                                                                          ========            ========                 =======
    Reclassification of machinery and equipment to
      other current assets.........................................       $   (426)           $   (475)                $     -
                                                                          ========            ========                 =======
    Reclassification of other assets to property and equipment.....       $  1,325            $      -                 $     -
                                                                          ========            ========                 =======
    Conversion of redeemable preferred stock.......................       $      -            $ 19,416                 $     -
                                                                          ========            ========                 =======

                          The accompanying notes are an integral part of these consolidated financial statements.

                                   ATG INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(all dollar amounts in thousands unless otherwise noted, except per share data)


1.  Formation and Business of the Company

  ATG Inc. (the "Company" or "ATG") provides technical personnel and specialized services and products primarily to the U.S. government and the nuclear power industry. Services principally consist of compaction, reduction, decontamination, vitrification and disposal of low-level nuclear waste, dewatering and thermal treatment of ion exchange resins, decontamination, stabilization and volume reduction of low-level mixed waste, site remediation and construction projects.

  In May 1998, the Company completed an initial public offering of 1,900,000 shares of common stock and in June 1998, sold an additional 285,000 shares of common stock. Total proceeds to the Company, net of underwriting discounts and other direct expenses, were approximately $15.7 million.

  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 9 and 18 to the financial statements, the Company is in default of certain provisions related to the Company's credit facility. The default allows the bank consortium to demand repayment of the outstanding balance, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2. Summary of Significant Accounting Policies

 Basis of Presentation

  The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, ATG Richland Corporation ("ATG Richland") and ATG Nuclear Services LLC ("ATG Nuclear") and its subsidiary, ATG Catalytics LLC ("ATG Catalytics"). All significant intercompany balances and transactions have been eliminated.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying disclosures. These estimates include assessing the collectibility of accounts receivable, contracts in process and the recoverability of self-constructed assets and provisions for contingencies. Actual results could materially differ from the Company's estimates.

 Revenue Recognition

  Revenue includes fees for waste processing services and technology license fees. Revenue from waste processing is recognized upon the substantial completion of the waste treatment process. Revenue from licensing or technology transfer agreements is recognized when received unless there are future commitments, in which case the revenue is recognized over the term of the

                                   ATG INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(all dollar amounts in thousands unless otherwise noted, except per share data)

agreement. Revenue of $1,975 was recognized pursuant to technology transfer agreements in 1997.

  Revenue under cost plus, fixed fee and fixed unit price contracts mainly relating to site remediation is recorded as costs are incurred or units are completed and include estimated fees earned according to the terms of the contracts. Revenue from U.S. federal government contracts include estimates of reimbursable overhead and general administrative expenses, which are subject to final determination by the U.S. federal government upon project completion. Change orders are modifications of an original contract that effectively change the provisions of the contract. They may be initiated by either the Company or the customer. Change order work may be performed prior to approval of the change order by the customer. Revisions in contract revenue and cost estimates are reflected in the accounting period when known. Provision for the entire amount of estimated losses on uncompleted contracts is made in the period such losses are determined. Claims for additional contract revenue are recognized if it is probable that the claim will result in additional revenue and the amount can be reliably estimated.

 Disclosure of Significant Estimates - Revenue

  As outlined in the Summary of Significant Accounting Policies - Revenue Recognition, the Company's site remediation revenue for fixed price and cost plus contracts is recognized on the percentage of completion basis. Consequently, construction revenue and gross margin for each reporting period is determined on a contract-by-contract basis by reference to estimates by the Company's engineers of expected costs to be incurred to complete each project. These estimates include provisions for known and anticipated cost overruns, if any exist or are expected to occur. These estimates may be subject to revision in the normal course of business.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

 Balance Sheet Classifications

  The Company includes in current assets and liabilities amounts receivable and payable under construction contracts, which may extend beyond one year. A one-year time period is used as the basis for classifying all other current assets and liabilities.

 Property and Equipment

  Property and equipment are stated at cost and are depreciated on the straight-line basis over the estimated useful lives of the assets, which range from three to forty years. The Company self constructs substantially all of its waste processing facilities, and includes as captialized costs, direct materials and labor and related overhead and an allocation for general and administrative costs. Cost includes expenditures for major improvements and replacements and the net amount of interest costs related to qualifying construction projects. Expenditures for major renewals and betterments are capitalized. Expenditures for maintenance and repair expenses are charged to expense as incurred. The Company's policy is to regularly review the carrying amount of specialized assets and to evaluate the remaining life and recoverability of such equipment in light of current market conditions.

                                   ATG INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(all dollar amounts in thousands unless otherwise noted, except per share data)


  Intangible Assets

  Intangible assets are stated at acquisition cost and are amortized on the straight-line basis over the estimated useful lives of the assets, which range from three to twentyfive years. Acquisition cost includes the value of patents, licenses, non-compete covenants and goodwill. The Company's policy is to capitalize only such costs which are purchased. The Company's policy is to regularly review the carrying amount of intangible assets and to evaluate the remaining life and recoverability of such assets in light of current market conditions. As of December 31, 1999, management believes there is no impairment with respect to these assets.

  Risks and Uncertainties

  The Company operates its fixed facilities under regulations of, and permits issued by, various state and federal agencies. The Company, typically, is in the process of seeking new permits, renewals and/or expansion permits. There can be no assurance of the successful outcome of any permitting efforts. The permitting process is subject to regulatory approval, time delays, local opposition and potentially stricter governmental regulation. In the event a permit is not granted, facility construction programs could be delayed, changed, or abandoned and could result in substantial losses which would have a material adverse effect on the Company's consolidated financial position. The Company reviews the status of permitting projects on a periodic basis to assess realizability of related asset values. As of December 31, 1999, management believes that assets which could currently be affected by permitting efforts are recoverable at their recorded values.

  The market for the Company's services is substantially dependent on state and federal legislation and regulations. The availability of new contracts depends significantly on the regulatory environment. In order to build or retain its market share the Company must continue to successfully compete for new government and private sector contracts.

 Income Taxes

  Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

 Concentration of Credit Risk

  The majority of the Company's cash and cash equivalents are held with major banks in the United States. The Company's customers consist mainly of agencies of the U.S. government and large U.S. companies. The Company performs ongoing credit evaluation of its customers' financial condition. As of December 31, 1999, agencies of the U.S. government represented 39% of accounts receivable and 27% of total revenue for the year then ended. As of December 31, 1998, agencies of the U.S. government represented 51% of accounts receivable and 55% of total revenue for the year then ended. As of December 31, 1997, agencies of the U.S. government represented 47% of accounts receivable and 71% of total revenue for the year then ended. The Company generally does not require collateral.

                                   ATG INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(all dollar amounts in thousands unless otherwise noted, except per share data)

 Computation of  Net Income Per Share

  Basic income per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted income per share is computed giving effect to all dilutive potential common shares that were outstanding during the period.

 Stock Options

  The Company accounts for stock-based awards to employees in accordance with APB No. 25 ("APB 25"), Accounting for Stock Issued to Employees, and has adopted the disclosure-only alternative of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), Accounting for Stock Based Compensation. See Note 11, Stock Based Compensation Plans for further details.

 Reclassifications

  Certain prior year amounts in the consolidated financial statements have been reclassified to conform with the current year's presentation.

 Recent Pronouncements


  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), Accounting for Derivative Instruments and Hedging Activities. SFAS 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities, and is effective for fiscal years beginning after June 15, 2000, as amended by SFAS No. 137. The adoption of this pronouncement will have no material impact on the Company's financial position and results of operations.

  In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), Revenue Recognition in Financial Statements, which outlines the basic criteria that must be met to recognize revenue and provides guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the SEC. The adoption of SAB 101 will have no material impact on the Company's financial position and results of operations.

  In March 2000, the FASB issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation - An Interpretation of APB 25 (the "Interpretation"). This Interpretation clarifies (a) the definition of an employee for purposes of applying APB 25, (b) the criteria for determining whether a stock plan qualifies as a non-compensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. To the extent that this Interpretation covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying this Interpretation are recognized on a prospective basis from July 1, 2000. The adoption of FIN 44 will have no material impact on statement of operations.

                                   ATG INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(all dollar amounts in thousands unless otherwise noted, except per share data)

Comprehensive Income

  In the first quarter of 1998 the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," which specifies the computation, presentation and disclosure requirements for comprehensive income. There was no impact on the Company's financial position, results of operations or cash flows as a result of adoption. Comprehensive income and net income are the same.

3.  Acquisition

  Effective December 1, 1998, the Company, through its wholly-owned subsidiary, ATG Nuclear, and through its subsidiary, ATG Catalytics, acquired certain assets and business lines from the trustee ("Seller") for debtors of Molten Metal Technologies, Inc. or its affiliates, under Chapter 11 of the United States Bankruptcy Code (the "MMT Assets").

  The assets acquired by ATG Nuclear include substantially all of the assets, contracts, licenses and permits associated with the Seller's wet waste business based in Oak Ridge, Tennessee, and a facility in Columbia, South Carolina. The assets acquired by ATG Catalytics include substantially all of the assets, contracts, licenses and permits associated with the Seller's catalytic extraction processing business conducted substantially in Oak Ridge, Tennessee.

  These assets were acquired throught a combination of cash, notes payable, and the assumption of certain debts, including the obligation to provide for disposal of certain legacy wastes which were in process at the date of acquisition. The Company paid $10.5 million in cash at closing, agreed to pay $1.0 million in cash one year from closing and agreed to make future payments of 5% of the earnings before interest, taxes, depreciation and amortization of ATG Catalytics, but not less than $800 annually for five years (minimum of $4.0 million).

  The transaction has been accounted for as a purchase and, accordingly, results of operations include the operations of the new businesses since the date of acquisition. The purchase price has been allocated to the assets acquired and will be amortized over the lives of those assets. During 1999 the final purchase price allocation was concluded and as result the purchase price allocation was revised as follows:

(Dollars in millions)                                Original                          Ending
---------------------                               Valuation       Adjustments      Valuation
                                                    ---------       -----------      ---------
Restricted cash and other assets                       $ 2.7          $   --          $  2.7
Accounts receivable                                      2.8              --             2.8
Property and equipment                                  15.4             6.8            22.2
Intangibles including goodwill                            --             1.4             1.4
Accrued liabilities                                     (5.2)           (8.2)          (13.4)
                                                       -----            ----          ------
Net assets acquired                                    $15.7           $  --          $ 15.7
                                                       =====           =====          ======

   The value of property and equipment was increased by $6.8 million, not to exceed its fair market value (FMV) appraisal of $22.2 million. The Company recorded $1.4 million in goodwill which is the amount of increase in accrued liabilities of $8.2 million less the increase of $6.8 million in property and equipment value from the FMV appraisal. The revised purchase price allocation is the result of the Company's final assessment of the cost to treat unprocessed waste

                                   ATG INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(all dollar amounts in thousands unless otherwise noted, except per share data)


on site at the MMT facilities. The revision reflects the Company's refined estimate for waste processing and disposal costs associated with waste materials on site at the time of the acquisition. As of December 31, 1999, the Company has accrued $5.2 million for the future cost of waste processing and disposal for waste materials on site at the time of the acquisition.

4.    Accounts Receivable

                                                                                      December 31,
                                                                            ------------------------------
                                                                                1999            1998
                                                                            ---------------  -------------
U.S. Government:
     Amounts billed .................................................          $ 2,867        $ 8,483
     Amounts unbilled ...............................................            7,314          3,037
                                                                               -------        -------
     Total U.S. Government ..........................................           10,181         11,520
                                                                               -------        -------
Commercial customers:
     Amounts billed .................................................           10,847          9,008
     Amounts unbilled ...............................................            4,982          2,338
                                                                               -------        -------
     Total commercial ...............................................           15,829         11,346
                                                                               -------        -------
     Total accounts receivable ......................................           26,010         22,866
Less: allowances for doubtful accounts ..............................           (1,522)          (305)
                                                                               -------        -------
                                                                               $24,488        $22,561
                                                                               =======        =======

  Recoverable costs and accrued profit on progress completed but not billed on U.S. government contracts are based on estimates of reimbursable overhead and general and administrative expenses calculated in accordance with contractually determined methods of calculation. These amounts are subject to final determination by the U.S. federal government after the contracts have been completed. As such, the actual recoverable amounts on these contracts may differ from these estimates.

  Included in the unbilled portion within the above amounts is $3,595 and none, as of December 31, 1999 and 1998, respectively, related to claims for additional services rendered. The number of claims is two and none as of December 31, 1999 and 1998 respectively. These amounts have been recognized as revenue and include only direct costs associated with the claim and do not include profit margin. The Company is in the process of submitting contract documents related to these claims. The customer may accept or reject the Company's claim. Should the customer reject the claim, the Company may be required to seek alternative remedies, including litigation.

5.  Restricted Investments

The Company has restricted cash of $16,014 as of December 31, 1999, from the issuance of tax-exempt Solid Waste Revenue Bonds, that is to be utilized exclusively for the construction of its mixed waste treatment facility in Richland, WA. See Note 9 - Borrowing Arrangements for further details.

                                   ATG INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(all dollar amounts in thousands unless otherwise noted, except per share data)
                                  ----------

6.  Property and Equipment

                                                                                 December 31,
                                                                        ------------------------------
                                                                             1999            1998
                                                                        --------------  --------------

Land..................................................................        $ 2,957         $ 2,310
Buildings and improvements............................................         32,530          21,205
Machinery and equipment...............................................         23,921          14,876
Office furniture and equipment........................................          1,635           1,470
                                                                              -------         -------
Property and equipment at cost........................................         61,043          39,861
Less: accumulated depreciation and amortization.......................         (4,795)         (3,072)
                                                                              -------         -------
                                                                               56,248          36,789
Construction-in-progress..............................................         24,180           6,199
                                                                              -------         -------
                                                                              $80,428         $42,988
                                                                              =======         =======

  Property and equipment costs include capitalized labor and overhead, including interest costs related to the construction of buildings, building improvements and equipment. Capitalized interest costs totaled $1,410, $1,027, and $891 in 1999, 1998, and 1997 respectively. Depreciation and amortization expense on property and equipment was $1,809, $765, and $717 in 1999, 1998, and 1997 respectively, and a portion is included in cost of revenue in the amount of $675, zero, and zero in 1999, 1998, and 1997, respectively. All property and equipment serve as collateral to notes payable agreements to banks and other creditors.

  As of December 31, 1999 and 1998, machinery and equipment included assets acquired under capital leases with a capitalized cost of $12,489 and $6,876, respectively. Related accumulated amortization totaled $663 and $333 in 1999 and 1998, respectively.

  Mixed Waste Facility

  During 1999, construction of the Company's new mixed waste treatment facility in Richland, Washington was begun resulting in a significant increase in construction in progress over the prior year. The facility began operations in some treatment lines in late 1999. The facility is financed by the issuance of $26.5 million of tax-exempt Solid Waste Revenue Bonds. See Note 9 - Borrowing Arrangements for further details.

7.  Accrued Liabilities

  Accrued liabilities at December 31, 1999 and 1998 consisted of:

                                                          December 31,
                                                  ----------------------------
                                                       1999           1998
                                                  --------------  ------------

Income taxes payable........................        $ 4,075        $2,647
Waste acquisition...........................          5,167         2,788
Other.......................................          5,955         3,787
                                                    -------        ------
                                                    $15,197        $9,222
                                                    =======        ======

  The waste acquisition accrual arose out of the purchase of the assets and businesses described in Note 3 - Acquisition.

                                   ATG INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(all dollar amounts in thousands unless otherwise noted, except per share data)
                                  ----------

8.  Transactions with Related Parties

  The Company has a note payable to a former Director of $225 at December 31, 1999 and 1998. The amount is due July 1, 2000. The amount is included in short term debt at December 31, 1999.

  The President and Executive Vice-President and directors of ATG, have each guaranteed the obligations of ATG under (i) two promissory notes in the principal amounts of $2,069 and $1,996 held by a financial institution; (ii) an equipment lease between ATG and a financial institution that provides for an aggregate rental amount of $32; and (iii) a commercial lease agreement between ATG and another financial institution with an aggregate rental amount of $103.

  In connection with the issuance of certain bonds, undertakings and other instruments of guarantee in favor of ATG, the President and Executive Vice-President have each executed (i) a blanket indemnity agreement in favor of an insurance company, indemnifying the insurance company against any losses that the insurance company may incur in connection with the issuance of any such bonds, undertakings or other instruments of guarantee, and (ii) a blanket Continuing Agreement of Indemnity - Contractor's Form for the benefit of three other insurance companies, indemnifying such entities against any losses that such entities may incur in connection with the issuance of any such bonds, undertakings or other instruments of guarantee. As of December 31, 1999, the potential aggregate liability of the President and Executive Vice-President under the blanket indemnities was approximately $35.

  In 1998, the Company entered into a demolition and construction management project with a partnership in which the President and Executive Vice President of the Company have a combined 50% ownership interest. The total contract value is $4,695 of which revenues of $1,403 and $785 were recognized in 1999 and 1998 respectively. Costs of $1,354 and $482 in 1999 and 1998, respectively, are associated with this project. The related accounts receivable include $857 and $785 at December 31, 1999 and 1998, respectively.

9. Borrowing Arrangements

  In November 1999, the Company completed an agreement with a consortium of banks (the Banks) for a credit facility in the amount of $45 million. The credit facility includes a letter of credit in support of tax-exempt Solid Waste Revenue Bonds (the Bonds) in the aggregate face amount of $26.5 million (the "letter of credit"). The Bonds were issued during November 1999, and bear interest at a floating rate (5.60% at December 31, 1999), based upon prevailing market conditions, which is redetermined every seven days. The Bonds are due October 31, 2014 and may be prepaid at any time without penalty. The proceeds, including the remaining restricted cash balance of $16.0 million as of December 31, 1999, are to be applied exclusively for the construction of the Company's Low Level Mixed Waste facility in Richland, Washington. The credit facility also includes a five year revolving working capital line of credit, due October 2004, in the amount of $18 million, including a letter of credit facility of $5 million. Borrowings, when made, bear a variable interest rate based on certain financial ratio criteria. The Company currently has borrowings of $17.5 million and qualifies for the Banks' reference rate of 9.25%. The credit facility is collateralized by accounts receivable, inventory and equipment.

                                   ATG INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(all dollar amounts in thousands unless otherwise noted, except per share data)
                                  ----------

  The credit facility agreement requires the Company to comply with certain covenants, including capital asset acquisition limits, limits on additional debt, minimum levels of tangible net worth, dividend payment restrictions and maintenance of certain financial ratios. At December 31, 1999 the Company was in violation of certain financial ratio covenants. The Company has obtained a waiver, subsequent to year-end, in respect of these violations as of December 31, 1999. In connection with the waiver, the Banks agreed to revise and lower certain financial ratio covenants that the Company failed to meet as of December 31, 1999, for each of the quarterly periods in the year ended December 31, 2000, and increase the borrowings available to the Company by $6 million, for a total of $24 million, through June 30, 2000. The borrowing limit subsequent to June 30, 2000 is $18 million. In addition, the interest rate applied to the working capital facility was revised.

  At March 31, 2000 ATG was in violation of the revised financial ratios under the credit facility. Pursuant to a forbearance and consent agreement dated as of June 1, 2000, the lenders agreed to forbear in the exercise of any of their rights or remedies with respect to March 31, 2000 covenant defaults until no later than June 30, 2000. As discussed in Note 18, at June 30, 2000 ATG was in violation of the revised financial ratios under the credit facility. Furthermore, at June 30, 2000, ATG failed to make a required payment of principal in the approximate amount of $5,750,000 as a mandatory pay-down under the revolving credit facility, so as to bring total borrowings under that facility to the $18 million limit. The occurrence of an event of default would permit the lenders to accelerate the maturity of borrowings already made under the credit facility and to prohibit ATG from making additional borrowings under the facility. To date the lenders have allowed ATG to draw under the facility and have not notified ATG of their intention to accelerate repayment. Management believes that ATG will not be able, on a prospective basis, to comply with the financial covenants in the agreements governing the credit facility without significant accommodations from the lending syndicate.

  Under a short term line of credit facility with a bank, the Company may borrow up to $1.9 million. Borrowings under this credit agreement were $1.7 million at December 31, 1999, bear interest equal to the bank's reference rate (9.25% at December 31, 1999) and are secured by the Company's Fremont, CA building property.

Long Term Debt

  Long term debt consists of mortgage debt, notes payable, equipment notes payable and obligation under the letter of credit. The mortgage debt bears interest at annual rates between 8.125% and 11.0%, matures between 2001 and 2006, and is collateralized by certain of the Company's buildings. The notes payable bear interest at annual rates between 8% and 10%, mature between 1999 and 2005, and are collateralized by certain of the Company's equipment. In addition, notes payable includes the Banks' five year long term revolving credit line that is discussed in the previous section. Equipment notes bear interest at annual rates between 0.9% and 9.6%, mature between 1999 and 2002, and are collateralized by specific equipment.

                                   ATG INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(all dollar amounts in thousands unless otherwise noted, except per share data)
                                  ----------

  Future minimum principal payments are as follows as of December 31, 1999:

                            Mortgage        Notes       Equipment      Revolving Working     Letter of credit     Total Long
                              Debt         Payable        Notes       Capital Credit Line    Obligation/Bonds     Term Debt
                          ------------  -------------  ------------  ---------------------  -------------------  ------------
2000....................       $  164         $1,084        $  835                $    --              $    --       $ 2,083
2001....................        1,398            826           888                     --                   --         3,112
2002....................           33            823           325                     --                   --         1,181
2003....................           36            824            --                     --                   --           860
2004....................           39             26            --                 17,518                   --        17,583
Thereafter..............          227             48            --                     --               26,500        26,775
                               ------         ------        ------                -------              -------       -------
                                1,897          3,631         2,048                 17,518               26,500        51,594
Less: current portion...          164          1,084           834                     --                   --         2,082
                               ------         ------        ------                -------              -------       -------
                               $1,733         $2,547        $1,214                $17,518              $26,500       $49,512
                               ======         ======        ======                =======              =======       =======


 Capital Lease Obligations

  As of December 31, 1999, future minimum lease payments under capital leases are as follows:

2000.............................................    $ 2,970
2001.............................................      2,717
2002.............................................      2,533
2003.............................................      2,118
2004.............................................        912
                                                     -------
Total minimum lease payments.....................     11,250
Less amount representing interest................      1,990
                                                     -------
Present value of future minimum lease payments...      9,260
Less: current portion............................      2,177
                                                     -------
Total capital lease obligations, net of current
  portion........................................    $ 7,083
                                                     =======

10.  Commitments and Contingencies

  In June 1992, the Company entered into a contract with the U.S. Army under which the Company acted as the prime contractor to "surface clear" expended ordnance from a firing range at Fort Irwin, California (the "Fort Irwin Contract"). In March 1997, a piece of ordnance exploded on the premises of a scrap metal dealer (the "Scrap Dealer") in Fontana, California. An employee of the Scrap Dealer died in the accident. Although the Scrap Dealer had purchased expended ordnance and other military scrap metal from a number of military facilities, including Fort Irwin, the Scrap Dealer indicated that the ordnance which exploded was purchased from Fort Irwin. The U.S. Army contended that a subcontractor to the Company on the Fort Irwin Contract (the "Subcontractor") had improperly certified ordnance cleared from the Fort Irwin firing range as free of hazardous and explosive material prior to the sale of such ordnance to the Scrap Dealer. As a result, the U.S. Army terminated the Fort Irwin Contract for default, and demanded repayment from the Company of alleged reprocurement costs totaling $945,000. The Company believes it fully complied with the terms of the Fort Irwin Contract and applicable laws and regulations and challenged the default termination in an action against the U.S. Army filed in the Court of Federal Claims in July 1997. In July 1998, the U.S. Army and the Company settled the matter. The termination for default was rescinded and the Company agreed to no longer bid on surface-clearing work at active U.S. Army firing ranges.

                                   ATG INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(all dollar amounts in thousands unless otherwise noted, except per share data)
                                  ----------

  In connection with the accident, in March 1998 a wrongful death civil action was filed in San Bernardino County Superior Court against the Subcontractor, a supervisory employee of the Subcontractor, the owners of the premises occupied by the Scrap Dealer, and the Company, seeking damages in excess of $8 million, including exemplary damages of $5 million. A second action was filed at the same time in San Bernardino County Superior Court against the same defendants by three other persons alleging physical injuries and emotional distress caused by the accident. The Company has tendered the defense of each of these actions to its insurance carrier, which is presently handling the matters for the Company, and the Company intends to vigorously contest all of the claims asserted in these actions. The Company believes that it acted properly with respect to the Fort Irwin Contract, and that it should not be liable for the injuries caused by the accident. The Company also intends to seek indemnification from the Subcontractor for the full amount of any costs, damages and liabilities which may be incurred by the Company in connection with or as a result of these lawsuits. The Subcontractor has advised the Company that the Subcontractor's comprehensive general liability insurance policy covers the claims asserted against the Subcontractor, and that the policy coverage limit is $7 million per occurrence. Although the Company believes that all of the claims asserted against the Company are without legal merit, the outcome of these lawsuits is uncertain. Any judgment of liability against the Company, especially to the extent damages exceed or are not covered by insurance or are not recoverable by the Company from the Subcontractor, could have a material adverse effect on the Company's business, financial condition and results of operations.

  From time to time the Company is a party to litigation or administrative proceedings relating to claims arising from its operations in the normal course of business. Management of the Company, on the advice of counsel, believes that the ultimate resolution of litigation currently pending against the Company is unlikely, either individually or in the aggregate, to have a material adverse effect on the Company's business, financial condition or results of operations.

11.  Stock Based Compensation Plans

  1994 Stock Option Plan ("1994 Plan")

  A total of 909,878 shares of common stock have been reserved for issuance under the 1994 Plan. Options granted under the 1994 Plan generally expire ten years from the date of grant. The Company does not plan to issue further options to purchase common stock under the 1994 Plan.

  1998 Stock Ownership Incentive Plan ("Incentive Plan")

  A total of 500,000 shares of common stock have been reserved for issuance under the Incentive Plan. The Board of Directors may grant incentive stock options or non-statutory stock options to employees at 100% of the fair market value of the stock on the date of grant. Vesting terms are to be determined by the Board of Directors (typically three years) and options generally expire ten years from the date of grant.

  1998 Non-Employee Directors' Stock Option Plan ("Directors' Plan")

  A total of 200,000 shares of common stock has been reserved for issuance under the Directors' Plan. The Directors' Plan provides for an automatic grant of options to purchase 20,000 shares of common stock upon the date a person becomes a non-employee director. Twenty-five percent of the shares subject to the option are immediately vested and twenty-five percent vest each year thereafter. The exercise price of the options granted under the Directors'

                                   ATG INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(all dollar amounts in thousands unless otherwise noted, except per share data)
                                  ----------

Plan must equal or exceed the fair market value of the Common Stock on the date of grant. All options expire ten years from the date of grant.

  1998 Consultants and Advisors Stock Option Plan ("Consultants Plan")

  A total of 200,000 shares of common stock has been reserved for issuance under the Consultants Plan. The Consultants Plan is administered by the Board of Directors who may grant options to purchase common stock to consultants and advisors to the Company at prices and upon terms as determined by the Board.

  The following option activity occurred in all stock option plans in the three years ended December 31, 1999:

                                                                                                          Weighted
                                                                                                           Average
                                                  Options Available    Outstanding         Exercise        Exercise
                                                      for Grant          Options            Price           Price
                                                  -----------------    -----------      ---------------  -----------
Balance, December 31, 1996.....................           554,000           516,000       $0.01-$7.50        $1.79
    Granted....................................          (554,000)          554,000       $1.00-$5.00        $2.10
                                                         --------         ---------
Balance, December 31, 1997.....................                 -         1,070,000       $0.01-$7.50        $1.95
    Authorized.................................           900,000                 -
    Granted....................................          (607,500)          607,500       $5.00-$8.56        $6.55
    Exercised..................................                 -          (147,122)      $0.01-$1.00        $0.23
    Terminated.................................                 -           (13,000)      $0.01-$5.00        $0.62
    Cancelled..................................           143,500          (143,500)      $8.50-$8.56        $8.54
                                                         --------         ---------
Balance, December 31, 1998                                436,000         1,373,878       $0.01-$8.50        $3.49
                                                         ========         =========
    Granted....................................          (135,000)          135,000       $4.25-$8.62        $5.96
    Exercised..................................                 -          (203,456)      $0.10-$5.50        $2.34
    Cancelled..................................            81,612           (81,612)      $1.00-$8.50        $6.60
                                                         --------         ---------
Balance, December 31, 1999.....................           382,612         1,223,810       $0.01-$8.62        $3.81
                                                         ========         =========

  As of December 31, 1999, options to purchase 501,120 shares of Common Stock at $0.01 to $8.62 per share were fully vested and exercisable under the Plans.

  During August 1998, the Company cancelled options granted to employees to acquire 125,500 shares of Common Stock with prices ranging from $8.50 to $8.56 and issued new options to acquire the same number of shares at a price of $6.375 per share.

  In connection with the grant of options for the purchase of 554,000 shares of Common Stock to employees during the period from January 1, 1997 through December 31, 1997, the Company recorded aggregate deferred compensation expense of approximately $389 representing the difference between the deemed fair value of the Common Stock and the option exercise price at date of grant. Such deferred compensation is being amortized over the vesting period relating to these options, of which $120 and $120 have been amortized during the years ended December 31, 1999 and 1998, respectively, and is included in the statement of operations within the caption "Stock-based compensation expense".

  Stock Compensation

  The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations in accounting for its stock-based compensation. Determination of compensation cost for stock-based compensation based on the fair value at the grant date for

                                   ATG INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(all dollar amounts in thousands unless otherwise noted, except per share data)
                                 -----------

awards consistent with provisions of SFAS No. 123 would not result in a significant difference from the reported net income for the periods presented.

                                                                                  December 31,
                                                             ------------------------------------------------------
                                                                   1999              1998               1997
                                                             ----------------  ----------------  ------------------
Net income...............................................            $5,173            $5,149            $ 1,018
Accretion on mandatorily redeemable preferred stock......                --                --             (1,469)
                                                                     ------            ------            -------
Net income (loss) available to common shareholders.......             5,173             5,149               (451)
Net income (loss) - FAS 123 adjusted.....................             4,660             4,917               (593)
Earnings per share - as reported:
    Basic................................................              0.37              0.40              (0.06)
    Diluted..............................................              0.35              0.38              (0.06)
Earnings per share - FAS 123 adjusted:
    Basic................................................              0.33              0.38              (0.08)
    Diluted..............................................              0.32              0.36              (0.08)

  The fair value of each option grant under the Plans is estimated on the date of the grant using the Black-Scholes option-pricing model with weighted average risk free interest rates of 5.63%, 4.89%, and 6.47%, and an expected life of 1.54, 2.6 and 5 years, and volatility of 71.86%, 67.4% and 0% at December 31, 1999, 1998, and 1997, respectively.

  The following table summarizes the stock options outstanding at December 31, 1999:

                                        Options Outstanding                      Options Exercisable
                                    ----------------------------------------------------------------------------------
                                    Weighted                                                              Weighted
                                    Average           Weighted                         Weighted           Average Fair
Range of                            Remaining         Average                          Average            Value at
Exercise           Number           Contractual       Exercise        Number           Exercise           Date of
Prices             Outstanding      Life              Price           Exercisable      Price              Grant
--------           -----------      -----------       --------        -----------      ------------       --------
$0.01                   30,000             1.4          $0.01             25,000            $0.01           $0.01
$0.10                  118,000             5.9          $0.10            112,687            $0.10           $0.10
$1.00                  356,434             6.6          $1.00             48,155            $1.00           $1.00
$4.25-$5.00            351,876             8.2          $4.91            190,170            $5.00           $5.00
$5.38-$7.25            217,500             9.0          $6.40             65,108            $6.34           $6.40
$6.75-$8.50            150,000             6.3          $7.50             60,000            $7.46           $6.30

  Employee Stock Purchase Plan ("Purchase Plan")

A total of 200,000 shares of common stock are reserved for issuance under the Purchase Plan. The Purchase Plan enables eligible employees to purchase common stock at the lower of 85% of the fair market value of the Company's common stock on the first or last day of each six-month offering period. The total shares purchased under the plan during 1999 and 1998, were 15,000 and 4,000 respectively.

12.  Common Stock Warrants

  Warrants to purchase 190,000 shares of Common Stock were granted upon the completion of the Company's initial public stock offering. These warrants become exercisable in May 1999 and expire in May 2003. The warrant exercise price is $10.20 per share.

                                   ATG INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   (all dollar amounts in thousands otherwise noted, except per share data)
                                   --------


13. Income Taxes

      The components of income tax expense (benefit) are approximately as follows:

                                                                                    December 31,
                                                                     -----------------------------------------
                                                                      1999              1998              1997
                                                                      ----              ----              ----
Current
     Federal...................................................      $3,659            $2,439             $(383)
     State.....................................................         489               406               158
Deferred:
     Federal...................................................        (635)              304               214
     State.....................................................         (64)                7               (34)
                                                                     ------            ------             -----
       Total...................................................      $3,449            $3,156             $ (45)
                                                                     ======            ======             =====

     The Company's effective tax rate differs from the U.S. federal statutory tax rate, as follows:


                                                                                    December 31,
                                                                     -----------------------------------------
                                                                     1999               1998              1997
                                                                     ----               ----              ----
Income tax provision at statutory rate.......................        34.0%              34.0%             34.0%
State taxes, net of federal tax effect.........................       3.7                3.3               1.6
Non-deductible items...........................................       1.1                0.4               3.2
Net operating loss benefit.....................................        --                 --             (48.3)
Other..........................................................       1.2                0.3               4.9
                                                                     ----               ----              ----
Effective tax rate.............................................      40.0%              38.0%             (4.6)%
                                                                     ====               ====              ====

 Components of the deferred income tax balance are as follows:

                                                                                    December 31,
                                                                     -----------------------------------------
                                                                     1999               1998              1997
                                                                     ----               ----              ----
Deferred tax assets
 Net operating loss carryforwards..............................    $   --             $  --              $  308
 Accrued expenses..............................................     1,252               183                 245
 Tax credits...................................................        --                --                 120
 Other.........................................................        --                --                  24
                                                                   ------             -----              ------
    Deferred tax assets........................................    $1,252             $ 183              $  697
                                                                   ======             =====              ======
Deferred tax liabilities
    Depreciation and amortization..............................    $  612             $ 473              $  467
                                                                   ======             =====              ======
 Valuation allowance............................................       --                --                  --
                                                                   ------             -----              ------
 Net deferred tax asset (liability).............................   $  640             $(290)             $  230
                                                                   ======             =====              ======

                                   ATG INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   (all dollar amounts in thousands otherwise noted, except per share data)
                                   --------



14.   Earnings Per Share (EPS)

  A reconciliation of the numerator and denominator of basic and diluted EPS is provided as follows:

                                                                    For the Years Ended December 31,
                                                                -------------------------------------------
                                                                  1999              1998              1997
                                                                -------           -------           -------
Numerator - Basic and Diluted EPS
     Net income...........................................      $ 5,173           $ 5,149           $ 1,018
     Accretion on mandatorily redeemable preferred stock..           --                --            (1,469)
                                                                -------           -------           -------
     Net income (loss) available to common shareholders....     $ 5,173           $ 5,149           $  (451)
                                                                =======           =======           =======
Denominator - Basic EPS
     Common shares outstanding............................       14,048            12,975             7,532
                                                                -------           -------           -------

Basic earnings (loss) per share...........................      $  0.37           $  0.40           $ (0.06)
                                                                =======           =======           =======

Denominator - Diluted EPS
Denominator - Basic EPS...................................       14,048            12,975             7,532
     Effect of Dilutive Securities
     Common stock options.................................          548               723                --
                                                                -------           -------           -------
                                                                 14,596            13,698             7,532
                                                                -------           -------           -------
Diluted earnings (loss) per share.........................      $  0.35           $  0.38           $ (0.06)
                                                                =======           =======           =======

  Options and warrants to purchase 888,000 shares of Common Stock at exercise prices in excess of the average market price of the Company's common stock were excluded from the computation of diluted earnings per share as their effect would be anti-dilutive.

15.  Employee Retirement Plan

  The Company maintains a Qualified Retirement Plan (401(k) Plan) which covers substantially all employees. Eligible employees may contribute up to 15% of their annual compensation, as defined, to this plan. The Company may also make a discretionary contribution. During 1999, the Company contributed $61 in matching funds through the issuance of shares of its common stock to the 401(k) Plan. The Company did not contribute to the 401(k) Plan during 1998 and 1997.

16.  Sale of Corporate Facilities

  The Company has sold to a less than 1% shareholder of the Company, the Company's facility, building and land, located in Fremont California. The Company has transferred title to the building to the new owner on December 10, 1999. The terms of the sale agreement includes a sale price of $4.5 million, a deposit payment of $810 at the time of the agreement, assumption of the mortgage debt collateralizing the building, and obtaining additional funding to purchase the

                                   ATG INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   (all dollar amounts in thousands otherwise noted, except per share data)
                                   --------


building. The sale agreement includes a leaseback provision for a month to month lease provision for the Company at existing market rates and conditions, allows the Company to vacate the building with 60 day notice subject to other provisions, and allows the Company the first right of refusal on a third party sale by the new owner. The sale agreement requires the Company to obtain a certificate of compliance with respect to certain environmental issues with regards to the building prior to vacating the premises. The Company estimates that the certificate of compliance will require, at a cost to the Company, the incurrence of $100 to clean up the building and the duration of the clean up of at least 6 months.

  The Company has "continuing involvement" with the building subsequent to the sale and remains the primary debtor of the debt obligation on the building as of December 31, 1999, and in accordance with generally accepted accounting principles, the gain on the sale of the building is deferred pending termination of its continued involvement. The deposit payment of $810 has been included within the balance sheet caption, "accrued liabilities" as of December 31, 1999. The Company will continue to depreciate the building and account for the building asset and debt as if owned by the Company. The Company will apply the provisions of sale and leaseback accounting to the transaction after the Company no longer has any "continuing involvement" with the building as defined by generally accepted accounting principles.

17.  Business Segments

  The Company manages its operations within two business segments: waste processing, conducted by its Fixed Facilities Group (FFG); and field services, conducted by its Field Engineering Group (FEG). FFG processes customer waste utilizing the Company's thermal and non-thermal technologies. FEG performs remediation, construction and various engineering services for customers under long-term contracts.

  Prior to 1998, the Company evaluated its operations as one business unit. Thermal processing of large volumes of waste began in 1998 and the Company commenced evaluating its business as two business segments in the fourth quarter of the year. The Company segregates revenue and gross profit by business segment. Selling, general and administrative expenses are not allocated to the business segments. The accounting policies of the business segments are the same as those described in the summary of significant accounting policies.

                                   ATG INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   (all dollar amounts in thousands otherwise noted, except per share data)
                                   --------

                  Segment Information

1999                                                            FFG          FEG        Other          Total
                                                              -------      -------     -------        -------
Revenue.................................................        $46,854     $13,808   $    --         $60,662
Gross Profit............................................         22,845       1,458        --          24,303
Sales, general & administrative expenses................                                               14,565
Stock-based compensation................................                                                  120
Interest expense, net...................................                                                 (996)
Provision for income taxes..............................                                                3,449
                                                                                                      -------
    Net income..........................................                                              $ 5,173
                                                                                                      =======
Segment assets..........................................         81,058         685      3,480        $85,223
Expenditures for long-lived assets......................         39,028          35        100        $39,163
                                                                                                      =======


1998                                                              FFG          FEG       Other         Total
                                                                -------      -------    -------       -------
Revenue.................................................        $18,889      $17,011    $   --        $35,900
Gross Profit............................................         11,082        5,002        --         16,084
Sales, general & administrative expenses................                                                7,832
Stock-based compensation................................                                                  120
Interest income, net....................................                                                  173
Provision for income taxes..............................                                                3,156
                                                                                                      -------
    Net income..........................................                                              $ 5,149
                                                                                                      =======
Segment assets..........................................         42,030          650      3,380       $46,060
Expenditures for long-lived assets......................         21,490           40        120       $21,650
                                                                                                      =======

  The Company earned $3.3 million in international revenue from customers in Asia during 1999, all of which was performed by FFG. Substantially all of the segment revenues in 1998 were from customers in North America. All revenues are denominated in U.S. dollars.

18.  Liquidity and Going Concern Considerations

  The Company's operating results were adversely affected for the three months ended June 30, 2000 as a result of a major shortfall in spent ion exchange processing revenue at our facility in Tennessee. The facility processes spent ion exchange resins from nuclear power plants, reducing the volume of waste going to final disposal at other sites not owned by ATG. The processed resin waste is disposed of at the Barnwell, South Carolina waste disposal site ("Barnwell"). The operator/owner of Barnwell offered customers a substantial discount to dispose of the resins without volume reduction. In addition, operating results were adversely affected by the delay in capacity expansion at its low-level radioactive waste thermal processing facility originally planned to be completed in the quarter ended March 31, 2000 and rescheduled for completion in the quarter ended September 30, 2000 due to restrictions imposed by lenders resulting in lower than projected revenue and gross margin amounts, and the elimination of a waste processing line at its Tennessee facility, in June 2000 resulting in a $500,000 inventory writedown charge and a $1.9 million restructuring charge for the three months ended June 30, 2000. Cash flow was negatively affected by the Company's inability to collect field services trade accounts receivable during the three months ended June 30, 2000 as projected. As a result of the aforementioned factors, the Company is in default of certain financial ratio covenant provisions related to the

                                   ATG INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   (all dollar amounts in thousands otherwise noted, except per share data)
                                   --------


Company's credit facility at June 30, 2000 (debt service to tangible net worth, debt service coverage ratio, and quick ratio) and the mandatory repayment of $5.7 million at June 30, 2000.

  ATG has not paid $269,000 interest due October 31, 2000, $252,343 interest due November 30, 2000, $243,931 interest due December 31, 2000 and $257,183 interest due January 31, 2001 under its credit facilities. ATG also was unable to pay a $1,500,000 short-term loan from an individual lender dated August 11, 2000 which was originally due on October 5, 2000 and was subsequently extended to December 15, 2000. ATG is seeking to obtain an extension of the December 15, 2000 due date, but to date has not obtained this extension.

  The occurrence of an event of default permits the lenders to accelerate the maturity of borrowings already made under the credit facility and may prohibit ATG from making additional borrowings under the facility. While the lenders have allowed ATG to draw under the facility and have not notified ATG of their intention to accelerate repayment, management believes that ATG will not be able, on a prospective basis, to comply with the financial covenants in the agreements governing the credit facility without significant accommodations from the lending syndicate. The aforementioned raises substantial doubt regarding ATG's ability to continue as a going concern. The accompanying financial statements have been prepared assuming that the company will continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

  ATG is negotiating with the lenders to modify the financial covenants and the time frame for the mandatory pay-down. In addition, ATG is reviewing alternative forms of financing in order to comply with the credit facility agreement. Management is reviewing the company's business plan with financial advisors and lenders with the objective of seeking appropriate accommodations and to ascertain what actions can be taken to enhance liquidity and generate cash to assist in paying the company's debt service. The company is also evaluating potential changes in its capital structure and additional financial resources. As discussed in Note 19 to the financial statements, in June 2000 and July 2000 the company raised approximately $5.1 million in additional equity through the sale of common stock, and $1.5 million in short-term debt during August 2000. In addition, the company has taken operational measures to ensure timely collection of trade accounts receivable through the addition and reassignment of employees and has completed the upgrade of its low-level radioactive waste thermal processing facility, as previously discussed. In addition, the company's mixed waste facility is expected to commence scaled down operations in the quarter ending December 31, 2000.

  The company's ability to meet its obligations in the normal course of business is dependent upon, among other items, its ability to collect trade accounts receivable, primarily field services trade accounts receivable, competitively price services with the market at a profit, successfully bring on line its mixed waste processing facility, add capacity to its low-level radioactive waste thermal processing facility, return to profitable operations, obtain additional financing and/or restructure the current debt agreement, and obtain waivers of debt covenant violations.

19.  Sale of Common Stock (unaudited)

  During June and July 2000, ATG completed a $5.5 million private placement of
2.75 million shares of common stock at $2 per share. On June 30, 2000, ATG completed the first tranche of the private placement by issuing 2.62 million shares of common stock for an aggregate price of $5.24 million. On July 7, 2000, the company completed the second tranche of

                                   ATG INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   (all dollar amounts in thousands otherwise noted, except per share data)
                                   --------

the private placement, issuing 130,000 shares of common stock for an aggregate purchase price of $260,000. In addition, the Company issued 192,500 warrants in connection with the private placement. ATG received a total of approximately $5.1 million in net proceeds from this private placement.

  Among other terms, the agreements with the selling shareholders require ATG to prepare and file a registration statement to register for resale both the shares of common stock and the shares of common stock issuable upon exercise of the warrants issued in the private placement. ATG was required to file the registration statement relating to these shares within 45 days of the closing date of the private placement. The agreements with the selling shareholders, including the placement agent, provide that if ATG has not filed the registration statement within 45 days of the closing date of the private placement or if the registration statement has not been declared effective within 120 days of the closing date, then the selling shareholders are entitled, at no cost, to additional shares of common stock of ATG, accruing at the end of each 30 day period for which ATG has not filed or had the registration statement declared effective after the 45 and 120 day periods required by the agreements, up to an aggregate maximum number equal to 36% of the total number of shares of common stock issued in the private placement and issuable upon the exercise of the warrants. ATG did not file its registration statement or have it declared effective on a timely basis and is therefore required to issue additional shares in accordance with the terms of the agreements. The accounting for the additional shares will be reflected as stock issuance costs in the period earned. Although the number of shares of common stock issued in the private placement and the number of shares of common stock issuable upon the exercise of the warrants total 2,942,500, due to an agreement between ATG and three of the selling shareholders holding 2,000,000 of these shares in which these selling shareholders waived their rights to receive the additional shares of stock being issued as a result of the delayed filing and effectiveness of this registration statement and a new agreement was entered into dated December 27, 2000 as discussed in Note 20 to the financial statements, the maximum additional shares that ATG will be required to issue is 339,300.

  The following pro forma information represents earnings per share information, as if the aforementioned common shares were outstanding as of January 1, 1999:

                                   ATG INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   (all dollar amounts in thousands otherwise noted, except per share data)
                                   --------

                                                                    1999
Numerator - Basic and Diluted EPS
  Net income .................................................... $ 5,173

  Net income available to
  common shareholders ........................................... $ 5,173

Denominator - Basic EPS

  Common shares outstanding, as reported ........................  14,048
  Common shares outstanding, pro forma ..........................  16,798

Basic earnings per share, as reported ........................... $  0.37
Basic earnings per share, pro forma ............................. $  0.31

Denominator - Diluted EPS

  Denominator - Diluted shares, as reported .....................  14,596
  Denominator - Diluted shares, pro forma .......................  19,998

Diluted earnings per share as reported .......................... $  0.35
Diluted earnings per share pro forma ............................ $  0.26

Note 20: Related Party Transactions (unaudited):

     On October 5, 2000 and October 13, 2000 Mr. and Mrs. Chiu advanced $307,500 and $252,500, respectively to ATG. Mrs. Chiu also advanced $400,000 in various months of 2000 for expenses of ATG.

     On June 30, 2000, ATG sold a total of 2,000,000 shares of common stock for $2.00 per share in a private placement to Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P. and Special Situations Private Equity Fund, L.P., each of which is a selling shareholder in this prospectus. The stock purchase agreements require ATG to file a registration statement with the SEC to register the resale of the private placement shares. If the registration statement is not filed within 45 days and effective within 120 days, then the stock purchase agreements require ATG to issue additional shares of common stock to the funds in amounts calculated based on the length of the delays, but not to exceed 36% of the number of private placement shares. Because the registration statement was filed after more than 45 days and was not effective within 120 days, the funds became entitled to receive additional shares of common stock as provided in the stock purchase agreements.

     However, on December 29, 2000, ATG entered into a settlement agreement with the funds whereby ATG and the funds settled disputes about their respective rights and obligations under the stock purchase agreements. The funds agreed to waive their rights under the stock purchase agreements to receive additional shares of common stock and other alleged rights in exchange for a one-time right, exercisable by written notice to ATG on or before November 15, 2001, to have the price of their private placement shares reset. The reset right will be based on the average closing price of ATG common stock for the 30 trading days prior to November 1, 2001 if less than $2.00 per share, except that the price may not be reset to a price that is lower than the average closing price of ATG common stock for the 15 trading days prior to December 27, 2000. Under the settlement agreement, ATG is not required to honor any reset notice from the funds if, within ten business days after receiving the notice, ATG repurchases all of the funds' private placement shares for $2.00 per share. The settlement agreement further provides that if ATG's registration statement is not effective by March 31, 2001, then the funds' rights to receive additional shares under the stock purchase agreements will automatically be reinstated.

                                     F-26A

                                   ATG INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                (In thousands)

                                                                                               September 30,
                                                                                                   2000
                                                                                               ------------
                                                                                                (Unaudited)
Current assets:
       Cash and cash equivalents                                                                $  1,170
       Accounts receivable, net                                                                   22,519
       Prepayments and other current assets                                                        4,364
                                                                                                --------
               Total current assets                                                               28,053

Property and equipment, net                                                                       99,421
Restricted cash                                                                                    1,038
Intangible assets, net                                                                             2,163
Other assets, net                                                                                  5,043
                                                                                                --------
               Total assets                                                                     $135,718
                                                                                                ========
Current liabilities:
       Short-term borrowings                                                                    $ 25,250
       Current portion of long-term debt and capital leases                                        4,336
       Accounts payable                                                                           10,738
       Accrued liabilities                                                                         9,241
                                                                                                --------
                Total current liabilities                                                         49,565

Long-term debt and capitalized leases, net                                                        35,909
                                                                                                --------
                Total liabilities                                                                 85,474
                                                                                                --------
Common stock                                                                                      47,264
Retained earnings                                                                                  2,980
                                                                                                --------
                Total shareholders' equity                                                        50,244
                                                                                                --------
                Total liabilities and shareholders' equity                                      $135,718
                                                                                                ========

             The accompanying notes are an integral part of these
                 Condensed Consolidated financial statements.

                                   ATG INC.
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)
                                  (Unaudited)

                                                                                                     Nine Months
                                                                                                 Ended September 30,
                                                                                          -----------------------------------
                                                                                            2000                       1999
                                                                                          -------                     -------
Revenue                                                                                   $33,046                     $45,621
Cost of revenue                                                                            20,841                      28,007
                                                                                          -------                     -------
      Gross profit                                                                         12,205                      17,614

Sales, general & administrative expenses                                                   12,092                       9,824
Stock-based compensation expense                                                               32                          90
Restructuring charge                                                                        1,900                           -
                                                                                          -------                     -------
      Operating income                                                                     (1,819)                      7,700

Other income                                                                                  841                           -
Net interest income (expense)                                                              (1,642)                       (687
                                                                                          -------                     -------)
      Income before provision for taxes                                                    (2,620)                      7,013

Provision (benefit) for income taxes                                                       (1,048)                      2,805
                                                                                          -------                     -------

      Net income (loss)                                                                   $(1,572)                    $ 4,208
                                                                                          =======                     =======

Net income (loss) per share
      Basic                                                                               $(0.10)                     $  0.30
      Fully diluted                                                                       $(0.10)                     $  0.29

Weighted average shares
      Basic                                                                                15,024                      14,040
      Fully diluted                                                                        15,024                      14,624


                 The accompanying notes are an integral part of these Condensed Consolidated financial statements.

                                   ATG INC.
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (In thousands)
                                  (Unaudited)

                                                                                                Nine Months Ended
                                                                                       -----------------------------------
                                                                                       Sept. 30,                  Sept, 30,
                                                                                         2000                       1999
                                                                                       ---------                  --------
Cash flows from operating activities:
      Net income (loss)                                                                $ (1,572)                  $  4,208
      Adjustments to reconcile net income with cash flow
          from operations:
            Depreciation and amortization                                                 2,119                      1,415
            Compensation expense for shares issued and options granted                       32                         90
            Gain from sale of property                                                     (841)                         -
            Change in current assets and liabilities:
                  Accounts receivable                                                     1,969                     (2,122)
                  Prepayment and other current assets                                     1,032                     (1,305)
                  Accounts payable and accrued liabilities                               (6,869)                       824
                                                                                       ---------                  --------
             Net cash provided by (used in) operating activities                         (4,130)                     3,110
                                                                                       ---------                  --------

Cash flows from investing activities:
      Property and equipment acquisitions                                               (21,112)                   (15,860)
      Resticted cash                                                                     14,827                          -
      Other assets                                                                          761                     (1,975)
                                                                                       ---------                  --------
             Net cash used in investing activities                                       (5,524)                   (17,835)
                                                                                       ---------                  --------

Cash flows from financing activities:
      Borrowing (repayment) of long-term debt and capital leases                          3,142                     19,435
      Short-term borrowing (repayment), net                                                (221)                    (6,750)
      Proceeds from issuance of common stock                                              5,127                        519
                                                                                       ---------                  --------
             Net cash provided by financing activities                                    8,048                     13,204
                                                                                       ---------                  --------

Decrease in cash and cash equivalents                                                    (1,606)                    (1,521)
Cash and cash equivalents, beginning of period                                            2,776                      3,789
                                                                                       ---------                  --------
Cash and cash equivalents, end of period                                               $  1,170                   $  2,268
                                                                                       ---------                  --------

Supplemental cash flow information:
      Income taxes paid                                                                $     65                   $  1,388
                                                                                       ========                   ========
      Interest paid, net of capitalized interest                                       $  1,915                   $    857
                                                                                       ========                   ========
      Acquisition of equipment with capital leases                                     $    696                   $  4,201
                                                                                       ========                   ========
      Reclassification of machinery and equipment to inventory                         $      -                   $   (426)
                                                                                       ========                   ========
      Reclassification of other assets to property and equipment                       $      -                   $  1,325
                                                                                       ========                   ========
      Reclassification of long-term debt to short-term borrowing                       $ 23,750                   $      -
                                                                                       ========                   ========

  The accompanying notes are an integral part of these Condensed Consolidated financial statements.

                                   ATG INC.

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                              September 30, 2000
                                  (Unaudited)


1.   BUSINESS OF THE COMPANY

ATG Inc. (the "Company" or "ATG") provides technical personnel and specialized services and products primarily to the U.S. government and the nuclear power industry throughout the United States. Services principally consist of compaction, reduction, decontamination, vitrification and disposal of low-level dry active nuclear, hazardous, and mixed wastes, dewatering and thermal treatment of ion exchange resins and site remediation and construction projects.

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned and majority owned subsidiaries. The condensed consolidated financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in this prospectus elsewhere.

The unaudited condensed consolidated financial statements included herein reflect all adjustments (which include only normal, recurring adjustments) which are, in the opinion of management, necessary to state fairly, in all material respects, the financial position, results of operations and cash flows for the nine months ended September 30, 2000 and 1999. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates. The results for the nine months ended September 30, 2000 are not necessarily indicative of the results for the full fiscal year.

The Company's operating results were adversely affected for the nine months ended September 30, 2000 as a result of a major shortfall in spent ion exchange processing revenue at our facility in Tennessee. The facility processes spent ion exchange resins from nuclear power plants, reducing the volume of waste going to final disposal at other sites not owned by ATG. The processed resin waste is disposed of at the Barnwell, South Carolina waste disposal site ("Barnwell"). The operator/owner of Barnwell offered customers a substantial discount to dispose of the resins without volume reduction. In addition, operating results were adversely affected by the delay in capacity expansion at its low-level radioactive waste thermal processing facility originally planned to be completed in the quarter ended March 31, 2000 and rescheduled for completion in the quarter ended September 30, 2000 due to restrictions imposed by lenders resulting in lower than projected revenue and gross margin amounts, and the elimination of a waste processing line at its Tennessee facility, in June 2000 resulting in a $500,000 inventory writedown charge to cost of revenue and a $1.9 million restructuring charge for the three months ended June 30, 2000. Cash flow was negatively affected by the Company's inability to collect field services trade accounts receivable during the three months ended June 30, 2000 and nine months ended September 30, 2000 as projected. As a result of the aforementioned factors, the Company is in default of certain financial ratio covenant provisions related to the Company's credit facility at September 30, 2000 (debt service to tangible net worth, debt service coverage ratio, and quick ratio) and the mandatory repayment of $5.75 million at June 30, 2000. ATG has not paid interest due the banks at October 31, 2000, November 30, 2000, December 31, 2000 and January 31, 2001 in the amounts of $269,166, $252,343, $243,931, and $257,183 respectively. ATG will not be able, without obtaining concessions from the banks or new financing, to make the mandatory principal paydown of approximately $5.75 million the $269,166 interest which was due October 31, 2000, the $252,343 interest which was due November 30, 2000, the $243,931 interest which was due December 31, 2000 and the $257,183 interest which was due January 31, 2001 under the credit facility, or to comply with the current financial covenants set forth in the agreements governing the credit facility. ATG also was unable to pay a $1,500,000 short-term loan from an individual lender dated August 11, 2000 which was originally due on October 5, 2000 and was subsequently extended to December 15, 2000. ATG is seeking to obtain an extension of the December 15, 2000 due date, but to date has not obtained this extension.

The occurrence of an event of default permits the lenders to accelerate the maturity of borrowings already made under the credit facility and may prohibit ATG from making additional borrowings under the facility. While the lenders have allowed ATG to draw under the facility and have not notified ATG of their intention to accelerate repayment, management believes that ATG will not be able, on a prospective basis, to comply with the financial covenants in the agreements governing the credit facility without significant accommodations from the lending syndicate. The aforementioned raises substantial doubt regarding ATG's ability to continue as a going concern. The accompanying financial statements have been prepared assuming that the company will continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

ATG is negotiating with the lenders to modify the financial covenants and the time frame for the mandatory pay-down. In addition, ATG is reviewing alternative forms of financing in order to comply with the credit facility agreement. Management is reviewing the company's business plan with financial advisors and lenders with the objective of seeking appropriate accommodations and to ascertain what actions can be taken to enhance liquidity and generate cash to assist in paying the company's debt service. The company is also evaluating potential changes in its capital structure and additional financial resources. In

June 2000 and July 2000 the company raised approximately $5.1 million in additional equity through the sale of common stock. In addition, the company has taken operational measures to ensure timely collection of trade accounts receivable through the addition and reassignment of employees and has completed the upgrade of its low-level radioactive waste thermal processing facility, as previously discussed. In addition, the company's mixed waste facility is expected to commence scaled down operations in the quarter ending March 31, 2001.

The company's ability to meet its obligations in the normal course of business is dependent upon, among other items, its ability to collect trade accounts receivable, primarily field services trade accounts receivable, competitively price services with the market at a profit, successfully bring on line its mixed waste processing facility, add capacity to its low-level radioactive waste thermal processing facility, return to profitable operations, obtain additional financing and/or restructure the current debt agreement, and obtain waivers of debt covenant violations.

2.   NET INCOME/(LOSS) PER SHARE

Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted net income per share is computed giving effect to all dilutive potential common shares that were outstanding during the period. Dilutive potential common shares consist of the incremental common shares issuable upon the exercise of stock options for all periods.

A reconciliation of the numerator and denominator of basic and diluted net income per share is provided as follows (in thousands, except per share data):


                                                     Nine Months
                                                 Ended September 30,
                                                 2000         1999
                                               -------      -------
Numerator - Basic and Diluted
   Income per share
 Net income (loss)                            $(1,572)      $ 4,208
                                              =======       =======

Denominator - Basic
 Common shares outstanding                     15,024        14,040
                                              -------       -------
 Basic net income (loss) per share            $ (0.10)      $  0.30
                                              =======       =======

Denominator - Diluted
 Denominator - Basic                           15,024        14,040
 Common stock options                              --           584
                                              -------       -------
                                               15,024        14,624
                                              -------       -------
 Diluted net income (loss) per share          $ (0.10)      $  0.29
                                              =======       =======


Diluted net income per share for the Nine months ended September 30, 2000, excludes options and warrants to acquire 3,443,000 shares of stock which were anti-dilutive.

3.   BUSINESS SEGMENTS

The Company manages its operations within two business segments: waste processing, conducted by its Fixed Facilities Group (FFG); and field services, conducted by its Field Engineering Group (FEG). FFG processes customer waste utilizing the Company's thermal and non-thermal technologies. FEG performs remediation, construction and various engineering services for customers under long-term contracts. The Company segregates revenue and gross profit by business segment. Selling, general and administrative expenses are not allocated to the business segments.



Segment Information                                                         (dollars in millions)
                                                                             -------------------

Nine months ended September 30, 2000                    FFG           FEG         Other        Total
                                                        ---           ---         -----        -----
Revenue.......................................         $ 26.8         $6.2       $    --      $ 33.0

Gross  Profit.................................           11.0          1.2            --        12.2

Sales, general & administrative expenses......                                                  12.1

Restructuring Charge..........................            1.9                                    1.9

Other Income..................................                                                   0.8

Interest expense, net.........................                                                  (1.7)

Provision  (benefit) for income taxes.........                                                  (1.1)
                                                                                              ------
Net income (loss).............................                                                  (1.6)
                                                                                              ======
Segment assets................................          101.7          0.7           3.5      $105.9

Expenditures for long-lived assets............            6.8           --            --      $  6.8
                                                                                              ======

Nine months ended September 30, 1999                    FFG          FEG         Other        Total
                                                        ---          ---         -----        -----
Revenue.......................................          $34.9        $10.7       $   --        $45.6

Gross Profit..................................           16.7          0.9           --         17.6

Sales, general & administrative expenses......                                                   9.9

Interest expense, net.........................                                                  (0.7)

Provision for income taxes....................                                                   2.8
                                                                                               -----
Net income....................................                                                 $ 4.2
                                                                                               =====
Segment assets...............................           58.6          0.7           3.5        $62.8

Expenditures for long-lived assets............           6.6           --           0.1        $ 6.7
                                                                                               =====

4.   RECENT PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), Accounting for Derivative Instruments and Hedging Activities. SFAS 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities, and is effective for fiscal years beginning after June 15, 2000, as amended by SFAS No. 137. The adoption of this pronouncement will have no material impact on the Company's financial position and results of operations.

In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), Revenue Recognition in Financial Statements, which outlines the basic criteria that must be met to recognize revenue and provides guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the SEC. The adoption of SAB 101 will have no material impact on the Company's financial position and results of operations.

In March 2000, the FASB issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation - An Interpretation of APB 25 (the "Interpretation"). This Interpretation clarifies (a) the definition of an employee for purposes of applying APB 25, (b) the criteria for determining whether a stock plan qualifies as a non-compensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. To the extent that this Interpretation covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying this Interpretation are recognized on a prospective basis from July 1, 2000. The adoption of FIN 44 will have no material impact on statement of operations.

5.   COMMITMENTS AND CONTINGENCIES

In June 1992, the Company entered into a contract with the U.S. Army under which the Company acted as the prime contractor to "surface clear" expended ordnance from a firing range at Fort Irwin, California (the "Fort Irwin Contract"). In March 1997, a piece of ordnance exploded on the premises of a scrap metal dealer (the "Scrap Dealer") in Fontana, California. An employee of the Scrap Dealer died in the accident. Although the Scrap Dealer had purchased expended ordnance and other military scrap metal from a number of military facilities, including Fort Irwin, the Scrap Dealer indicated that the ordnance which exploded was purchased from Fort Irwin. The U.S. Army contended that a subcontractor to the Company on the Fort Irwin Contract (the "Subcontractor") had improperly certified ordnance cleared from the Fort Irwin firing range as free of hazardous and explosive material prior to the sale of such ordnance to the Scrap Dealer. As a result, the U.S. Army terminated the Fort Irwin Contract for default, and demanded repayment from the Company of alleged reprocurement costs totaling $945,000. The Company believes it fully complied with the terms of the Fort Irwin Contract and applicable laws and regulations and challenged the default termination in an action against the U.S. Army filed in the Court of Federal Claims in July 1997. In July 1998, the U.S. Army and the Company settled the matter. The termination for default was rescinded and the Company agreed to no longer bid on surface-clearing work at active U.S. Army firing ranges.

In connection with the accident, in March 1998 a wrongful death civil action was filed in San Bernardino County Superior Court against the Subcontractor, a supervisory employee of the Subcontractor, the owners of the premises occupied by the Scrap Dealer, and the Company, seeking damages in excess of $8 million, including exemplary damages of $5 million. A second action was filed at the same time in San Bernardino County Superior Court against the same defendants by three other persons alleging physical injuries and emotional distress caused by the accident. The Company has tendered the defense of each of these actions to its insurance carrier, which is presently handling the matters for the Company, and the Company intends to vigorously contest all of the claims asserted in these actions. The Company believes that it acted properly with respect to the Fort Irwin Contract, and that it should not be liable for the injuries caused by the accident. The Company also intends to seek indemnification from the Subcontractor for the full amount of any costs, damages and liabilities which may be incurred by the Company in connection with or as a result of these lawsuits. The Subcontractor has advised the Company that the Subcontractor's comprehensive general liability insurance policy covers the claims asserted against the Subcontractor, and that the policy coverage limit is $7 million per occurrence. Although the Company believes that all of the claims asserted against the Company are without legal merit, the outcome of these lawsuits is uncertain. Any judgment of liability against the Company, especially to the extent damages exceed or are not covered by insurance or are not recoverable by the Company from the Subcontractor, could have a material adverse effect on the Company's business, financial condition and results of operations.

From time to time the Company is a party to litigation or administrative proceedings relating to claims arising from its operations in the normal course of business. Management of the Company, on the advice of counsel, believes that the ultimate resolution of litigation currently pending against the Company is unlikely, either individually or in the aggregate, to have a material adverse effect on the Company's business, financial condition or results of operations.

6.   RESTRUCTURING CHARGE

During the quarter ended June 30, 2000, the Company announced and completed a restructuring plan, which included a workforce reduction of approximately 110 employees. The plan was primarily aimed at improving cost efficiencies and waste processing processes. The Company recorded a $500,000 inventory writedown charge to cost of revenue and a $1.9 million restructuring charge which included non cash charges of $800,000 for equipment taken out of service. The restructuring charge also included charges of $692,000 for severance costs and $408,000 for plant consolidation costs, of which $307,000 remains unpaid at September 30, 2000.

7.   SALE OF COMMON STOCK

During June and July 2000, ATG completed a $5.5 million private placement of
2.75 million shares of common stock at approximately $2 per share. On June 30, 2000, ATG completed the first tranche of the private placement by issuing 2.62 million shares of common stock for an aggregate price of $5.24 million. On July 7, 2000, the company completed the second tranche of the private placement, issuing 130,000 shares of common stock for an aggregate purchase price of $260,000. In addition, the Company issued 192,500 warrants in connection with the private placement. ATG received a total of approximately $5.1 million in net proceeds from this private placement.

The terms of the agreements with the selling shareholders require ATG to prepare and file a registration statement to register for resale both the shares of common stock and the shares of common stock issuable upon exercise of the warrants issued in the private placement. ATG was required to file the registration statement relating to these shares within 45 days of the closing date of the private placement. The agreements with the selling shareholders, including the placement agent, provide that if ATG has not filed the registration statement within 45 days of the closing date of the private placement or if the registration statement has not been declared effective within 120 days of the closing date, then the selling shareholders are entitled, at no cost, to additional shares of common stock of ATG, accruing at the end of each 30 day period for which ATG has not filed or had the registration statement declared effective after the 45 and 120 day periods required by the agreements, up to an aggregate maximum number equal to 36% of the total number of shares of common stock issued in the private placement and issuable upon the exercise of the warrants. ATG did not file its registration statement or have it declared effective on a timely basis and is therefore required to issue additional shares in accordance with the terms of the agreements. The accounting for the additional shares will be reflected as stock issuance costs in the period earned. Although the number of shares of common stock issued in the private placement and the number of shares of common stock issuable upon the exercise of the warrants total 2,942,500, due to an agreement between ATG and three of the selling shareholders holding 2,000,000 of these shares in which these selling shareholders waived their rights to receive the additional shares of stock being issued as a result of the delayed filing and effectiveness of this registration statement, with an agreement described in Note 9. The maximum additional shares that ATG will be required to issue is 339,300.

The following pro forma information represents earnings per share information, as if the aforementioned common shares were outstanding as of January 1, 2000:


                                                                September 30,
                                                                     2000
                                                                -------------
Numerator - Basic and Diluted EPS
  Net loss ....................................................    $ 1,572

  Net loss available to
  common shareholders ....................................         $ 1,572

Denominator - Basic EPS

  Common shares outstanding, as reported ........................   15,024
  Common shares outstanding, pro forma ...............              17,774

Basic loss per share, as reported ............................     $  0.10
Basic loss per share, pro forma .................................  $  0.09

Denominator - Diluted EPS

  Denominator - Diluted shares, as reported .....................   15,024
  Denominator - Diluted shares, pro forma ............              20,164

Diluted loss per share as reported ..............................  $  0.10
Diluted loss per share pro forma ...........................       $  0.08

Diluted net loss excludes options and warrants of 3,443,000 shares of common stock which were antidilutive.

8.  DEBT

On August 11, 2000, ATG obtained a short-term loan in the amount of $1,500,000 bearing a maturity date of October 5, 2000 from an individual lender. The loan bears interest at a rate of 12% per annum. ATG was unable to repay the loan on its stated maturity date and subsequently obtained an extension until December 15, 2000. ATG is seeking to obtain an extension to the December 15, 2000 due date, but to date has not obtained this extension. ATG anticipates that it will need to obtain additional financing or obtain another extension on the due date in order to repay the loan.

9. Related Party Transactions

     On October 5, 2000 and October 13, 2000 Mr. and Mrs. Chiu advanced $307,500 and $252,500, respectively to ATG. Mrs. Chiu also advanced $400,000 in various months of 2000 for expenses of ATG.

     On June 30, 2000, ATG sold a total of 2,000,000 shares of common stock for $2.00 per share in a private placement to Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P. and Special Situations Private Equity Fund, L.P., each of which is a selling shareholder in this prospectus. The stock purchase agreements require ATG to file a registration statement with the SEC to register the resale of the private placement shares. If the registration statement is not filed within 45 days and effective within 120 days, then the stock purchase agreements require ATG to issue additional shares of common stock to the funds in amounts calculated based on the length of the delays, but not to exceed 36% of the number of private placement shares. Because the registration statement was filed after more than 45 days and was not effective within 120 days, the funds became entitled to receive additional shares of common stock as provided in the stock purchase agreements.

     However, on December 29, 2000, ATG entered into a settlement agreement with the funds whereby ATG and the funds settled disputes about their respective rights and obligations under the stock purchase agreements. The funds agreed to waive their rights under the stock purchase agreements to receive additional shares of common stock and other alleged rights in exchange for a one-time right, exercisable by written notice to ATG on or before November 15, 2001, to have the price of their private placement shares reset. The reset right will be based on the average closing price of ATG common stock for the 30 trading days prior to November 1, 2001 if less than $2.00 per share, except that the price may not be reset to a price that is lower than the average closing price of ATG common stock for the 15 trading days prior to December 27, 2000. Under the settlement agreement, ATG is not required to honor any reset notice from the funds if, within ten business days after receiving the notice, ATG repurchases all of the funds' private placement shares for $2.00 per share. The settlement agreement further provides that if ATG's registration statement is not effective by March 31, 2001, then the funds' rights to receive additional shares under the stock purchase agreements will automatically be reinstated.

                                     F-37A

                      REPORT OF INDEPENDENT ACCOUNTANTS ON
                          FINANCIAL STATEMENT SCHEDULE



To the Board of Directors and Stockholders of ATG Inc.

  In connection with our audits of the consolidated financial statements of ATG Inc. as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, which consolidated financial statements are included in the Prospectus, we have also audited the financial statement schedule on page F-38.

  In our opinion, this financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.


/S/ PRICEWATERHOUSECOOPERS LLP
------------------------------

PricewaterhouseCoopers LLP

San Jose, California
March 28, 2000

                                                                     Schedule II

                                    ATG INC.
                       VALUATION AND QUALIFYING ACCOUNTS
                                 (in thousands)


                                                                 Additions
                                                 Balance at     Charged to                           Balance
                                                Beginning of     Costs and                          at End of
Description                                        Period        Expenses        Deductions (1)      Period
-----------                                     ------------     --------        --------------     ---------
Year ended December 31, 1997.............
  Allowance for doubtful accounts                   $ 46         $   73           $  --             $  119
Year ended December 31, 1998............
  Allowance for doubtful accounts                   $119         $  210           $ (24)            $  305
Year ended December 31, 1999............
  Allowance for doubtful accounts                   $305         $1,359           $(142)            $1,522

(1) Deductions represent accounts receivable amounts that were considered doubtful and previously reserved for that became uncollectible and were written off in the year.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

  The following table sets forth an itemized statement of all expenses to be incurred in connection with the issuance and distribution of the securities that are the subject of this registration statement other than underwriting discounts and commissions. All expenses incurred with respect to the distribution will be paid by ATG, and these amounts, other than the Securities and Exchange Commission registration fee, are estimates only.

  Securities and Exchange Commission registration fee    $ 1,940.38
  Printing expenses                                        5,000.00
  Legal fees and expenses                                 45,000.00
  Accounting fees and expenses                            10,000.00
  Other expenses                                               0.00

     Total                                               $61,940.38

Item 14.  Indemnification of Directors and Officers

  ATG's Articles of Incorporation provide that, pursuant to the California Corporations Code, the liability of the directors of the company for monetary damages shall be eliminated to the fullest extent permissible under California law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by, or in the right of, the company for breach of a director's duties to the company or its shareholders. This provision in the Articles does not eliminate the directors' fiduciary duty and does not apply for the following liabilities:

    . for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

    . for acts or omissions that a director believes to be contrary to the best interests of ATG or its shareholders or that involve the absence of good faith on the part of the director;

    . for any transaction from which a director derived an improper personal benefit;

    . for acts or omissions that show a reckless disregard for the director's duty to ATG or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to ATG or its shareholders;

    . for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to ATG or its shareholders;

    . with respect to transactions or the approval of transactions in which a director has a material financial interest as set forth in Section 310 of the California Corporations Code; and

    . expressly imposed by statute for approval of improper distributions to shareholders or certain loans or guarantees.

This provision also does not limit or eliminate the rights of the company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.

  Section 317 of the California Corporations Code provides that a California corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

  Section 317 also provides that a California corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted under similar standards, except that no indemnification may be made in respect to any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which the action or suit was brought shall determine that despite the adjudication of liability, the person is fairly and reasonably entitled to be indemnified for the expenses which the court shall deem proper.

  Section 317 provides further that to the extent a director or officer of a California corporation has been successful in the defense of any action, suit or proceeding referred to in the previous paragraphs or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification authorized by Section 317 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in his capacity as a director or officer or arising out of his status as a director or officer whether or not the corporation would have the power to indemnify him against these liabilities under Section 317.

  ATG believes that it is the position of the Commission that insofar as any of the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act, the provision is against public policy as expressed in the Securities Act and is therefore unenforceable. This limitation of liability also does not affect the availability of equitable remedies such as injunctive relief or rescission.

Item 15.  Recent Sales of Unregistered Securities

  During June and July 2000, ATG completed a $5.5 million private placement of
2.75 million shares of common stock at $2 per share. On June 30, 2000, the company completed the first tranche of the private placement by issuing 2.62 million shares of common stock for an aggregate price of $5.24 million. On July 7, 2000, the company completed the second tranche of the private placement, issuing 130,000 shares of common stock for an aggregate purchase price of $260,000. In connection with the private placement, the company issued to the placement agent or its designees warrants to purchase a total of 192,500 shares of common stock. The warrants expire on June 30, 2005 and are exercisable at a price of $2.75 per share, subject to adjustment for:

    . amendments to ATG's Articles of Incorporation which change the rights, privileges, restrictions or conditions of ATG's common stock or effect a division of ATG's common stock;

    . a division of our common stock into a greater number of shares of common stock or a declaration of a dividend or the making of any other distribution upon the common stock payable in shares of common stock; or

    . a capital reorganization or classification of capital stock, or any consolidation or merger of ATG with another corporation or entity, or the sale of all or substantially all of our assets to another corporation or entity wherein holders of ATG common stock shall be entitled to receive stocks, securities, other evidence of equity ownership or assets with respect to or in exchange for shares of ATG common stock.

  Pursuant to the terms of agreements with the private placement investors, ATG may be obligated to issue up to 339,300 additional shares of common stock for failure to comply with designated deadlines for filing and effectiveness of this registration statement.

  ATG believes that the issuances of common stock and warrants described above were exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof and Rule 506 of Regulation D thereunder, and by virtue of Section 4(6) thereof. Prospective investors, all of whom were pre-existing clients of the placement agent, were solicited by the placement agent without any general advertising or general solicitation. Each investor represented to ATG that it was an accredited investor and was acquiring the securities for investment and without a view to distribution. The securities were issued subject to legend condition. Investors were provided with disclosure about the company and were given the opportunity to ask questions of and receive answers from the company prior to investing.

Item 16.  Exhibits, Financial Statement Schedules, and Reports on Form 8-K

(a)  The following documents are filed as part of this report:

  (1) Financial Statements. The following Consolidated Financial Statements of ATG Inc. and Report of Independent Accountants are filed as part of this report:

                                                                              Page
                                                                              ----
Report of Independent Accountants                                             F-2
Consolidated Balance Sheets--As of December 31, 1998 and 1999                 F-3
Consolidated Statements of Operations--For the Three Years Ended
  December 31, 1999                                                           F-4
Consolidated Statements of Shareholders' Equity--For the Three Years Ended
  December 31, 1999                                                           F-5
Consolidated Statements of Cash Flows--For the Three Years Ended
  December 31, 1999                                                           F-6
Notes to Consolidated Financial Statements                                    F-7
Unaudited Condensed Consolidated Balance Sheets as of September 30, 2000      F-27
Unaudited Condensed Consolidated Statement of Operations for the
  six months ended September 30, 2000 and 1999                                F-28
Unaudited Condensed Consolidated Statements of Cash Flows for the
  six months ended September 30, 2000 and 1999                                F-29
Notes to Unaudited Condensed Consolidated Financial Statements as of
  September 30, 2000                                                          F-30

  (2) Financial Statement Schedules.  For years ended December 31, 1999,
1998 and 1997:                                                                F-38

Schedule II.  Valuation and Qualifying Accounts and Reserves                  F-39

  All other schedules are omitted because they are not applicable or the required information has been included in the consolidated financial statements or notes thereto.

  (3)  Exhibits

       2.1  Final bankruptcy court bid dated November 13, 1998 (2)
       2.2 Form of letter agreement dated December 1, 1998 among the purchasers and the Trustee (2)
       3.1  Articles of Incorporation of the Company (1)
       3.2  Bylaws of the Company (1)
       3.3  Certificate of Amendment of Articles of Incorporation (1)
       3.4  Certificate of Amendment of Amended and Restated Articles of
            Incorporation (8)
       4.1  Specimen Common Stock Certificate (1)
       5.1  Opinion of Miller & Holguin regarding legality
       9.1  Voting Trust Agreement (1)

      10.1 Assumption Agreement, dated September 2, 1992, between the Company, as transferee, Tippett-Richardson, as transferor, and Confederation
            Life Insurance Company, as lender (1)
      10.2  Deed of Trust (Non-Construction) & Assignment of Rents, dated
            September 18, 1997, between the Company, as trustor, First Bancorp, as trustee, and Sanwa Bank California as beneficiary (1)
      10.3  Deed of Trust, dated August 5, 1993, between the Company and ATG
            Richland, collectively as trustor, Chicago Title Insurance Company, as trustee, and West One Bank, as beneficiary (1)
      10.4 Term Loan Agreement, dated September 18, 1997, between the Company and Sanwa Bank California (1)
      10.5 Letter from the Company to Steve Guerrettaz, dated December 2, 1997, regarding terms of employment (1)
      10.6 Letter from the Company to Fred Feizollahi dated February 20, 1995, regarding terms of employment (1)
      10.7 Consultant Agreement, dated as of July 1, 1992, between the Company and Edward Vinecour (1)
      10.8  Non-Competition Agreement, dated as of July 1, 1992, between the
            Company and Edward Vinecour (1)
      10.9  Collective Bargaining Agreement between the Company and the
            International Union of Operating Engineers No. 280 (1)
      10.10 Form of Stock Purchase Agreement (1)
      10.11 Continuing Guaranty, dated as of April 19, 1996, provided by
            Doreen Chiu in favor of Sanwa Bank (1)
      10.12 Continuing Guaranty, dated as of April 19, 1996, provided by Frank
            Chiu in favor of Sanwa Bank (1)
      10.13 Continuing Guaranty, dated as of May 20, 1997, provided by Doreen
            Chiu in favor of Safeco Credit Company, Inc. (1)
      10.14 Continuing Guaranty, dated as of May 20, 1997, provided by Frank
            Chiu in favor of Safeco Credit Company, Inc. (1)
      10.15 Small Business Administration (SBA) Guaranty, dated August 6,
            1993, provided by Doreen Chiu and Frank Chiu in favor of West One
            Bank (1)
      10.16 Guaranty Agreement, dated September 1, 1994, provided by Doreen
            Chiu and Frank Chiu in favor of Great Western Leasing (1)
      10.17 Guaranty, dated January 13, 1994, provided by Doreen Chiu and
            Frank Chiu in favor of The CIT Group/Equipment Financing Inc. (1)
      10.18 Guaranty of Commercial Lease Agreement, dated December 20, 1994, provided by Doreen Chiu and Frank Chiu in favor of California Thrift
            & Loan (1)
      10.19 Contract No. MGK-SBB-A26602, dated September 5, 1997, awarded to the Company by Waste Management Federal Services of Hanford, Inc.
            (1)+
      10.20 Purchase Order No. MW6-SBV-357079, dated November 3, 1995, issued to the Company by Westinghouse Hanford Company (1)
      10.21 Contract No. DE-AC06-95RL13129, dated January 4, 1995, among the
            U.S. Department of Energy, as the procuring agency, the U.S. Small
            Business Administration, as contractor, and the Company, as subcontractor (1)

       10.22  Gasification Vitrification Chamber Purchase and License Agreement,
              dated August 1997, between the Company and Integrated
              Environmental Technologies LLC (1)+
       10.23  Purchase Agreement between the Company and Integrated
              Environmental Technologies LLC (1)
       10.24  Technology Transfer Purchase and Royalty Fee Agreement, dated
              September 30, 1997, between the Company and Regent Star Ltd. (1)+
       10.25  Technology Transfer and Purchase Agreement, dated June 28, 1997, between the Company and Pacific Trading Company (1)+
       10.26  Contract No. DACW05-98-C-0001, dated September 24, 1997, awarded to the Company by the U.S. Army Corps of Engineers, Sacramento
              District (1)
       10.27  Contract No. DAKF04-92-D-0007, dated February 8, 1991, among the
              Fort Irwin Directorate of Contracting, as the procuring agency, the U.S. Small Business Administration, as contractor, and the
              Company, as subcontractor (1)
       10.28  Promissory Note, dated December 31, 1997, provided by the Company to Doreen M. Chiu (1)
       10.29  1998 Stock Ownership Incentive Plan (1)
       10.30  Employee Stock Purchase Plan (1)
       10.31  1998 Non-Employee Directors Stock Option Plan (1)
       10.32  Letter of Credit Agreement, dated March 6, 1998, between the
              Company and Sanwa Bank of California (1)
       10.33  Continuing Guaranty, dated as of March 6, 1998, provided by Doreen
              Chiu in favor of Sanwa Bank California (1)
       10.34  Continuing Guaranty, dated as of March 6, 1998, provided by Frank
              Y. Chiu in favor of Sanwa Bank California (1)
       10.35  Indemnity Agreement, dated August 12, 1992, made and entered into by Doreen M. Chiu, Frank Y. Chiu, the Company and National Safety
              Consultants, Inc. in favor of ACSTAR Insurance Company (1)
       10.36  Continuing Agreement of Indemnity-Contractors' Form, dated March
              19, 1998, made and entered into by Doreen M. Chiu, Frank Y. Chiu and the Company for the benefit of Reliance Insurance Company,
              Untied Pacific Insurance Company, Reliance National Indemnity
              Company and Reliance Surety Company (1)
       10.37  Purchase Order, dated February 10, 1996, issued by the Company to
              ToxGon Corporation (1)+
       10.38  Amendment to Letter of Credit Agreement (3)
       10.39  Line of Credit Agreement (3)
       10.40  Amendment to Line of Credit Agreement (4)
       10.41  Term Loan Agreement - Sanwa Bank California (4)
       10.42  ATG Catalytics L.L.C. Operating Agreement (4)
       10.43  Credit and Reimbursement Agreement, dated November 1, 1999, among
              ATG Inc., Sanwa Bank California and Keybank National Association
              (5)
       10.44  Loan Agreement, dated November 1, 1999, between Port of Benton
              Economic Development Corporation and ATG Inc. (5)

       10.45 Form of First Amendment to Credit and Reimbursement Agreement dated as of March 27, 2000 among ATG Inc., Sanwa Bank and Keybank
              National Association (7)
       10.46  Form of Forbearance and Consent Agreement to Credit and
              Reimbursement Agreement dated as of June 1, 2000 among ATG Inc.,
              Sanwa Bank and Keybank National Association (7)
       10.47  Form of Common Stock Purchase Agreement dated June 30, 2000 between ATG Inc. and each of the subscribers named therein (7)
       10.48  Form of Common Stock Placement Agreement dated as of June 30, 2000 between ATG Inc. and Taglich Brothers, Inc. (7)
       10.49 Form of Common Stock Purchase Warrant dated as of June 30, 2000 issued by ATG Inc. to Taglich Brothers, Inc. or designees of Taglich Brothers, Inc. (7)
       10.50  Form of Settlement, Waiver and General Release Agreement dated
              December 29, 2000 among ATG Inc. and Special Situations Fund III,
              L.P., Special Situations Cayman Fund, L.P. and Special Situations
              Private Equity Fund, L.P.
       21.1   List of Subsidiaries of Registrant (6)
       23.1 Consent of Miller & Holguin (included in its opinion filed as Exhibit 5.1 hereto)
       23.2   Consent of PricewaterhouseCoopers LLP

 ____________________________

(1) Incorporated by reference to exhibits filed with the Registrant's Registration Statement on Form S-1 (No. 333-46107) which became effective May 6, 1998.
(2) Incorporated by reference to exhibits filed with the Registrant's Form 8-K dated December 1, 1998
(3) Incorporated by reference to exhibits filed with the Registrant's Form 10-Q for the quarter ended June 30, 1998.
(4) Incorporated by reference to exhibits filed with the Registrant's Form 10-K for the year ended December 31, 1998.
(5) Incorporated by reference to exhibits filed with the Registrant's Form 8-K dated February 22, 2000.
(6) Incorporated by reference to exhibits filed with the Registrant's Form 10-K for the year ended December 31, 1999.
(7) Incorporated by reference to exhibits filed with the Registrant's Form 10-Q for the quarter ended June 30, 2000.

(8) Incorporated by reference to exhibits filed with the Registrant's Amendment No. 1 to Registration Statement on Form S-1 (No. 333-46248) filed on October 10, 2000.

+ Certain portions of this agreement have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for an order granting confidential treatment pursuant to Rule 406 of the General Rules and Regulations under the Securities Act.

Item 17.  Undertakings

(a)  The undersigned registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on February 12, 2001.

                              ATG INC.


                              By:/s/ FRANK Y. CHIU
                                 ----------------------------------------
                                    Frank Y. Chiu
                                    Executive Vice-President

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                         TITLE                          DATE
          ---------                         -----                          ----

/s/ DOREEN M. CHIU              Chairman, Chief Executive           February 12, 2001
------------------------------  Officer and President
Doreen M. Chiu                  (Principal Executive Officer)


/s/ DANYAL MUTMAN               Chief Financial Officer             February 12, 2001
------------------------------  (Principal Financial and
Danyal Mutman                   Accounting Officer)


/s/ FRANK Y. CHIU               Director                            February 12, 2001
------------------------------
Frank Y. Chiu


/s/ GEORGE DOUBLEDAY, II        Director                            February 12, 2001
------------------------------
George Doubleday, II


/s/ DAVID F. CHAN               Director                            February 12, 2001
------------------------------
David F. Chan


/s/ DAVID R. SEBASTIAN          Director                            February 12, 2001
------------------------------
David R. Sebastian


/s/ JAMES E. THOMAS             Director                            February 12, 2001
------------------------------
James E. Thomas

                                 EXHIBIT INDEX

     EXHIBIT
     NUMBER      EXHIBIT DESCRIPTION
     ------      -------------------
      2.1   Final bankruptcy court bid dated November 13, 1998 (2)
      2.2   Form of letter agreement dated December 1, 1998 among the purchasers and the Trustee (2)
      3.1   Articles of Incorporation of the Company (1)
      3.2   Bylaws of the Company (1)
      3.3   Certificate of Amendment of Articles of Incorporation (1)
      3.4   Certificate of Amendment of Amended and Restated Articles of
            Incorporation (8)
      4.1   Specimen Common Stock Certificate (1)
      5.1   Opinion of Miller & Holguin regarding legality
      9.1   Voting Trust Agreement (1)
     10.1   Assumption Agreement, dated September 2, 1992, between the Company, as transferee, Tippett-Richardson, as transferor, and Confederation
            Life Insurance Company, as lender (1)
      10.2  Deed of Trust (Non-Construction) & Assignment of Rents, dated
            September 18, 1997, between the Company, as trustor, First Bancorp, as trustee, and Sanwa Bank California as beneficiary (1)
      10.3  Deed of Trust, dated August 5, 1993, between the Company and ATG
            Richland, collectively as trustor, Chicago Title Insurance Company, as trustee, and West One Bank, as beneficiary (1)
      10.4  Term Loan Agreement, dated September 18, 1997, between the Company and Sanwa Bank California (1)
      10.5  Letter from the Company to Steve Guerrettaz, dated December 2, 1997, regarding terms of employment (1)
      10.6  Letter from the Company to Fred Feizollahi dated February 20, 1995, regarding terms of employment (1)
      10.7  Consultant Agreement, dated as of July 1, 1992, between the Company and Edward Vinecour (1)
      10.8  Non-Competition Agreement, dated as of July 1, 1992, between the
            Company and Edward Vinecour (1)
      10.9  Collective Bargaining Agreement between the Company and the
            International Union of Operating Engineers No. 280 (1)
      10.10 Form of Stock Purchase Agreement (1)
      10.11 Continuing Guaranty, dated as of April 19, 1996, provided by
            Doreen Chiu in favor of Sanwa Bank (1)
      10.12 Continuing Guaranty, dated as of April 19, 1996, provided by Frank
            Chiu in favor of Sanwa Bank (1)
      10.13 Continuing Guaranty, dated as of May 20, 1997, provided by Doreen
            Chiu in favor of Safeco Credit Company, Inc. (1)

     10.14  Continuing Guaranty, dated as of May 20, 1997, provided by Frank
            Chiu in favor of Safeco Credit Company, Inc. (1)
     10.15  Small Business Administration (SBA) Guaranty, dated August 6,
            1993, provided by Doreen Chiu and Frank Chiu in favor of West One
            Bank (1)
     10.16  Guaranty Agreement, dated September 1, 1994, provided by Doreen
            Chiu and Frank Chiu in favor of Great Western Leasing (1)
     10.17  Guaranty, dated January 13, 1994, provided by Doreen Chiu and
            Frank Chiu in favor of The CIT Group/Equipment Financing Inc. (1)
     10.18 Guaranty of Commercial Lease Agreement, dated December 20, 1994, provided by Doreen Chiu and Frank Chiu in favor of California Thrift
            & Loan (1)
     10.19 Contract No. MGK-SBB-A26602, dated September 5, 1997, awarded to the Company by Waste Management Federal Services of Hanford, Inc.
            (1)+
     10.20 Purchase Order No. MW6-SBV-357079, dated November 3, 1995, issued to the Company by Westinghouse Hanford Company (1)
     10.21  Contract No. DE-AC06-95RL13129, dated January 4, 1995, among the
            U.S. Department of Energy, as the procuring agency, the U.S.
            Small Business Administration, as contractor, and the Company, as subcontractor (1)
     10.22 Gasification Vitrification Chamber Purchase and License Agreement, dated August 1997, between the Company and Integrated Environmental
            Technologies LLC (1)+
     10.23  Purchase Agreement between the Company and Integrated
            Environmental Technologies LLC (1)
     10.24  Technology Transfer Purchase and Royalty Fee Agreement, dated
            September 30, 1997, between the Company and Regent Star Ltd. (1)+
     10.25 Technology Transfer and Purchase Agreement, dated June 28, 1997, between the Company and Pacific Trading Company (1)+
     10.26 Contract No. DACW05-98-C-0001, dated September 24, 1997, awarded to the Company by the U.S. Army Corps of Engineers, Sacramento
            District (1)
     10.27  Contract No. DAKF04-92-D-0007, dated February 8, 1991, among the
            Fort Irwin Directorate of Contracting, as the procuring agency, the U.S. Small Business Administration, as contractor, and the Company, as subcontractor (1)
     10.28 Promissory Note, dated December 31, 1997, provided by the Company to Doreen M. Chiu (1)
     10.29  1998 Stock Ownership Incentive Plan (1)
     10.30  Employee Stock Purchase Plan (1)
     10.31  1998 Non-Employee Directors Stock Option Plan (1)
     10.32  Letter of Credit Agreement, dated March 6, 1998, between the
            Company and Sanwa Bank of California (1)
     10.33  Continuing Guaranty, dated as of March 6, 1998, provided by Doreen
            Chiu in favor of Sanwa Bank California (1)
     10.34  Continuing Guaranty, dated as of March 6, 1998, provided by Frank
            Y. Chiu in favor of Sanwa Bank California (1)
     10.35 Indemnity Agreement, dated August 12, 1992, made and entered into by Doreen M. Chiu, Frank Y. Chiu, the Company and National Safety
            Consultants, Inc. in favor of ACSTAR Insurance Company (1)

     10.36  Continuing Agreement of Indemnity-Contractors' Form, dated March
            19, 1998, made and entered into by Doreen M. Chiu, Frank Y. Chiu and the Company for the benefit of Reliance Insurance Company, Untied
            Pacific Insurance Company, Reliance National Indemnity Company and
            Reliance Surety Company (1)
     10.37  Purchase Order, dated February 10, 1996, issued by the Company to
            ToxGon Corporation (1)+
     10.38  Amendment to Letter of Credit Agreement (3)
     10.39  Line of Credit Agreement (3)
     10.40  Amendment to Line of Credit Agreement (4)
     10.41  Term Loan Agreement - Sanwa Bank California (4)
     10.42  Catalytics L.L.C. Operating Agreement (4)
     10.43  Credit and Reimbursement Agreement, dated November 1, 1999, among
            ATG Inc., Sanwa Bank California and Keybank National Association (5)
     10.44  Loan Agreement, dated November 1, 1999, between Port of Benton
            Economic Development Corporation and ATG Inc. (5)
     10.45 Form of First Amendment to Credit and Reimbursement Agreement dated as of March 27, 2000 among ATG Inc., Sanwa Bank and Keybank
            National Association (7)
     10.46  Form of Forbearance and Consent Agreement to Credit and
            Reimbursement Agreement dated as of June 1, 2000 among ATG Inc.,
            Sanwa Bank and Keybank National Association (7)
     10.47  Form of Common Stock Purchase Agreement dated June 30, 2000 between ATG Inc. and each of the subscribers named therein (7)
     10.48  Form of Common Stock Placement Agreement dated as of June 30, 2000 between ATG Inc. and Taglich Brothers, Inc. (7)
     10.49 Form of Common Stock Purchase Warrant dated as of June 30, 2000 issued by ATG Inc. to Taglich Brothers, Inc. or designees of Taglich
            Brothers, Inc. (7)
     10.50  Form of Settlement, Waiver and General Release Agreement dated
            December 29, 2000 among ATG Inc. and Special Situations Fund III,
            L.P., Special Situations Cayman Fund, L.P. and Special Situations
            Private Equity Fund, L.P.
     21.1   List of Subsidiaries of Registrant (6)
     23.1 Consent of Miller & Holguin (included in its opinion filed as Exhibit 5.1 hereto)
     23.2   Consent of PricewaterhouseCoopers LLP

____________________________

(1) Incorporated by reference to exhibits filed with the Registrant's Registration Statement on Form S-1 (No. 333-46107) which became effective May 6, 1998.
(2) Incorporated by reference to exhibits filed with the Registrant's Form 8-K dated December 1, 1998
(3) Incorporated by reference to exhibits filed with the Registrant's Form 10-Q for the quarter ended June 30, 1998.

(4) Incorporated by reference to exhibits filed with the Registrant's Form 10-K for the year ended December 31, 1998.
(5) Incorporated by reference to exhibits filed with the Registrant's Form 8-K dated February 22, 2000.
(6) Incorporated by reference to exhibits filed with the Registrant's Form 10-K for the year ended December 31, 1999.
(7) Incorporated by reference to exhibits filed with the Registrant's Form 10-Q for the quarter ended June 30, 2000.

(8) Incorporated by reference to exhibits filed with the Registrant's Amendment No. 1 to Registration Statement on Form S-1 (No. 333-46248) filed on October 10, 2000.

+ Certain portions of this agreement have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for an order granting confidential treatment pursuant to Rule 406 of the General Rules and Regulations under the Securities Act.